Exhibit 10.1

REVOLVING CREDIT
AND
SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION,
as Agent

THE LENDERS PARTY HERETO

with

BUILD-A-BEAR WORKSHOP, INC.,

as Borrowing Agent

for

THE BORROWERS NAMED HEREIN

THE GUARANTORS NAMED HEREIN

August 25, 2020

i

	3.8.	Alternate Rate of Interest	79
	3.9.	Capital Adequacy	83
	3.10.	Taxes	84
	3.11.	Replacement of Lenders	87

IV.	COLLATERAL: GENERAL TERMS		87

	4.1.	Security Interest in the Collateral	87
	4.2.	Perfection of Security Interest	88
	4.3.	Preservation of Collateral	88
	4.4.	Ownership and Location of Collateral	89
	4.5.	Defense of Agent’s and Lenders’ Interests	89
	4.6.	Inspection of Premises; Physical Inventories	90
	4.7.	Appraisals	91
	4.8.	Receivables; Credit Card Receivables; Deposit Accounts and Securities Accounts	91
	4.9.	Inventory	96
	4.10.	Maintenance of Equipment	96
	4.11.	Exculpation of Liability	96
	4.12.	Financing Statements	96

V.	REPRESENTATIONS AND WARRANTIES		97

	5.1.	Authority	97
	5.2.	Formation and Qualification	97
	5.3.	Survival of Representations and Warranties	97
	5.4.	Tax Returns	98
	5.5.	Financial Statements	98
	5.6.	Entity Names	99
	5.7.	OSHA; Environmental Compliance; Flood Insurance	99
	5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	100
	5.9.	Patents, Trademarks, Copyrights and Licenses	102
	5.10.	Licenses and Permits	102
	5.11.	Default of Indebtedness	102
	5.12.	No Default	102
	5.13.	No Burdensome Restrictions	102
	5.14.	No Labor Disputes	103
	5.15.	Margin Regulations	103
	5.16.	Investment Company Act	103
	5.17.	Disclosure	103
	5.18.	[Reserved]	103
	5.19.	Swaps	103
	5.20.	Business and Property of Borrowers and Guarantors	103
	5.21.	Ineligible Securities	104
	5.22.	[Reserved]	104
	5.23.	Equity Interests	104
	5.24.	Commercial Tort Claims	104
	5.25.	Letter of Credit Rights	104

	5.26.	Material Contracts	104
	5.27.	Insurance	104
	5.28.	Perfection of Agent’s Liens	105
	5.29.	Brokers	105
	5.30.	Customer and Trade Relations	105
	5.31.	Casualty	106
	5.32.	[Reserved]	106
	5.33.	Senior Debt Status	106
	5.34.	EEA Financial Institution	106

VI.	AFFIRMATIVE COVENANTS		106

	6.1.	Compliance with Laws	106
	6.2.	Conduct of Business and Maintenance of Existence and Assets	106
	6.3.	Book and Records; Accountants	106
	6.4.	Payment of Obligations	107
	6.5.	Financial Covenant	107
	6.6.	Insurance	108
	6.7.	Payment of Indebtedness and Leasehold Obligations	109
	6.8.	Environmental Matters	109
	6.9.	Standards of Financial Statments	110
	6.10.	[Reserved]	110
	6.11.	Execution of Supplemental Instruments	110
	6.12.	Government Receivables	110
	6.13.	Materials Contacts	110
	6.14.	Keepwell	111
	6.15.	Certificate of Beneficial Ownership and Other Additional Information	111

VII.	NEGATIVE COVENANTS		111

	7.1.	Merger, Consolidation, Acquisition and Sale of Assets	111
	7.2.	Creation of Liens	113
	7.3.	Guarantees	113
	7.4.	Investments	113
	7.5.	Loans	113
	7.6.	[Reserved]	113
	7.7.	Dividends	113
	7.8.	Indebtedness	113
	7.9.	Nature of Business	113
	7.10.	Transactions with Affiliates	114
	7.11.	Hedge Arrangements	114
	7.12.	Subsidiaries	114
	7.13.	Fiscal Year and Accounting Changes	115
	7.14	Pledge of Credit	115
	7.15.	Amendment of Organizational Documents	115
	7.16.	Compliance with ERISA	115
	7.17.	Prepayment of Indebtedness	116
	7.18.	[Reserved]	116
	7.19.	Other Agreements	116

	7.20.	Membership / Partnership Interests	116
	7.21.	Burdensome Agreements	116
	7.22.	Issuance of Equity Interests	116

VIII.	CONDITIONS PRECEDENT		116

	8.1.	Conditions to Initial Advances	116
	8.2.	Conditions to Each Advance	120

IX.	INFORMATION AS TO BORROWERS AND GUARANTORS		121

	9.1.	Disclosure of Material Matters	121
	9.2.	Schedules	121
	9.3.	Environmental Reports	122
	9.4.	Litigation	122
	9.5.	Material Occurrences	123
	9.6.	Government Receivables	123
	9.7.	Annual Financial Statements	123
	9.8.	Quarterly Financial Statements	123
	9.9.	Monthly Financial Statements	124
	9.10.	Other Reports	124
	9.11.	Additional Information	124
	9.12.	Projected Operating Budget	124
	9.13.	Variances From Operating	125
	9.14.	Notice of Suits, Adverse Events	125
	9.15.	ERISA Notices and Requests	125
	9.16.	Material Contracts	126
	9.17.	Additional Documents	126
	9.18.	Updates to Certain Schedules	126
	9.19.	Financial Disclosure	126

X.	EVENTS OF DEFAULT		127

	10.1.	Nonpayment	127
	10.2.	Breach of Representation	127
	10.3.	Financial Information	127
	10.4.	Judicial Actions	127
	10.5.	Noncompliance	127
	10.6.	Judgments	128
	10.7.	Bankruptcy	128
	10.8.	[Reserved]	128
	10.9.	Lien Priority	128
	10.10.	Cross Default	128
	10.11.	Breach of Guaranty or Pledge Agreement	129
	10.12.	Change of Control	129
	10.13.	Invalidity	129
	10.14.	Seizures	129
	10.15.	Cessation of Business	129
	10.16.	Pension Plans	129
	10.17.	Loss of Collateral	129

	10.18.	Indictment	130
	10.19.	Subordination Provisions	130
	10.20.	Formula Amount Modification Conditions	130

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		131

	11.1.	Rights and Remedies	131
	11.2.	Agent’s Discretion	133
	11.3.	Setoff	133
	11.4.	Rights and Remedies not Exclusive	133
	11.5.	Allocation of Payments After Event of Default	133

XII.	WAIVERS AND JUDICIAL PROCEEDINGS		135

	12.1.	Waiver of Notice	135
	12.2.	Delay	135
	12.3.	Jury Waiver	135

XIII.	EFFECTIVE DATE AND TERMINATION

	13.1.	Term	135
	13.2.	Termination	136

XIV.	REGARDING AGENT		136

	14.1.	Appointment	136
	14.2.	Nature of Duties	136
	14.3.	Lack of Reliance on Agent	137
	14.4.	Resignation of Agent; Successor Agent	137
	14.5.	Certain Rights of Agent	138
	14.6.	Reliance	138
	14.7.	Notice of Default	138
	14.8.	Indemnification	139
	14.9.	Agent in its Individual Capacity	139
	14.10.	Delivery of Documents	139
	14.11.	Borrowers’ and Guarantors’ Undertaking to Agent	139
	14.12.	No Reliance on Agent’s Customer Identification Program	139
	14.13.	Other Agreements	140

XV.	BORROWING AGENCY		140

	15.1.	Borrowing Agency Provisions	140
	15.2.	Waiver of Subrogation	141

XVI.	MISCELLANEOUS		141

	16.1.	Governing Law	141
	16.2.	Entire Understanding	142
	16.3.	Successors and Assigns; Participations; New Lenders	145
	16.4.	Application of Payments	148
	16.5.	Indemnity	148
	16.6.	Notice	150
	16.7.	Survival	151

v

16.8.	Severability	151
16.9.	Expenses	152
16.10.	Injunctive Relief	152
16.11.	Consequential Damages	152
16.12.	Captions	152
16.13.	Counterparts; Electronic Signatures	152
16.14.	Construction	152
16.15.	Confidentiality; Sharing Information	152
16.16.	Publicity	154
16.17.	Certifications From Banks and Participants; USA PATRIOT Act	154
16.18.	Anti-Terrorism Laws; Anti-Money Laundering Laws; Anti-Corruption Laws	156
16.19.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	156

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 2.1(c)	Revolving Credit Note
Exhibit 2.4(a)	Swing Loan Note
Exhibit 5.5(b)	Financial Projections
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.1(a)	Borrowers
Schedule 1.1(b)	Guarantors
Schedule 1.1(c)	Lenders and Commitments
Schedule 1.2	Permitted Encumbrances
Schedule 4.4	Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property
Schedule 4.8(j)(i)	Deposit and Investment Accounts
Schedule 4.8(j)(ii)	Credit Card Arrangements
Schedule 5.1	Consents
Schedule 5.2(a)	Jurisdictions of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)(i)	Litigation
Schedule 5.8(b)(ii)	Indebtedness
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.23	Equity Interests
Schedule 5.24	Commercial Tort Claims
Schedule 5.25	Letter of Credit Rights
Schedule 5.26	Material Contracts
Schedule 5.27	Insurance
Schedule 7.3	Guarantees
Schedule 7.4	Existing Permitted Investments
Schedule 7.10	Existing Affiliate Transactions

REVOLVING CREDIT AND SECURITY AGREEMENT

Revolving Credit and Security Agreement dated as of August 25, 2020 among (i) BUILD-A-BEAR WORKSHOP, INC., a Delaware corporation (as further defined herein, “Borrowing Agent”), (ii) the Persons named on Schedule 1.1(a) hereto (together with each Person joined hereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), (iii) the Persons named on Schedule 1.1(b) hereto (together with each Person joined hereto as a guarantor from time to time, as further defined herein, collectively, the “Guarantors”, and each a “Guarantor”), (iv) the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”), and (v) PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Guarantors, Lenders and Agent hereby agree as follows:

I.            DEFINITIONS.

1.1.     Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP; provided, however that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrowers and Guarantors for the Fiscal Year ended February 1, 2020. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Agent, Lenders, Borrowers, and Guarantors shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders, Borrowers, and Guarantors after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Borrowers and Guarantors shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Borrowers and Guarantors both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.

1.2.     General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accelerated Borrowing Base Delivery Event” shall mean either (a) that a Default or Event of Default has occurred and is continuing, or (b) Undrawn Availability at any time is less than or equal to the greater of (i) seventeen and one-half percent (17.5%) of the Revolving Loan Cap, and (ii) the sum of $4,375,000 plus seventeen and one-half percent (17.5%) of any increase to the Maximum Revolving Advance Amount pursuant to Section 2.24. For purposes hereof, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing (i) so long as such Default or Event of Default has not been waived, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises pursuant to clause (a) in the immediately preceding sentence, until the passage of sixty (60) consecutive days during which Undrawn Availability has exceeded the requisite amount at all times during such period, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes hereof; provided that an Accelerated Borrowing Base Delivery Event shall be deemed continuing (even if no Default or Event of Default is continuing any longer and/or Undrawn Availability exceeds the requisite amount for sixty (60) consecutive days) at all times after an Accelerated Borrowing Base Delivery Event has occurred and been discontinued on two (2) occasions in any Fiscal Year or five (5) occasions after the Closing Date. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by Agent.

“Adjustment Date” shall mean the first day of each Fiscal Quarter, commencing on May 1, 2021.

“Advances” shall mean and include the Revolving Advances (including, without limitation, Swing Loans and the Maximum Undrawn Amount of all outstanding Letters of Credit).

“Advance Rates” means, collectively, the Initial Advance Rates and the Modified Advance Rates.

“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote twenty-five percent (25%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful, and (d) one percent (1.0%). Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Alternate Source” shall have the meaning set forth in the definition of Overnight Bank Funding Rate.

“Anti-Corruption Laws” shall mean the FCPA, the U.K. Bribery Act of 2010, the Corruption of Foreign Public Officials Act (Canada), Freezing Assets of Corrupt Foreign Officials Act (Canada), all as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Borrower or Guarantor, or any Subsidiary or other Affiliate of any of the foregoing, is located or is doing business.

“Anti-Money Laundering Laws” shall mean the applicable laws or regulations in any jurisdiction in which any Borrower or Guarantor, or any Subsidiary or other Affiliate of any of the foregoing, is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time, and including, without limitation, Anti-Corruption Laws and Anti-Money Laundering Laws.

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, all provisions of all applicable state, federal, territorial, provincial and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean, in the case of Revolving Advances (including Swing Loans) and Letter of Credit Fees:

(i)      from and after the Closing Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid below; and

(ii)     from and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin determined from the following pricing grid based upon the Average Undrawn Availability for the most recent Fiscal Quarter ended immediately preceding such Adjustment Date.

Level	Average Undrawn Availability	Domestic Rate Loan Margin	LIBOR Rate Loan Margin
I	Greater than or equal to 50% of Revolving Loan Cap	2.00%	3.00%
II	Less than 50% of Revolving Loan Cap	2.25%	3.25%

If Borrowers shall fail to deliver the Borrowing Base Certificates and/or other information required under Section 9.2 by the dates required pursuant to such section, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such Borrowing Base Certificates and/or other information, at which time the Applicable Margin will be adjusted based upon the Average Undrawn Availability reflected in such statements. Notwithstanding anything to the contrary contained herein, no downward adjustment in any Applicable Margin shall be made on any Adjustment Date on which any Event of Default shall have occurred and be continuing. Notwithstanding anything to the contrary contained herein, immediately and automatically upon the occurrence of any Event of Default, each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement, at which time the Applicable Margin will be adjusted based upon the Average Undrawn Availability reflected on the most recently delivered Borrowing Base Certificate delivered by Borrowers to Agent pursuant to Section 9.2. Any increase in interest rates and/or other fees payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or other fees resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Sections 9.7, 9.8 or 9.9 hereof) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof or the default fee rate provisions of Section 3.2 hereof.

If, as a result of any restatement of, or other adjustment to, the Borrowing Base Certificate or for any other reason, Agent determines that (a) Average Undrawn Availability as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of Average Undrawn Availability for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of Average Undrawn Availability would have resulted in a higher Applicable Margin and/or fees (as applicable) for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances and/or the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of Average Undrawn Availability would have resulted in a lower interest rate and/or fees (as applicable) for such period, then the interest accrued on the applicable outstanding Advances and the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to remain unchanged, and Agent and Lenders shall have no obligation to repay interest or fees to Borrowers; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of Average Undrawn Availability would have resulted in a higher interest rate and/or fees (as applicable) for one or more periods and a lower interest rate and/or fees (as applicable) for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods.

“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.

“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, the Credit Management Module of PNC’s PINACLE® system, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

“Authorized Officer” shall mean, with respect to any Borrower or Guarantor, the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Controller, General Counsel or Secretary of such Person or such other individuals, designated by written notice to Agent from Borrowing Agent, authorized to execute notices, reports and other documents on behalf of Borrowers or Guarantors required hereunder. Borrowing Agent may amend such list of individuals from time to time by giving written notice of such amendment to Agent.

“Average Undrawn Availability” shall mean, as of any date of determination, the average daily Undrawn Availability for the immediately preceding Fiscal Quarter.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers in the United States of America and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Beneficial Owner” shall mean, for each Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns twenty-five percent (25%) or more of such Borrower’s Equity Interests; and (b) without limiting the provisions of clause (a) above, a “beneficial owner” within the meaning of Rule 13d-3 under the Exchange Act.

“Benefited Lender” shall have the meaning set forth in Section 2.6(e) hereof.

“Blocked Account Bank” shall have the meaning set forth in Section 4.8(h) hereof.

“Blocked Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers and Guarantors on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of Borrowers, Guarantors, and their respective Subsidiaries.

“Borrowers’ Account” shall have the meaning set forth in Section 2.10 hereof.

“Borrowing Agent” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 hereto duly executed by an Authorized Officer of the Borrowing Agent and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market, and if such day is applicable to any Canadian Loan Party, such day must also be a day that the Canadian chartered banks are open for business in Toronto, Ontario, Canada.

“Canadian DB Plan” shall mean a “registered pension plan” which contains a “defined benefit provision”, as those terms are defined in the Tax Act.

“Canadian Loan Parties” shall mean, collectively, the following Guarantors: (i) Build-A-Bear Workshop Canada, Ltd., a corporation formed under the laws of the Province of New Brunswick, and (ii) each other Person that becomes a Canadian Loan Party in accordance with Section 7.12 hereof. “Canadian Loan Party” shall mean any one of the foregoing Persons.

“Canadian Pension Laws” shall mean the Applicable Laws applying to Canadian Pension Plans, including, but not limited to, the Pension Benefits Standards Act, 1985 (Canada), any similar applicable provincial or territorial statute and the applicable provisions of the Tax Act.

“Canadian Pension Plan” shall mean each “registered pension plan”, as that term is defined in the Tax Act, that is maintained or contributed to by a Canadian Loan Party or any of its Subsidiaries for its employees or former employees excluding the Canada Pension Plan or the Québec Pension Plan as maintained by the Government of Canada or the Province of Québec, respectively.

“Canadian Pension Plan Termination Event” shall mean, to the extent that any of the following could reasonably be expected to have a Material Adverse Effect, (a) the failure by any Canadian Loan Party or any Subsidiary thereof, to make any contribution or premium payment required to be made to a Canadian Pension Plan in a timely manner in accordance with the terms of the applicable Canadian Pension Plan and all applicable Canadian Pension Laws, (b) the withdrawal by any Canadian Loan Party or any Subsidiary thereof as a participating employer under any Canadian Pension Plan, (c) the voluntary wind up or termination, in whole or in part, or the taking of any action for the purposes of effecting the foregoing, in respect of any Canadian Pension Plan, (d) the institution of proceedings by a pension regulator which has jurisdiction over a Canadian Pension Plan to wind up or terminate the Canadian Pension Plan in whole or in part, or (e) the occurrence of any event or condition which could reasonably be expected to result in the institution of proceedings by the applicable pension regulator to wind up or terminate a Canadian Pension Plan, in whole or in part.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures. Capital Expenditures shall include the total principal portion of Capitalized Lease Obligations.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower or Guarantor represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Dominion Event” shall mean either (a) that a Default or Event of Default has occurred and is continuing, or (b) Undrawn Availability at any time is less than the greater of (i) fifteen percent (15%) of the Revolving Loan Cap, and (ii) the sum of $3,750,000 plus fifteen percent (15%) of any increase to the Maximum Revolving Advance Amount pursuant to Section 2.24. The occurrence of a Cash Dominion Event shall be deemed continuing (x) so long as such Default or Event of Default has not been waived, and/or (y) if the Cash Dominion Event arises pursuant to clause (b) in the immediately preceding sentence, until the passage of sixty (60) consecutive days during which Undrawn Availability has exceeded the requisite amount at all times during such period, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided, that a Cash Dominion Event shall be deemed continuing (even if no Default or Event of Default is continuing any longer and/or Undrawn Availability exceeds the requisite amount for sixty (60) consecutive days) at all times after a Cash Dominion Event has occurred and been discontinued on two (2) occasions in any Fiscal Year or five (5) occasions after the Closing Date. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides, or arranges for the provision of pursuant to any indemnity or other form of credit support, any of the following products or services to any Borrower or Guarantor: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, blocked accounts, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of any Borrower or Guarantor to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations hereunder, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Certificate of Beneficial Ownership” shall mean, for each Borrower, a certificate in form and substance acceptable to Agent (as amended or modified by Agent from time to time in its discretion), certifying, among other things, the Beneficial Owner of such Borrower.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Body to the extent applicable to any Loan Party or any Subsidiary thereof; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean:

(a) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of twenty-five percent (25%) or more of the voting Equity Interests of Borrowing Agent; (b) the occurrence of any event (whether in one or more transactions) which results in Borrowing Agent failing to have, directly or indirectly, control of any other Borrower or Guarantor; or (c) any merger, consolidation or sale of substantially all of the property or assets of any Borrower or Guarantor except pursuant to a transaction permitted hereunder. For purposes of this definition, “control of any other Borrower or Guarantor” shall mean the power, direct or indirect (x) to vote more than fifty percent (50%) of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of any Borrower or Guarantor or (y) to direct or cause the direction of the management and policies of any Borrower or Guarantor by contract or otherwise.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any applicable similar Governmental Body in Canada, environmental agency or superfund), upon the Collateral, any Borrower, any Guarantor, or any Affiliate of any of the foregoing.

“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.

“Closing Date” shall mean the first date all the conditions precedent in Section 8.1 are satisfied or waived in accordance with Section 16.2(b).

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Borrower and each Guarantor in all of the following property and assets of such Borrower or Guarantor, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a)     all Receivables and all supporting obligations relating thereto;

(b)     all equipment and fixtures;

(c)     all intangibles, general intangibles (including all payment intangibles (including all Credit Card Receivables) and all software) and all supporting obligations related thereto;

(d)     all Inventory;

(e)     all Intellectual Property;

(f)     all Subsidiary Stock, securities, investment property, and financial assets;

(g)     all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising, and including the commercial tort claims described on Schedule 5.25 hereto); documents and documents of title (including all warehouse receipts and bills of lading), deposit accounts, securities accounts, goods, instruments (including promissory notes), letters of credit and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(h)     all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or Guarantor or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (g) of this definition; and

(i)     all proceeds and products of the property described in clauses (a) through (h) of this definition, in whatever form. It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Borrower or Guarantor for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against Borrowers or Guarantors, would be sufficient to create a perfected Lien in any property or assets that such Borrower or Guarantor may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

Notwithstanding the foregoing, Collateral shall not include any Excluded Property.

“Collateral Evaluation Fees and Costs” shall have the meaning set forth in Section 3.4(a) hereof.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(a) hereto to be signed by an Authorized Officer of Borrowing Agent.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s or any Guarantor’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement and the Other Documents, including any Consents required under all applicable federal, state, territorial, provincial or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Borrower or any Canadian Loan Party that is in the possession of any such Person or any another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Controlled Group” shall mean, at any time, each Borrower, each Guarantor, and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower or Guarantor, are treated as a single employer under Section 414 of the Code.

“Covered Entity” shall mean (a) each Borrower, each Guarantor, each Subsidiary of any Borrower or Guarantor, (b) each director, officer, employee, agent or Affiliate of such Borrower, Guarantor, or Subsidiary, and (c) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, twenty-five percent (25%) or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Card Advance Rate” shall have the meaning set forth in Section 2.1 hereof.

“Credit Card Issuer” shall mean any Person (other than a Borrower or Guarantor) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche, PayPal, and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by Agent; provided that, as of the Closing Date, there are no Credit Card Issuers in existence.

“Credit Card Notifications” shall have the meaning set forth in Section 4.8(d) hereof.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s or any Guarantor’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” shall mean each “payment intangible” (as defined in Article 9 of the Uniform Commercial Code) and “account” (as defined in the PPSA) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Borrower or a Canadian Loan Party resulting from charges by a customer of a Borrower or a Canadian Loan Party on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a Borrower or a Canadian Loan Party, or services performed by a Borrower, a Canadian Loan Party or another Guarantor, in each case in the Ordinary Course of Business.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower or any Canadian Loan Party, pursuant to which such Borrower or such Canadian Loan Party are to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.13(b) hereof.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum equal to the greater of (a) 1.00%, or (b) the rate determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.

“Debt Payments” shall mean for any period, in each case, all cash actually expended by any Borrower or any Guarantor to make: (a) interest payments on any Advances hereunder, plus (b) payments for all fees, commissions and charges set forth herein, plus (c) payments on Capitalized Lease Obligations, plus (d) payments with respect to any other Indebtedness for borrowed money.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowers or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Event, or (ii) become the subject of a Bail-in Action; or (e) has failed at any time to comply with the provisions of Section 2.6(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Deferred Rent Reserve” shall mean reserves as Agent from time to time determines in its Permitted Discretion as being appropriate to reflect deferred rent amounts due by Borrowers and Guarantors to landlords, with respect to which amounts no formal written agreement has been entered into between the applicable Borrower or Guarantor and such landlords.

“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 16.2(d) hereof.

“Disqualified Equity Interest” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests. The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Borrowing Agent and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests or portion thereof, plus accrued dividends.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.

“EBITDA” shall mean for any period with respect to a Person, the sum of (a) net income (or loss) for such period (excluding extraordinary gains and losses), plus (b) all interest expense for such period, plus (c) all charges against income for such period for federal, state, territorial, provincial and local taxes, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligibility Date” shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Credit Card Receivables” shall mean at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination, as determined by Agent in its Permitted Discretion: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Borrower or a Canadian Loan Party from a Credit Card Issuer or Credit Card Processor, and in each case originated in the Ordinary Course of Business of such Borrower or Canadian Loan Party, and (ii) in each case is acceptable to Agent in its Permitted Discretion, and is not ineligible for inclusion in the calculation of the Formula Amount pursuant to any of clauses (a) through (i) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, such Credit Card Receivable shall indicate no Person other than a Borrower or a Canadian Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower or a Canadian Loan Party may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the applicable Borrower or Canadian Loan Party to reduce the amount of such Credit Card Receivable. Except as otherwise agreed by Agent, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a)     Credit Card Receivables which do not constitute a “payment intangible” (as defined in the Uniform Commercial Code) or “account” (as defined in the PPSA);

(b)     Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c)     Credit Card Receivables (i) that are not subject to a perfected first-priority security interest in favor of Agent (subject to Permitted Encumbrances that are Priority Payables by operation of Applicable Law and which are not due and owing), or (ii) with respect to which a Borrower or a Canadian Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (x) Liens granted to Agent pursuant to this Agreement and the Other Documents and (y) other Permitted Encumbrances);

(d)     Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such dispute, recourse, claim, counterclaim, offset or chargeback);

(e)     Credit Card Receivables as to which the Credit Card Issuer or Credit Card Processor has the right under certain circumstances to require a Borrower or a Guarantor to repurchase the Credit Card Receivables from such Credit Card Issuer or Credit Card Processor;

(f)     Credit Card Receivables due from a Credit Card Issuer or Credit Card Processor which is the subject of any Insolvency Event;

(g)     Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(h)     Credit Card Receivables which do not conform to all representations, warranties or other provisions in this Agreement and the Other Documents relating to Credit Card Receivables; or

(i)     Credit Card Receivables which Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as Agent may determine.

“Eligible Customs Broker” shall mean a customs broker that has its principal assets and principal place of business in the United States or Canada and which is acceptable to Agent and with which Agent has entered into a customs broker agreement, in form and substance acceptable to Agent.

“Eligible Foreign In-Transit Inventory” shall mean raw materials and finished goods Inventory that would be Eligible Inventory but for the fact that it is Foreign In-Transit Inventory, but only if:

(a)      such Foreign In-Transit Inventory is the subject of a Negotiable Document that designates a Borrower or a Canadian Loan Party as the consignee and has been properly endorsed to Agent;

(b)     such Foreign In-Transit Inventory has been paid for by Borrowers or Canadian Loan Parties, or Agent has otherwise satisfied itself that a final sale of such Inventory to such Borrower or Canadian Loan Party has occurred and title has passed to a Borrower or a Canadian Loan Party;

(c)      Agent has received assurances satisfactory to it that all of the original Documents evidencing such Foreign In-Transit Inventory (all of which Documents shall be Negotiable Documents) have been issued by the applicable carrier and have been forwarded to an Eligible Customs Broker (and, if such Documents are not actually received by an Eligible Customs Broker within ten (10) days after the sending thereof, such Foreign In-Transit Inventory shall thereupon cease to be Eligible Foreign In-Transit Inventory), or, if required by Agent in the exercise of its Permitted Discretion, all of such original Documents are in the possession, in the United States or Canada, of Agent or an Eligible Customs Broker (as specified by Agent);

(d)      no default exists under any agreement in effect between the vendor of such Inventory and such Borrower or Canadian Loan Party that would permit such vendor under any Applicable Law (including the Uniform Commercial Code or the Sale of Goods Act (Canada)) to divert, reclaim, reroute, or stop shipment of such Inventory or repossess, reclaim or revendicate any such Inventory (including pursuant to the Bankruptcy and Insolvency Act (Canada));

(e)      such Foreign In-Transit Inventory is fully insured by marine cargo or other similar insurance, in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to Agent and in respect of which Agent has been named as lender loss payee; and

(f)      Agent has received an executed customs broker agreement (in form and substance acceptable to Agent) with respect to such Inventory from an Eligible Customs Broker (or Agent shall agree otherwise in its sole Permitted Discretion after establishing Reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its sole Permitted Discretion);

provided, that, Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible Foreign In-Transit Inventory” in the event Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit, revendication or any event has occurred or is reasonably anticipated by Agent to arise which may otherwise adversely impact the ability of Agent to realize upon such Inventory.

“Eligible Inventory” shall mean and include Inventory, excluding work in process, valued at the lower of cost or market value, determined on a weighted average basis, which is not, in Agent’s opinion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance that, except for such Permitted Encumbrances having priority by operation of Applicable Law, shall be junior to Agent’s lien). In addition, Inventory shall not be Eligible Inventory if it:

(a)      does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof;

(b)      is Foreign In-Transit Inventory or in-transit within the United States or a province or territory in Canada where Agent has a perfected Lien;

(c)      is located outside the continental United States or a province or territory in Canada where Agent has a perfected Lien or at a location that is not otherwise in compliance with this Agreement;

(d)      constitutes Consigned Inventory or is not of a type held for sale in the Ordinary Course of Business;

(e)     is the subject of an Intellectual Property Claim;

(f)      is subject to a License Agreement that limits, conditions or restricts the applicable Borrower’s, Canadian Loan Party’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or Agent shall agree otherwise in its Permitted Discretion after establishing Reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its Permitted Discretion);

(g)      is not located at a location that is owned or leased by a Borrower or a Canadian Loan Party, unless (x) such Borrower or Canadian Loan Party has furnished Agent with such documents, instruments and agreements that Agent may determine to be necessary to perfect its security interest in such Inventory, and (y) the owner, occupier or operator of such location has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its Permitted Discretion after establishing Reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its Permitted Discretion);

(h)     is located at a location leased by a Borrower or a Canadian Loan Party located within a third party retail store (a so-called “shop-in-shop”) or similar arrangement (including, without limitation, Walmart) or is otherwise in the possession or control of a third party (including, without limitation, Walmart), unless (x) such Borrower or Canadian Loan Party has furnished Agent with such documents, instruments and agreements that Agent may determine to be necessary to perfect its security interest in such Inventory, and (y) the owner, occupier or operator of such location has executed in favor of Agent a Lien Waiver Agreement (or in the case of locations within Walmart stores, the Walmart Tri-Party Agreement) (or Agent shall agree otherwise in its Permitted Discretion after establishing Reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its Permitted Discretion);

(i)     is located at a Specified Inventory Location that is leased or subject to a contract of storage by a Borrower or a Guarantor, unless the landlord or counterparty to the contract of storage of such location has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its sole Permitted Discretion after establishing Reserves against the Formula Amount with respect thereto as Agent shall deem appropriate in its sole Permitted Discretion);

(j)     consists of goods that are display or sample Inventory or have been returned by the buyer (other than returns that have been restocked and can be resold in the Ordinary Course of Business);

(k)     is not covered by insurance maintained by Borrowers or Canadian Loan Parties in accordance with the requirements of this Agreement; or

(l)     is Inventory as to which any of the representations or warranties pertaining to it set forth in this Agreement or any Other Document is materially untrue.

(m)     is the subject of a sale the result of which is a Receivable that is not an Eligible Receivable or Eligible Credit Card Receivable.

“Eligible Receivables” shall mean and include, each Receivable (but excluding, for the avoidance of doubt, Credit Card Receivables) of a Borrower or a Canadian Loan Party arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:

(a)     it arises out of a sale made by any Borrower or any Canadian Loan Party to an Affiliate of any Borrower or any Canadian Loan Party or to a Person controlled by an Affiliate of any Borrower or any Canadian Loan Party;

(b)     it is due or unpaid more than ninety (90) days after the original invoice date or sixty (60) days after the original due date;

(c)     twenty-five percent (25%) (or other percentage as determined by Agent in its Permitted Discretion) or more of the Receivables from the Customer under such Receivables are not deemed Eligible Receivables hereunder;

(d)     any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e)     an Insolvency Event shall have occurred with respect to such Customer;

(f)     the sale is to a Customer outside the continental United States of America or Canada;

(g)     the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h)     Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i)     the Customer is the United States of America or the federal government of Canada or any state, province or territory or any department, agency or instrumentality of any of them, unless the applicable Borrower or the applicable Canadian Loan Party assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.), the Financial Administration Act (Canada), R.S.C. 1985, C.F-11 or any similar applicable provincial or territorial statute or has otherwise complied with other applicable statutes or ordinances equivalent thereof, or has otherwise complied with any other applicable statutes or ordinances and such assignment is enforceable against such Customer;

(j)     the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower or the applicable Canadian Loan Party and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k)     the Receivables of the Customer exceed a credit limit determined by Agent, in its Permitted Discretion, to the extent such Receivable exceeds such limit;

(l)      the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason;

(m)    the applicable Borrower or the applicable Canadian Loan Party has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n)     any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o)     such Receivable is not payable to a Borrower or a Canadian Loan Party;

(p)     such Receivable is owing by a Customer that is a Sanctioned Person; or

(q)     such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its Permitted Discretion.

“Environmental Complaint” shall have the meaning set forth in Section 9.3(b) hereof.

“Environmental Laws” shall mean all federal, state, territorial, provincial and local environmental, land use, zoning, health, chemical use, safety and sanitation Laws relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, territorial, provincial, international and local governmental agencies and authorities with respect thereto.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or unlimited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.

“Equivalent Amount” shall mean, at any time with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by Agent at such time on the basis of its noon spot rate for the purchase of Dollars with such currency.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” shall mean (a) deposit accounts exclusively used for payroll, payroll taxes, withholding taxes, and other employee wage and benefit payments (including, without limitation, in respect of healthcare benefits) to or for any Borrower’s or Guarantor’s employees, and (b) deposit accounts exclusively used as trust or other fiduciary accounts.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” shall mean (i) any non-material lease, license, contract or agreement to which any Borrower or Guarantor is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (x) any Applicable Law, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless in each case, such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity); and (ii) any trademark applications consisting of intent-to-use trademark applications, for which the creation by a Borrower or Guarantor of a security interest therein is prohibited without the consent of a third party or by Applicable Law; provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as (i) in the case of the foregoing clause (i), the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above, and (ii) in the case of the foregoing clause (ii), a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted in the United States Patent and Trademark Office; provided, further that Excluded Property shall not include any proceeds of any such lease, license, contract or agreement or intent-to-use trademark application or any goodwill of Borrowers’ and Guarantors’ business associated with any of the foregoing or attributable to any of the foregoing. In addition, Excluded Property of any Canadian Loan Party shall include consumer goods (as defined in the PPSA) and the last day of the term of any lease or agreement for lease of real property unless and until Agent exercises any of its rights or remedies under this Agreement following an Event of Default, and, until such time, such last day shall be held by the applicable Canadian Loan Party in trust exclusively for Agent (for its own benefit and for the benefit of the other Secured Parties). Notwithstanding the foregoing, the term “Excluded Property” shall not include proceeds of any of the foregoing Excluded Property to the extent such proceeds would not otherwise constitute “Excluded Property” pursuant to the terms of this Agreement.

“Excluded Taxes” shall mean, with respect to Agent, any Lender, Participant, Swing Loan Lender, Issuer or any other recipient of any payment to be made by or on account of any Obligations (each, a “Payee”), (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office or applicable lending office is located or, in the case of any Lender, Participant, Swing Loan Lender or Issuer, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower or Guarantor is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.10(e), except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from Borrowers and Guarantors with respect to such withholding tax pursuant to Section 3.10(a), (d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in the FATCA after December 31, 2012, (e) any Taxes that are imposed under the Tax Act as a result of any Payee not dealing not dealing at arm's length (within the meaning of the Tax Act) with any Borrower or Guarantor, or (f) any Taxes that are imposed as a consequence of a Payee being at any time a "specified non-resident shareholder" (within the meaning of subsection 18(5) of the Tax Act) of any Borrower or Guarantor or at any time not dealing at arm's length (within the meaning of the Tax Act) with a “specified shareholder” (within the meaning of subsection 18(5) of the Tax Act) of any Borrower or Guarantor; provided that for the purposes hereof, none of Agent or any other Secured Party shall be deemed to be a specified shareholder or not dealing at arm’s length with any Borrower or Guarantor or any specified shareholder solely as a result of them becoming a party hereto or any Other Document, or receiving, or possessing, or enforcing, any security interest or Lien against any Collateral, including any Equity Interests.

“Extraordinary Receipt” shall mean any cash received by or paid to or for the account of any Person not in the Ordinary Course of Business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Facility Fee” shall have the meaning set forth in Section 3.3 hereof.

“Facility Fee Percentage” shall mean:

(i)     from and after the Closing Date until the first Adjustment Date, the percentage set forth in Level II of the grid below; and

(ii)    from and after the first Adjustment Date and on each Adjustment Date thereafter, the Facility Fee Percentage determined from the following grid based upon the Average Undrawn Availability for the most recent Fiscal Quarter ended immediately preceding such Adjustment Date.

Level	Average Undrawn Availability	Facility Fee Percentage
I	Greater than or equal to 50% of Revolving Loan Cap	0.50%
II	Less than 50% of Revolving Loan Cap	0.375%

If Borrowers shall fail to deliver the Borrowing Base Certificates and/or other information required under Section 9.2 by the dates required pursuant to such section, each Facility Fee Percentage shall be conclusively presumed to equal the highest Facility Fee Percentage specified in the table set forth above until the date of delivery of such Borrowing Base Certificates and/or other information, at which time the Facility Fee Percentage will be adjusted based upon the Average Undrawn Availability reflected in such statements. Notwithstanding anything to the contrary contained herein, no downward adjustment in any Facility Fee Percentage shall be made on any date on which any Event of Default shall have occurred and be continuing. Notwithstanding anything to the contrary contained herein, immediately and automatically upon the occurrence of any Event of Default, each Facility Fee Percentage shall increase to and equal the highest Facility Fee Percentage specified in the table set forth above and shall continue at such highest Facility Fee Percentage until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement, at which time the Facility Fee Percentage will be adjusted based upon the Average Undrawn Availability reflected on the most recently delivered Borrowing Base Certificate delivered by Borrowers to Agent pursuant to Section 9.2. Any increase in interest rates and/or other fees payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or other fees resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Sections 9.7, 9.8 or 9.9 hereof) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof or the default fee rate provisions of Section 3.2 hereof.

If, as a result of any restatement of, or other adjustment to, the Borrowing Base Certificate or for any other reason, Agent determines that (a) Average Undrawn Availability as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of Average Undrawn Availability for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of Average Undrawn Availability would have resulted in a higher Facility Fee Percentage and/or fees (as applicable) for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances and/or the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of Average Undrawn Availability would have resulted in a lower interest rate and/or fees (as applicable) for such period, then the interest accrued on the applicable outstanding Advances and the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to remain unchanged, and Agent and Lenders shall have no obligation to repay interest or fees to Borrowers; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of Average Undrawn Availability would have resulted in a higher interest rate and/or fees (as applicable) for one or more periods and a lower interest rate and/or fees (as applicable) for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof.

“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” shall mean, for any day, the greater of (a) 0.00%, or (b) the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) calculated by the Federal Reserve Bank of New York (or any successor), based on such day’s federal funds transactions by depositary institutions, as determined in such manner as such Federal Reserve Bank (or any successor) shall set forth on its public website from time to time, and as published on the next succeeding Business Day by such Federal Reserve Bank as the “Federal Funds Effective Rate”; provided, if such Federal Reserve Bank (or its successor) does not publish such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced; provided, further, that if the Federal Funds Effective Rate determined as provided above would be less than 1% per annum, such rate shall be deemed to be 1% per annum for purposes of this Agreement.

“Fee Letter” shall mean the fee letter dated as of the Closing Date by and among Borrowers and Agent.

“Fiscal Month” shall mean any fiscal month of any Fiscal Year, which month shall generally consist of either four (4) or five (5) weeks and shall end on the Saturday closest to the end of any calendar month in accordance with the fiscal accounting calendar of Borrowing Agent and its Subsidiaries.

“Fiscal Quarter” shall mean each quarterly accounting period of each Fiscal Year of Borrowing Agent and its Subsidiaries consisting of successive 13-week periods (each such 13 week period to begin on a Sunday and end on a Saturday); provided, that, for any 53-week Fiscal Year, the last Fiscal Quarter of such Fiscal Year shall consist of the successive 14-week period from and including the first day after the third Fiscal Quarter of such Fiscal Year through and including the last day of such Fiscal Year.

“Fiscal Year” shall mean the annual accounting period of Borrowing Agent and its Subsidiaries ending on the Saturday closest to the last day of January in each calendar year.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Borrower, Guarantor and/or any of their respective Subsidiaries.

“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.

“Foreign In-Transit Inventory” shall mean Inventory of a Borrower or a Canadian Loan Party that is in transit from a location outside the United States or Canada to any location within the United States or a province or territory in Canada where Agent has a perfected Lien of such Borrower or Canadian Loan Party or a Customer of such Borrower or Canadian Loan Party.

“Foreign Lender” shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which Borrowers are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Formula Amount” shall mean (i) from the Closing Date until the satisfaction of the Formula Amount Modification Conditions, the Initial Formula Amount, and (ii) from and after the satisfaction of the Formula Amount Modification Conditions, the Modified Formula Amount.

“Formula Amount Modification Conditions” shall mean, as of the date of determination, (i) no Default or Event of Default shall have then occurred and be continuing, (ii) Agent shall have received an Inventory appraisal (based on net orderly liquidation value) by a third party appraiser reasonably acceptable to Agent, the results of which are reasonably satisfactory to Agent, and (iii) Agent shall have received a written report regarding the results of a field examination of Borrowers and Guarantors, which shall be reasonably satisfactory to Agent. The Formula Amount Modification Conditions shall be satisfied by Borrowers and Guarantors not later than 90 days following the Closing Date (which date may be extended for up to an additional 90 days in Agent’s sole discretion).

“Franchise Receivable” shall mean an Account, together with all income, payments and proceeds thereof, owed by a franchisee or similar Person of a Borrower or Guarantor for royalties, goods sold and received and other amounts due to a Borrower or Guarantor under a franchise or similar arrangement.

“Freight and Duty Reserve” shall mean on any date, a reserve equal to Agent’s estimate of the costs and expenses associated with the importation of Foreign In-Transit Inventory as of such date, including an estimate for all customs broker fees then due or to become due with respect to Foreign In-Transit Inventory.

“GAAP” shall mean generally accepted accounting principles in the United States of America (and Canada in respect of the Canadian Loan Parties) in effect from time to time.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state, territory, province or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” or “Guarantors” shall have the meaning set forth in the preamble to this Agreement (including the Canadian Loan Parties in respect of the Obligations of Borrowers hereunder), shall include each other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations, and shall extend to all permitted successors and assigns of the foregoing Persons. As of the Closing Date, the Guarantors are Build-A-Bear Entertainment, LLC, a Missouri limited liability company, Build-A-Bear Workshop Franchise Holdings, Inc., a Delaware corporation, Build-A-Bear Card Services, LLC, a Virginia limited liability company, and Build-A-Bear Workshop Canada, Ltd., a corporation formed under the laws of New Brunswick, Canada.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent. Without limiting the foregoing, the term “Guaranty” shall include, without limitation, (i) that certain Guaranty dated as of the Closing Date by Guarantors in favor of Agent and the other Secured Parties, and (ii) that certain Guarantee dated as of the Closing Date by the Canadian Loan Parties in favor of Agent and the other Secured Parties.

“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.

“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state, territorial or provincial Law, and any other applicable Federal, state, territorial or provincial Laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Increasing Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness); (g) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) off-balance sheet liabilities and/or pension plan liabilities of such Person; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Information Certificates” shall mean, collectively, the information questionnaires and the responses thereto provided by each Borrower and each Guarantor and delivered to Agent.

“Initial Advance Rates” means, collectively, the Initial Inventory Advance Rate and the Credit Card Advance Rate.

“Initial Inventory Advance Rate” shall have the meaning set forth in Section 2.1 hereof.

“Initial Formula Amount” shall have the meaning set forth in Section 2.1(b) hereof

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Bankruptcy Code or any other Insolvency Laws), or regulatory restrictions, (b) has had a receiver, interim receiver, receiver and manager, conservator, trustee, administrator, custodian, monitor, liquidator, assignee for the benefit of creditors or similar Person charged with the reorganization, arrangement, restructuring, wind up or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Insolvency Laws” shall mean any of the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), any applicable governing corporate statute dealing with the compromise of creditor’s claims or arrangements, and any other Applicable Law relating to bankruptcy, insolvency, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, dissolution, liquidation, winding up, or other similar relief, of any jurisdiction, including the Canada Business Corporation Act (Canada) where such statute is used by a Person to propose an arrangement, and any Applicable Law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it, in each case as now and hereafter in effect, and any successors to such statutes or other Applicable Law.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, industrial design, assumed name or license or other right to use any of the foregoing under Applicable Law. For the avoidance of doubt, “Intellectual Property” shall include all “Intellectual Property” under and as defined in the Intellectual Property Security Agreement.

“Intellectual Property Claim” shall mean the assertion, by any means, by any Person of a claim that any Borrower’s or any Guarantor’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intellectual Property Security Agreement” shall mean that certain Intellectual Property Security Agreement, dated as of the Closing Date, by and among Borrowers, Guarantors and Agent, and any other intellectual property security agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.

“Intercompany Loans Payment Conditions” shall mean, at the time of determination with respect to any intercompany loan made by a Borrower or Guarantor to a Subsidiary that is not a Borrower or Guarantor, that (a) no Default or Event of Default then exists or would arise as a result of making such intercompany loan, (b) the Formula Amount Modification Conditions have been satisfied, (c) (i) the average pro forma Undrawn Availability for the sixty (60) consecutive day period immediately preceding the date of such intercompany loan, and (ii) the pro forma Undrawn Availability as of such date (after giving effect to such intercompany loan) and for the ninety (90) consecutive day period immediately succeeding such date, in each case shall be not less than twenty percent (20%) of the Revolving Loan Cap, and (d) Borrowers shall have delivered to Agent a certificate duly executed by an Authorized Officer of Borrowing Agent and attaching evidence of satisfaction of the conditions contained in clause (c) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to Agent.

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Interest Rate Hedge.

“Inventory” shall mean and include, as to each Borrower and Canadian Loan Party, all of such Borrower’s and Canadian Loan Party’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Borrower’s and Canadian Loan Party’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s and Canadian Loan Party’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.

“Issuer” shall mean (i) Agent in its capacity as the issuer of Letters of Credit under this Agreement or any successor issuer of Letters of Credit hereunder (which successor may only be a Lender having a Revolving Commitment selected by Agent in its discretion and agreed to by such Lender), and (ii) any other Lender having a Revolving Commitment selected by Agent in its discretion and agreed to by such Lender.

“Landlord Lien State” means such state(s) in which a landlord’s claim for rent may have priority over the Lien of Agent in any of the Collateral.

“Landlord Lien State Location” shall mean any Inventory location leased by any Borrower or any Canadian Loan Party, operated by a third party on behalf of any Borrower or Guarantor, and/or owned by any Borrower or Guarantor but subject to any mortgage or deed of trust in favor of a third party at which Inventory is located and which location is located in a Landlord Lien State.

“Large Inventory Location” shall mean any distribution center, warehouse storage facility, or other Inventory location leased by any Borrower or any Canadian Loan Party, operated by a third party on behalf of any Borrower or Guarantor, and/or owned by any Borrower or Guarantor but subject to any mortgage or deed of trust in favor of a third party at which Inventory is located and at which location Borrowers or Canadian Loan Parties have Inventory with a cost in excess of $250,000.

“Law(s)” shall mean any law(s) (including common law and equitable principles), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, code, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to Agent for the benefit of Lenders as security for the Obligations, “Lenders" shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender or any Affiliate of a Lender and for which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Borrower, Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations hereunder, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender or any Affiliate of a Lender and with respect to which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Borrower, Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations hereunder, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.

“Letter of Credit Sublimit” shall mean $5,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.11 hereof.

“LIBOR Alternate Source” shall have the meaning set forth in the definition of LIBOR Rate.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or (x) if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error), or (y) if the LIBOR Rate is unascertainable as set forth in Section 3.8.2, a comparable replacement rate determined in accordance with Section 3.8.2), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than 1% per annum, such rate shall be deemed to be 1% per annum for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Loan” shall mean any Advance that bears interest based on the LIBOR Rate.

“License Agreement” shall mean any agreement between any Borrower or Canadian Loan Party and a Licensor pursuant to which such Borrower or Canadian Loan Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower or Canadian Loan Party, or otherwise in connection with such Borrower’s or Canadian Loan Party’s business operations.

“Licensor” shall mean any Person from whom any Borrower or Canadian Loan Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s or Canadian Loan Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s or Canadian Loan Party’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and substance reasonably satisfactory to Agent, by which Agent is given the unqualified right, vis-á-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Borrower’s or Canadian Loan Party’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s or Canadian Loan Party’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, adverse claim or right/deemed trust (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code, any applicable PPSA or other comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time, or who is in possession, custody, or control of any Collateral from time to time, in each case in form and substance reasonably satisfactory to Agent.

“Liquidation” shall mean the exercise by Agent of those rights and remedies accorded to Agent under this Agreement, the Other Documents and applicable Law as a creditor of Borrowers and Guarantors with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by Borrowers and Guarantors acting with the consent of Agent, of any public, private or “going out of business”, “store closing”, or other similarly themed sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“LLC Division” shall mean, in the event a Borrower or Guarantor is a limited liability company, (a) the division of any such Borrower or Guarantor into two or more newly formed limited liability companies (whether or not such Borrower or Guarantor is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Body that results or may result in, any such division.

“Local Store Account” shall have the meaning set forth in Section 4.8(l)(ii) hereof.

“Margin Stock” shall have the meaning set forth for such term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Change” means any event which has or could reasonably expected to have a Material Adverse Effect; provided that solely with respect to clause (a) of the definition of “Material Adverse Effect”, any change in or effect upon the operations, business or financial condition of Borrowers and Guarantors, taken as a whole, substantially and directly relating to the impacts of the COVID-19 pandemic shall not be considered to be a Material Adverse Effect during the period from and including the Closing Date through and including January 30, 2021 to the extent such impacts do not disproportionately impact Borrowers and Guarantors, taken as a whole, relative to other similarly situated companies in the same industry as Borrowers that are operating in the United States. For the avoidance of doubt, clauses (b), (c) and (d) of the definition of Material Adverse Effect shall not be qualified in any way by the impacts of the COVID-19 pandemic for purposes of such definition.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of any Borrower or any Guarantor, (b) any Borrower’s or Guarantor’s ability to duly and punctually pay or perform the Obligations in accordance with the terms of this Agreement and the Other Documents, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Borrower or Guarantor, which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.

“Material Intellectual Property” shall mean Intellectual Property material to the business or operations of any Borrower or Guarantor.

“Maximum Revolving Advance Amount” shall mean $25,000,000 plus any increases in accordance with Section 2.24.

“Maximum Swing Loan Advance Amount” shall mean $5,000,000.

“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Advance Rates” shall mean, collectively, the Modified Inventory Advance Rates, the Credit Card Advance Rate and the Receivables Advance Rate.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Modified Formula Amount” shall have the meaning set forth in Section 2.1(b) hereof

“Modified Inventory Advance Rates” shall mean, collectively, the Modified Inventory Cost Advance Rate and the Modified Inventory NOLV Advance Rate.

“Modified Inventory Cost Advance Rate” shall have the meaning set forth in Section 2.1 hereof.

“Modified Inventory NOLV Advance Rate” shall have the meaning set forth in Section 2.1 hereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Borrower, any Guarantor, or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Borrower, any Guarantor, or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Negative Pledge Agreement” shall mean that certain Negative Pledge Agreement, dated as of the Closing Date, by Borrowers and Guarantors in favor of Agent.

“Negotiable Document” shall mean a Document that is “negotiable” within the meaning of Article 7 of the Uniform Commercial Code.

“New Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“Non-Defaulting Lender” shall mean, at any time, any Lender holding a Revolving Commitment that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Note” shall mean, collectively, the Revolving Credit Note and the Swing Loan Note.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Borrower or Guarantor or any Subsidiary of any Borrower or any Guarantor under this Agreement or any Other Document (and any amendments, extensions, renewals or increases thereto), to Issuer, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, Swing Loan Lender, any Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Borrower or Guarantor and any indemnification obligations payable by any Borrower or Guarantor arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding (including any Insolvency Event) relating to any Borrower or Guarantor, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise including all reasonable and documented costs and expenses of Agent, Issuer, Swing Loan Lender and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower or Guarantor to Agent, Issuer, Swing Loan Lender or Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Ordinary Course of Business” shall mean, with respect to any Borrower or Guarantor, the ordinary course of such Borrower’s or Guarantor’s business as conducted on the Closing Date and reasonable extensions thereof.

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Other Documents” shall mean the Note, the Information Certificates, the Fee Letter, any Guaranty, any general security agreement delivered by the Canadian Loan Parties, any Intellectual Property Security Agreement, any Pledge Agreement, the Credit Card Notifications, the Lien Waiver Agreements, any customs broker agreement, any Lender-Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge, any Cash Management Products and Services, the Negative Pledge Agreement, the Certificates of Beneficial Ownership, the Post-Closing Letter, any deposit account control or blocked account agreements and securities account control agreements, and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, certificates, acknowledgments, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e) hereof.

“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to any Borrower or Guarantor.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, fifty percent (50%) or more of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.

“Participant” shall have the meaning set forth in Section 16.3(b) hereof.

“Participant Register” shall have the meaning set forth in Section 16.3(b) hereof.

“Participation Advance” shall have the meaning set forth in Section 2.14(d) hereof.

“Participation Commitment” shall mean the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.22(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.14(a) hereof.

“Payment Conditions” shall mean, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, (b) the Formula Amount Modification Conditions have been satisfied, (c) (i) the average pro forma Undrawn Availability for the sixty (60) consecutive day period immediately preceding the date of such transaction or payment, and (ii) the pro forma Undrawn Availability as of such date (after giving effect to such transaction or payment) and for the ninety (90) consecutive day period immediately succeeding such date, in each case shall be not less than thirty percent (30%) of the Revolving Loan Cap, and (d) Borrowers shall have delivered to Agent a certificate duly executed by an Authorized Officer of Borrowing Agent and attaching evidence of satisfaction of the conditions contained in clause (c) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to Agent.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by any Borrower, any Guarantor, or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by a Borrower, any Guarantor, or any entity which was at such time a member of the Controlled Group.

“Permitted Acquisitions” shall mean acquisitions of the assets or Equity Interests of another Person (the “target”) so long as:

(a)      with respect to the acquisition of Equity Interests, such target shall (i) have a positive EBITDA, calculated in accordance with GAAP immediately prior to such acquisition, (ii) be added as a Borrower or as a Guarantor to this Agreement and be jointly and severally liable for all Obligations, and (iii) grant to Agent a first priority lien in all assets of such target (to the extent of the type constituting Collateral) and in the Equity Interests of such target, in each case pursuant to documentation satisfactory to Agent;

(b)      the target or property is used or useful in Borrowers’ and Guarantors’ Ordinary Course of Business, and the business being acquired shall be permitted by Section 7.9;

(c)      [Reserved];

(d)      the board of directors (or other comparable governing body) of the applicable target or owner of the property being acquired shall have duly approved the transaction;

(e)      Borrowers shall have delivered to Agent (i) a pro forma balance sheet and pro forma financial statements and a Compliance Certificate demonstrating that, upon giving effect to such acquisition on a pro forma basis, Borrowers and Guarantors would be in compliance with the financial covenant(s) set forth in Section 6.5 as of the most recent Fiscal Quarter end and (ii) if available, financial statements of the applicable target for the two most recent Fiscal Years then ended, in form and substance reasonably acceptable to Agent;

(f)      if such acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by a Borrower and newly formed for the sole purpose of effecting such acquisition;

(g)      no assets acquired in any such transaction(s) shall be included in the Formula Amount until Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Agent; and

(h)      the Payment Conditions have been satisfied.

For the purposes of calculating Undrawn Availability under this definition, no assets being acquired in the proposed Acquisition shall be included in the Formula Amount until Agent has received a field examination and/or appraisal of such assets as set forth in clause (g) above, in form and substance, and with results, acceptable to Agent in its Permitted Discretion (it being understood and agreed that, notwithstanding anything in this Agreement to the contrary, Borrowers shall be liable for reasonable and documented costs and expenses of such field examination and appraisal, which costs and expenses shall not be subject to (and shall not be included in) any generally applicable limitations on the number of field examinations and appraisals, or Borrowers’ liability for such costs and expenses under this Agreement) and such assets satisfy the applicable eligibility criteria set forth herein.

“Permitted Assignees” shall mean: (a) Agent, any Lender or any of their direct or indirect Affiliates; (b) a federal or state chartered bank (including a Canadian chartered bank), a United States or Canadian branch of PNC or a foreign bank, an insurance company, or any finance company generally engaged in the business of making commercial loans; (c) any fund that is administered or managed by Agent or any Lender, an Affiliate of Agent or any Lender or a related entity; and (d) any Person to whom Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent’s or Lender’s rights in and to a material portion of such Agent’s or Lender’s portfolio of asset-based credit facilities.

“Permitted Discretion” shall mean a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dividends” shall mean (a) dividends or distributions to a Borrower (other than Borrowing Agent) or Guarantor; (b) dividends or distributions payable solely in the form of Equity Interests (other than Disqualified Equity Interests) or in options, warrants or other rights to purchase such Equity Interests; (c) to the extent (i) not in excess of $3,000,000 in the aggregate in any Fiscal Year, and (ii) no Event of Default has then occurred and is continuing or would result therefrom, repurchases of Equity Interests to satisfy tax withholding obligations under any equity incentive plan of Borrowing Agent constituting a Permitted Investment hereunder; and (d) other dividends, distributions and/or repurchases of Equity Interests if to the extent the Payment Conditions have been satisfied. Notwithstanding anything to the contrary, in the event of a dividend or distribution in respect of Material Intellectual Property, the same shall not be permitted hereunder unless the purchaser, assignee or other transferee thereof agrees in writing to be bound by a non-exclusive royalty-free worldwide license of such Material Intellectual Property in favor of Agent for use in connection with the exercise of the rights and remedies of the Secured Parties, which license shall be in form and substance reasonably satisfactory to Agent. Notwithstanding anything to the contrary contained herein, no Borrower, Guarantor or Subsidiary shall make any dividend or distribution consisting of a license, sublicense or other transfer of Material Intellectual Property (or the Equity Interests of any Subsidiary that owns Material Intellectual Property) (in each case, whether as a disposition, an Investment, a Lien or otherwise) without the consent of Agent and the Required Lenders.

“Permitted Encumbrances” shall mean:

(a)      Liens in favor of Agent for the benefit of Agent and Lenders, including without limitation, Liens securing Hedge Liabilities and Cash Management Products and Services;

(b)      Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested;

(c)      deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance (with respect to obligations which constitute Priority Payables in respect of the Canadian Loan Parties are not yet due or which are being Properly Contested);

(d)      deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(e)      Liens arising by virtue of the rendition, entry or issuance against any Borrower, any Guarantor, or any Subsidiary, or any property of any Borrower, any Guarantor, or any Subsidiary, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6 hereof;

(f)      carriers’, repairmens’, mechanics’, workers’, materialmen’s or other like Liens arising by statute in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested;

(g)      Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that any such lien shall not encumber any other property of any Borrower or Guarantor;

(h)     easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other charges or encumbrances, in each case, which do not interfere in any material respect with the Ordinary Course of Business of Borrowers, Guarantors, and their respective Subsidiaries;

(i)     customary rights of set-off or combination of accounts in favor of a financial institution with respect to deposits maintained by it; and

(j)      Liens disclosed on Schedule 1.2; provided that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancing of such obligations permitted by Section 7.8 hereof) and shall not subsequently apply to any other property or assets of any Borrower or Guarantor other than the property and assets to which they apply as of the Closing Date.

“Permitted Indebtedness” shall mean:

(a)      the Obligations;

(b)      Indebtedness incurred for Capital Expenditures;

(c)      any guarantees of Indebtedness permitted under Section 7.3 hereof;

(d)      any Indebtedness listed on Schedule 5.8(b)(ii) hereof (including any extensions or renewals thereof); provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 5.8(b)(ii);

(e)      Indebtedness incurred in connection with Permitted Acquisitions to the extent it is subordinated to the Obligations on terms and conditions satisfactory to Agent in its discretion;

(f)      Indebtedness consisting of Permitted Loans of the type described in clauses (c) or (d) of such term made by one or more Borrower(s) or Guarantor(s) to any other Borrower(s) or Guarantor(s);

(g)      Interest Rate Hedges and Foreign Currency Hedges that are entered into by Borrowers and Guarantors to hedge their risks with respect to outstanding Indebtedness of Borrowers and Guarantors and not for speculative or investment purposes; and

(h)     Indebtedness in respect of Interest Rate Hedges and Foreign Currency Hedges permitted under Section 7.11.

“Permitted Investments” shall mean:

(a)      investments in: (i) obligations issued or guaranteed by the United States of America or any agency thereof, (ii) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (iii) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (x) such bank has a combined capital and surplus of at least $500,000,000, or (y) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (iv) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, (v) investment funds investing substantially all of their assets in securities of the type described in clauses (i) through (iv) above, (vi) investments of the type described in clauses (i) through (iv) above customarily utilized for high-quality investments in currencies other than dollars and located outside of the United States, provided that the aggregate amount of the investments described in this clause (vi) shall not exceed $500,000 at any time outstanding, (vii) Permitted Loans, and (viii) any Canadian Loan Party by a Borrower;

(b)     existing investments set forth on Schedule 7.4 in an amount not greater than the amount thereof on the Closing Date;

(c)     investments constituting Permitted Acquisitions; and

(d)     other investments if the Payment Conditions are satisfied.

Notwithstanding anything to the contrary, in the event of an Investment in respect of Material Intellectual Property, such Investment shall not be permitted hereunder unless the purchaser, assignee or other transferee thereof agrees in writing to be bound by a non-exclusive royalty-free worldwide license of such Material Intellectual Property in favor of Agent for use in connection with the exercise of the rights and remedies of the Secured Parties, which license shall be in form and substance reasonably satisfactory to Agent. Notwithstanding anything to the contrary contained herein, no Borrower, Guarantor or Subsidiary shall make any Investment consisting of a license, sublicense or other transfer of Material Intellectual Property (or the Equity Interests of any Subsidiary that owns Material Intellectual Property) (in each case, whether as a disposition, an Investment, a Lien or otherwise) without the consent of Agent and the Required Lenders.

“Permitted Loans” shall mean:

(a)      the extension of trade credit by a Borrower or a Canadian Loan Party to Customer(s), in the Ordinary Course of Business in connection with a sale of Inventory or rendition of services, in each case on open account terms;

(b)      loans to employees in the Ordinary Course of Business not to exceed as to all such loans the aggregate amount of $250,000 at any time outstanding;

(c)      intercompany loans between and among Borrowers and Guarantors, so long as, at the request of Agent, each such intercompany loan is evidenced by a promissory note (including, if applicable, any master intercompany note executed by Borrowers and Guarantors) on terms and conditions (including terms subordinating payment of the indebtedness evidenced by such note to the prior payment in full of all Obligations) acceptable to Agent in its discretion that has been delivered to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Borrower(s) and Guarantor(s) that are the payee(s) on such note; and

(d)      intercompany loans made by a Borrower or Guarantor to a Subsidiary that is not a Borrower or Guarantor, so long as (i) at the request of Agent, each such intercompany loan is evidenced by a promissory note on terms and conditions (including terms subordinating payment of the indebtedness evidenced by such note to the prior payment in full of all Obligations) acceptable to Agent in its discretion that has been delivered to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Borrower(s) and Guarantor(s) that are the payee(s) on such note and (ii) the aggregate amount of all such loans does not exceed $500,000 at any time; provided that the foregoing amount may be increased to $1,000,000 in the aggregate at any time if the Intercompany Loan Payment Conditions have been satisfied with respect to any loan amounts over $500,000.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, unlimited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, territory, province, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Borrower, any Guarantor, or any member of the Controlled Group or to which any Borrower, any Guarantor, or any member of the Controlled Group is required to contribute.

“Pledge Agreement” shall mean that certain Collateral Pledge Agreement executed by certain of Borrowers and Guarantors in favor of Agent dated as of the Closing Date and any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its branches and successors and assigns.

“Post-Closing Letter” shall mean that certain letter agreement, dated as of the Closing Date, by and among Agent, Borrowers, and Guarantors, pursuant to which Borrowers and Guarantors shall have agreed to take certain actions following the Closing Date within the time periods set forth therein.

“PPSA” shall mean collectively, the Personal Property Security Act (New Brunswick) (as amended and in effect from time to time) and any other applicable Canadian federal or provincial or territorial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal and movable property (including, for greater certainty, the Civil Code of Québec and the regulations respecting the register of personal and movable real rights promulgated thereunder), and any successor statutes, in each case together with any regulations thereunder, as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Prepayment Event” shall mean:

(a)     any disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Borrower or Guarantor; provided that any Disposition in an amount in excess of $1,000,000 as to all such Dispositions per Fiscal Year prior to the occurrence of a Cash Dominion Event shall not be deemed a Prepayment Event;

(b)     any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Borrower or Guarantor in an amount in excess of $1,000,000, unless (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of Agent or (ii) prior to the occurrence of a Cash Dominion Event, the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received within 180 days of the occurrence of the damage to or loss of the assets being repaired or replaced;

(c)     the issuance by a Borrower or Guarantor of any Equity Interests, other than any such issuance of Equity Interests (i) to another Borrower or Guarantor, (ii) as consideration for a Permitted Acquisition or (iii) as a compensatory issuance to any employee, director, or consultant (including under any option plan);

(d)     the incurrence by a Borrower or Guarantor of any Indebtedness for borrowed money (other than purchase money Indebtedness or Capitalized Lease Obligations permitted hereunder); or

(e)     the receipt by any Borrower or Guarantor of any Extraordinary Receipts; provided that, if a Cash Dominion Event has not occurred and is continuing, any Extraordinary Receipts in an amount not to exceed $100,000 as to all such Extraordinary Receipts per Fiscal Year shall not be deemed a Prepayment Event.

“Priority Payables” shall mean the (a) full amount of the obligations, liabilities or indebtedness of any Canadian Loan Party which, except for liabilities associated with Permitted Encumbrances: (i) have a trust, deemed trust or statutory lien imposed to provide for payment or a Lien, choate or inchoate, ranking or capable of ranking senior to or pari passu with Liens securing the Obligations on any Collateral pursuant to any Applicable Law or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations pursuant to any Applicable Law, including, but not limited to, claims for unremitted and/or accelerated rents, utilities, taxes (including sales taxes and goods and services taxes and harmonized sales taxes and withholding taxes), amounts payable to an insolvency administrator, wages, employee withholdings or deductions and vacation pay, severance and termination pay, including pursuant to the Wage Earner Protection Program Act (Canada), government royalties and pension fund obligations (including any amounts representing any unfunded liability, solvency deficiency or wind-up deficiency with respect to a Canadian Pension Plan) and (b) the rights of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any other Applicable Laws granting revendication or similar rights to unpaid suppliers or any similar Laws of Canada or any other applicable jurisdiction.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP and a reserve in respect of Priority Payables of the Canadian Loan Parties has been established from the Formula Amount; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or taxes unless such Lien (x) does not attach to any Receivables, Credit Card Receivables or Inventory, (y) is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to property Taxes that have priority as a matter of applicable state, territorial or provincial law) and, (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Protective Advances” shall have the meaning set forth in Section 16.2(f) hereof.

“Published Rate” shall mean the greater of (a) 1.00%, or (b) the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by Agent).

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified ECP Loan Party” shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another Person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of the owned and leased premises identified on Schedule 4.4 hereto or in and to any other premises or real property that are hereafter owned or leased by any Borrower or any Guarantor.

“Receivables” shall mean and include, as to each Borrower and each Canadian Loan Party, all of such Borrower’s and Canadian Loan Party’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Borrower’s and Canadian Loan Party’s contract rights, instruments (including those evidencing indebtedness owed to such Borrower and Canadian Loan Party by their Affiliates), documents, documents of title, chattel paper (including electronic chattel paper), general intangibles and other intangibles relating to accounts, contract rights, instruments, documents, documents of title, and chattel paper, and drafts and acceptances and all other forms of obligations owing to such Borrower and Canadian Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder. For the avoidance of doubt, Receivables shall not include Credit Card Receivables or Franchise Receivables.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1 hereof.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law, any Anti-Corruption Law or any Anti-Money Laundering Law or any predicate crime to any Anti-Terrorism Law, any Anti-Corruption Law or any Anti-Money Laundering Law or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law, any Anti-Corruption Law or any Anti-Money Laundering Law.

“Reportable ERISA Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.

“Required Lenders” shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding at least fifty percent (50%) of either (a) the aggregate of (x) the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all commitments of Lenders hereunder, the sum of (x) the outstanding Revolving Advances and Swing Loans, plus the Maximum Undrawn Amount of all outstanding Letters of Credit.

“Reserves” shall mean, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, reserves against the Maximum Revolving Advance Amount, or the Formula Amount, including, without limitation, Freight and Duty Reserves, reserves in respect of Priority Payables relating to the Canadian Loan Parties and Deferred Rent Reserves, as Agent may reasonably deem proper and necessary from time to time.

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Revolving Advances” shall mean Advances (including, for the avoidance of doubt, Letters of Credit and Swing Loans).

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable) to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.

“Revolving Commitment Amount” shall mean, (a) as to any Lender other than a New Lender, the Revolving Commitment amount (if any) set forth next to such Lender’s name in Schedule 1.1(c) hereto under the heading “Revolving Commitment Amount” (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (b) as to any Lender that is a New Lender, the Revolving Commitment amount provided for in the joinder signed by such New Lender under Section 2.24(a)(x), in each case as the same may be adjusted upon any increase by such Lender pursuant to Section 2.24 hereof or upon any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Revolving Commitment Percentage” shall mean, (a) as to any Lender other than a New Lender, the Revolving Commitment Percentage (if any) set forth next to such Lender’s name in Schedule 1.1(c) hereto under the heading “Revolving Commitment Percentage” (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (b) as to any Lender that is a New Lender, the Revolving Commitment Percentage provided for in the joinder signed by such New Lender under Section 2.24(a)(x), in each case as the same may be adjusted upon any increase in the Maximum Revolving Advance Amount pursuant to Section 2.24 hereof or upon any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(c) hereof.

“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate, and (b) with respect to LIBOR Rate Loans, the sum of the Applicable Margin plus the LIBOR Rate.

“Revolving Loan Cap” shall mean, at any time of determination, the lesser of (a) the Maximum Revolving Advance Amount or (b) the Formula Amount.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual Person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, Agent, Issuer, Swing Loan Lender and Lenders, together with any Affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement” shall have the meaning set forth in Section 2.6(d) hereof.

“Settlement Date” shall have the meaning set forth in Section 2.6(d) hereof.

“Specified Inventory Location” shall mean any (i) Landlord Lien State Location or (ii) any Large Inventory Location.

“Store” shall mean any retail store (which may include any Real Property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Borrower or any Guarantor. For the avoidance of doubt, “Store” shall include each such location within a third party retail store (a so-called “shop-in-shop”) or similar arrangement.

“Subsidiary” shall mean of any Person a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean, with respect to the Equity Interests issued to a Borrower or Guarantor by any Subsidiary, one hundred percent (100%) of such issued and outstanding Equity Interests.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.

“Swing Loans” shall mean the Advances made pursuant to Section 2.4 hereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Borrower, any Guarantor, or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Borrower, any Guarantor, or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not diligent, upon any Borrower, any Guarantor, or any member of the Controlled Group, or (i) any Canadian Pension Plan Termination Event.

“Toxic Substance” shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state, territorial or provincial law, or any other applicable Federal, state, territorial or provincial laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall have the meaning set forth in Section 5.5(a) hereof.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the Revolving Loan Cap, minus (b) the outstanding amount of Advances.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Walmart” shall mean Wal-Mart Stores East, LP, Walmart Inc., Wal-Mart Louisiana, Wal-Mart Stores Texas, LLC, Wal-Mart Stores Arkansas, LLC, Wal-Mart Puerto Rico, Inc., or any Affiliate of any of the foregoing.

“Walmart Department License Agreement” shall mean, collectively, (i) that certain Revocable License Agreement dated as of August 14, 2018, by and between Walmart Inc. and Borrowing Agent, and (ii) that certain Master Lease Agreement dated as of June 18, 2019, by and between Walmart and Borrowing Agent, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Walmart Tri-Party Agreement” shall mean that certain letter agreement to be entered into pursuant to the Post-Closing Letter by and among Borrowers, Guarantors, Walmart, and Agent.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.3.            Uniform Commercial Code Terms.

(a)     All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall, (i) with respect to any Loan Party formed under the laws of the United States (or any state thereof), have the meaning given thereto in the UCC, unless otherwise defined herein, and (ii) with respect to any Canadian Loan Party or any tangible property located in Canada or any province of territory thereof, have the meaning given thereto in the PPSA, unless otherwise defined herein. Without limiting the foregoing, (x) in relation to any Loan Party formed the laws of the United States, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code and (y) in relation to any Canadian Loan Party or tangible property located in Canada or any province or territory thereof, the terms “accounts”, “chattel paper”, “documents of title”, “financial asset”, “goods”, “instruments”, “intangible”, investment property”, “money”, “personal property”, “proceeds” and “securities” as and when used in the description of Collateral of such Canadian Loan Party or tangible property located in Canada, shall have the meanings given to such terms in the PPSA. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code or the PPSA, as applicable, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

(b)      In this Agreement, (i) any term defined in this Agreement by reference to the Uniform Commercial Code shall also have (as an addition, not substitution) any extended, alternative or analogous meaning given to such term the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of Agent, (ii) all references in this Agreement to “Article 8 of the Uniform Commercial Code” shall be deemed to refer also to applicable Canadian securities transfer Laws.

(c)     In this Agreement, (i) all references to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to a financing statement or financing change statement under the applicable PPSA, (ii) all references to federal Laws shall be deemed to refer to the Laws of the United States of America (rather than of any state, territory or any other political subdivision thereof) and/or the Laws of Canada (rather than of any province, territory or any other political subdivision thereof), as the context may require, and (iii) all references to federal or state securities Laws of the United States shall be deemed to refer also to analogous federal, provincial and territorial securities Laws in Canada. For greater certainty, it is hereby understood and agreed by the parties hereto that the definition and use of the term “Permitted Encumbrances” herein shall mean that such encumbrances are permitted to exist but shall in no way be interpreted to mean that such encumbrances are entitled to any priority over Agent’s security interests and Liens and Loan Parties hereby specifically and expressly acknowledge and agree that any such encumbrances not properly perfected under Applicable Law shall not be entitled to priority over Agent’s security interests and Liens and that this Agreement is not intended and shall not confer any rights upon any Person whatsoever who is not a party to this Agreement. Furthermore, any and all values attributed to the Collateral of any Canadian Loan Party, including for purposes of calculating the Formula Amount, shall be converted into and valued in the Equivalent Amount in Dollars in accordance with Agent’s customary practices and procedures.

1.4.     Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to Laws shall include any amendments of same and any successor Laws. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to this Agreement or any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof, in each case, in accordance herewith and therewith. All references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a weighted average basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and the other Secured Parties. Wherever the phrase “to the best of Borrowers’ and Guarantors’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower or any Guarantor are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of an Authorized Officer of any Borrower or Guarantor or (ii) the knowledge that an Authorized Officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Borrower or Guarantor and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. Any reference herein or in any Other Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (1) the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit and Cash Management Liabilities (other than Interest Rate Hedges) and any other contingent Obligation, including indemnification obligations, providing cash collateralization in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit (or, in the case of Cash Management Liabilities (other than Interest Rate Hedges), cash collateralization in an amount reasonably requested by the applicable provider of the Cash Management Products and Services giving rise thereto) or other collateral as may be requested by Agent) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Interest Rate Hedges) other than (i) unasserted contingent indemnification Obligations, (ii) Cash Management Liabilities (other than Interest Rate Hedges) that, at such time, are allowed by the applicable provider thereof to remain outstanding without being required to be repaid or cash collateralized or other collateral as may be requested by Agent, and (iii) any Cash Management Liabilities relating to Interest Rate Hedges that, at such time, are allowed by the applicable provider thereof to remain outstanding without being required to be repaid, (2) the termination of all commitments to lend or provide any other financial accommodation (including Letters of Credit) hereunder, and (3) the termination of this Agreement and the Other Documents in accordance with their terms. Any reference herein or in any Other Document to the Obligations having been satisfied, repaid, or paid in full shall have a correlative meaning.

1.5.     LIBOR Notification. Section 3.8.2. of this Agreement provides a mechanism for determining an alternate rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor.

II.          ADVANCES, PAYMENTS.

2.1.     Revolving Advances.

(a)     Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(d), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of:

(i)     from the Closing Date until the satisfaction of the Formula Amount Modification Conditions, the lesser of:

(x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, less the then amount of all Reserves established hereunder, or

(y) an amount equal to the sum of:

(A)     up to ninety percent (90%) (the “Credit Card Advance Rate”) of Eligible Credit Card Receivables, plus

(B)     up to sixty percent (60%) (the “Initial Inventory Advance Rate”) of the book value of Eligible Inventory; provided that amounts available for borrowing as a result of inclusion of Eligible In-Transit Inventory in this clause (B) shall not exceed ten percent (10%) of all amounts available for borrowing pursuant to this clause (B), minus

(C)     the then amount of all Reserves established hereunder.

(ii)     from and after the satisfaction of the Formula Amount Modification Conditions, the lesser of:

(x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, less the then amount of all Reserves established hereunder, or

(y) an amount equal to the sum of:

(A)     up to the Credit Card Advance Rate of Eligible Credit Card Receivables, plus

(B)     up to eighty-five percent (85%) (the “Receivables Advance Rate”) of Eligible Receivables, plus

(C)     up to the lesser of (x) ninety percent (90%) (the “Modified Inventory NOLV Advance Rate”) of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion), and (y) one hundred percent (100%) (the “Modified Inventory Cost Advance Rate”) of the cost of Eligible Inventory; provided that amounts available for borrowing as a result of inclusion of Eligible In-Transit Inventory in this clause (C) shall not exceed ten percent (10%) of all amounts available for borrowing pursuant to this clause (C), minus

(D)     the then amount of all Reserves established hereunder.

(b)     Formula Amounts. The excess (if any) of (x) the amounts derived from the sum of Sections 2.1(a)(i)(y)(A) and (B) over (y) the amounts derived from Section 2.1(a)(i)(y)(C), at any time and from time to time shall be referred to as the “Initial Formula Amount”. The excess (if any) of (x) the amounts derived from the sum of Sections 2.1(a)(ii)(y)(A), (B) and (C) over (y) the amounts derived from Section 2.1(a)(ii)(y)(D), at any time and from time to time shall be referred to as the “Modified Formula Amount”.

(c)     Evidence of Indebtedness; Maximum Advances. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(c). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Revolving Advances (including, without limitation, Swing Loans) at any one time outstanding shall not exceed the Revolving Loan Cap.

(d)     Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing Reserves may limit or restrict Advances requested by Borrowing Agent. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).

2.2.     Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

(a)     Borrowing Agent on behalf of any Borrower may notify Agent prior to 3:00 p.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation under this Agreement, become due, the same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.

(b)     Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a LIBOR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Agent written notice by no later than 3:00 p.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $500,000 and in integral multiples of $500,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans shall be for one, two or three months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. Any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, no LIBOR Rate Loan shall be made available to any Borrower. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than four (4) LIBOR Rate Loans, in the aggregate.

(c)     Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above (subject to continuation as provided in subsection (d) below), provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d)     Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 3:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan subject to Section 2.2(e) below.

(e)     Provided that no Default or Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 3:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(f)     At its option and upon written notice given prior to 3:00 p.m. at least three (3) Business Days prior to the date of such prepayment, any Borrower may, subject to Section 2.2(g) hereof, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

(g)     Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(h)     Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

(i)     Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their Participants, is required actually to acquire LIBOR deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate. The provisions set forth herein shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing based on the LIBOR Rate by acquiring LIBOR deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.3.     [Reserved].

2.4.     Swing Loans.

(a)     Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Revolving Advances (including, without limitation, Swing Loans) at any one time outstanding shall not exceed the Revolving Loan Cap. All Swing Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates.  All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future

(b)     Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loans if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c)     Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.6(d) below. From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5.     Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers and Guarantors to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. The proceeds of each Revolving Advance (including, without limitation, any Swing Loans) requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Sections 2.2(a), 2.6(b) or 2.14 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances in accordance with Section 2.2(a), 2.6(b) or 2.14 hereof, and with respect to Swing Loans made upon any request or deemed request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the Revolving Advances Revolving Advances (including, without limitation, Swing Loans) by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

2.6.     Making and Settlement of Advances.

(a)     Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.22). Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(b)     Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to Borrowers in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.

(c)     Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.6(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender holding a Revolving Commitment that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrower with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

(d)     Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Revolving Commitments of such requested Settlement by telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.22, each Lender holding a Revolving Commitment shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Lender holding a Revolving Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c).

(e)     If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.7.     Maximum Advances. The aggregate balance of Revolving Advances (including, without limitation, Swing Loans) outstanding at any time shall not exceed the Revolving Loan Cap.

2.8.     Manner and Repayment of Advances.

(a)     The Revolving Advances (including, without limitation, Swing Loans) shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b), provided however that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) (subject to any contrary provisions of Section 2.22).

(b)     Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date. All proceeds received by Agent shall be applied to the Obligations in accordance with Section 4.8(h) and/or Section 11.5, as applicable.

(c)     All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d)     Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 p.m., in Dollars and in immediately available funds.

2.9.     Repayment of Excess Advances. If at any time the aggregate balance of outstanding Revolving Advances (including, without limitation, Swing Loans and the Maximum Undrawn Amount of all outstanding Letters of Credit), and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred.

2.10.    Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent, Lenders and Borrowers and Guarantors during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11.   Letters of Credit.

(a)     Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby and/or trade letters of credit denominated in Dollars (“Letters of Credit”) for the account of any Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances (including, without limitation, Swing Loans and the Maximum Undrawn Amount of all outstanding Letters of Credit) plus (ii) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the Revolving Loan Cap. The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

(b)     Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain  Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.

2.12.   Issuance of Letters of Credit.

(a)     Borrowing Agent, on behalf of any Borrower, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Agent at the Payment Office, prior to 1:00 p.m., at least five (5) Business Days prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent and Issuer; and, such other certificates, documents and other papers and information as Agent or Issuer may reasonably request. Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason.

(b)     Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Borrowers understand and agree that Issuer is not required to extend the expiry date of any Letter of Credit for any reason, but that at Borrowers’ request and in the sole discretion of Issuer, Issuer may agree to issue a Letter of Credit with an “automatic amendment” provision to extend the expiry date thereof to twelve (12) months following the then-current expiry date. With respect to any such Letter of Credit containing an “automatic amendment” provision, Issuer, in its sole and absolute discretion, may give notice of non-renewal of such Letter of Credit at any time prior to the then-current expiry date, and, if Borrowers do not at any time want the then-current expiry date of such Letter of Credit to be extended, Borrowers will so notify Agent and Issuer at least thirty (30) calendar days before Issuer is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit. As a condition to renewal of any such Letter of Credit past the last day of the Term, Issuer may require, and Borrowers shall provide upon request of Issuer (which request may be upon such renewal or at such later date, but in any event on or prior to the last day of the Term), cash collateral in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of such Letter of Credit, in accordance with Section 3.2(b).

(c)     Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.

(d)     Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder. Any Issuer (other than Agent) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuer issues any Letter of Credit. In addition, each Issuer (other than Agent) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuer during the prior calendar week.

2.13.   Requirements For Issuance of Letters of Credit.

(a)     Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct Issuer to deliver to Agent all instruments, documents, and other writings and property received by Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, and the application therefor.

(b)     In connection with all trade Letters of Credit issued or caused to be issued by Issuer under this Agreement, each Borrower and each Canadian Loan Party hereby appoint Issuer, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred: (i) to sign and/or endorse such Borrower’s or Canadian Loan Party’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Borrower’s or Canadian Loan Party’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department or Canada Border Services Agency or similar Governmental Body (collectively, “Customs”) in the name of such Borrower, such Canadian Loan Party or Issuer or Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower or Canadian Loan Party for such purpose; and (iv) to complete in such Borrower’s or Canadian Loan Party’s name or Issuer’s, or in the name of Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent, Issuer nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s, Issuer’s or their respective attorney’s willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.14.   Disbursements, Reimbursement.

(a)     Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

(b)     In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Agent and Borrowing Agent. Regardless of whether Borrowing Agent shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 12:00 Noon, on each date that an amount is paid by Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Issuer. In the event Borrowers fail to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Issuer will promptly notify Agent and each Lender holding a Revolving Commitment thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.14(c) immediately below. Any notice given by Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)     Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.14(b) make available to Issuer through Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.14(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender holding a Revolving Commitment so notified fails to make available to Agent, for the benefit of Issuer, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date. Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.14(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent or Issuer of a drawing.

(d)     With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each applicable Lender’s payment to Agent pursuant to Section 2.14(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.

(e)     Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.15.   Repayment of Participation Advances.

(a)     Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from Borrowers (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Lender holding a Revolving Commitment, in the same funds as those received by Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender holding a Revolving Commitment that did not make a Participation Advance in respect of such payment by Issuer or Agent (and, to the extent that any of the other Lender(s) holding Revolving Commitments have funded any portion of such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b)     If Issuer or Agent is required at any time to return to any Borrower or Guarantor, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Event, any portion of the payments made by Borrowers or Guarantors to Issuer or Agent pursuant to Section 2.15(a) in reimbursement of a payment made under any Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuer or Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Agent plus interest at the Federal Funds Effective Rate.

2.16.    Documentation. Each Borrower and Guarantor agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued on behalf of such Borrower or Guarantor and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from such Borrower’s or Guarantor’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Borrower’s or Guarantor’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.17.    Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.18.    Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(i)     any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower or Guarantor, as the case may be, may have against Issuer, Agent, any Borrower, any Guarantor or any Lender, as the case may be, or any other Person for any reason whatsoever;

(ii)     the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14;

(iii)     any lack of validity or enforceability of any Letter of Credit;

(iv)     any claim of breach of warranty that might be made by any Borrower, Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v)     the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

(vi)     payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii)     the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)     any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have furnished Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)     the occurrence of any Material Adverse Effect;

(x)     any breach of this Agreement or any Other Document by any party thereto;

(xi)     the occurrence or continuance of an Insolvency Event with respect to any Borrower or any Guarantor;

(xii)     the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii)     the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated; and

(xiv)     any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.19.   Liability for Acts and Omissions.

(a)     As between Borrowers and Issuer, Swing Loan Lender, Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower or Guarantor against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower or Guarantor and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer or Issuer’s Affiliates be liable to any Borrower or Guarantor for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b)     Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c)     In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Borrower, any Guarantor, Agent or any Lender.

2.20.   Mandatory Prepayments.

(a)     Borrowers shall prepay the Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b); provided however that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) (i) as and when required pursuant to Section 2.9 and in accordance with the provisions of Section 4.8, and (ii) in an amount equal to the net cash proceeds received by Borrowers and Guarantors on account of a Prepayment Event, irrespective of whether a Cash Dominion Event then exists and is continuing, such prepayments, in the case of this clause (ii), to be made promptly but in no event more than three (3) Business Days following receipt of such net cash proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any disposition or other transaction otherwise prohibited by the terms and conditions hereof.

(b)     Any amounts prepaid pursuant to this Section 2.20 will be applied in the same manner as set forth in Section 4.8(h) hereof.

2.21.   Use of Proceeds.

(a)     Borrowers shall apply the proceeds of Advances to (i) repay existing indebtedness owed to U.S. Bank National Association, (ii) pay fees and expenses relating to this transaction, and (iii) fund ongoing working capital, Capital Expenditures, Permitted Acquisitions and general corporate purposes, in each case to the extent permitted hereunder.

(b)     Without limiting the generality of Section 2.21(a) above, neither Borrowers, Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U, or X of the Board of Governors of the Federal Reserve System, (ii) to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of any Sanctions, Anti-Corruption Laws, Anti-Money Laundering Laws or Anti-Terrorism Laws by any Person, (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws, Anti-Money Laundering Laws or Anti-Terrorism Laws, (iv) for any other purpose in violation of Applicable Law, or (v) in or for any business other than such Borrower’s or Guarantor’s business operations as conducted on the Closing Date or any other business permitted under Section 7.9 hereof.

2.22.   Defaulting Lender.

(a)     Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.

(b)     (i) Except as otherwise expressly provided for in this Section 2.22, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Revolving Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii)     Fees pursuant to Section 3.3 hereof shall cease to accrue in favor of such Defaulting Lender.

(iii)     If any Swing Loans are outstanding or any Obligations in respect of Letters of Credit (including drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:

(A)     Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B)     if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C)     if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is cash collateralized;

(D)     if such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and

(E)     if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(iv)     So long as any Lender holding a Revolving Commitment is a Defaulting Lender, Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(A) above (and such Defaulting Lender shall not participate therein).

(c)     A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage; provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 16.2(b).

(d)     Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, any Guarantor, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)     In the event that Agent, Borrowers, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolving Commitment, then the Participation Commitments of Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

(f)     If Swing Loan Lender or Issuer has a good faith belief that any Lender holding a Revolving Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.23.   Payment of Obligations. Agent may charge to Borrowers’ Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Agent or any Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.8(h), and (iii) any sums expended by Agent or any Lender due to any Borrower’s or Guarantor’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Borrower’s or Guarantor’s obligations under Sections 3.3, 3.4, 4.4, 4.6, 4.7, 6.4, 6.6, 6.7 and 6.8 hereof or under the Fee Letter, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

2.24.   Increase in Maximum Revolving Advance Amount.

(a)     Borrowers may, at any time, request that the Maximum Revolving Advance Amount be increased by (1) one or more of the current Lenders increasing their Revolving Commitment Amount (any current Lender which elects to increase its Revolving Commitment Amount shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) joining this Agreement and providing a Revolving Commitment Amount hereunder, subject to the following terms and conditions:

(i)     No current Lender shall be obligated to increase its Revolving Commitment Amount and any increase in the Revolving Commitment Amount by any current Lender shall be in the sole discretion of such current Lender;

(ii)     Borrowers may not request the addition of a New Lender unless (and then only to the extent that) there is insufficient participation on behalf of the existing Lenders in the increased Revolving Commitments being requested by Borrowers;

(iii)     There shall exist no Event of Default or Default on the effective date of such increase after giving effect to such increase;

(iv)     After giving effect to such increase, the Maximum Revolving Advance Amount shall not exceed $50,000,000;

(v)     Borrowers may not request an increase in the Maximum Revolving Advance Amount under this Section 2.24 more than three (3) times during the Term, and no single such increase in the Maximum Revolving Advance Amount shall be for an amount less than $5,000,000;

(vi)     Borrowers and Guarantors shall deliver to Agent on or before the effective date of such increase the following documents in form and substance satisfactory to Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Commitment Amounts has been approved by such Borrowers and Guarantors, (2) certificate dated as of the effective date of such increase certifying that no Default or Event of Default shall have occurred and be continuing and certifying that the representations and warranties made by each Borrower and Guarantor herein and in the Other Documents are true and correct true and correct in all material respects with the same force and effect as if made on and as of such date (except (x) to the extent any such representation or warranty is qualified by materiality or “Material Adverse Effect” or similar language, in which case such representation and warranty is true and correct in all respects, and (y) to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representation and warranty is true and correct in all material respects (or in all respects, as applicable) as of such earlier and/or specified date), (3) such other agreements, instruments and information (including supplements or modifications to this Agreement and/or the Other Documents executed by Borrowers and Guarantors as Agent reasonably deems necessary in order to document the increase to the Maximum Revolving Advance Amount and to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase, and (4) an opinion of counsel in form and substance satisfactory to Agent which shall cover such matters related to such increase as Agent may reasonably require and each Borrower and Guarantor hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(vii)     Borrowers shall execute and deliver (1) to each Increasing Lender making a request therefor, a replacement Note reflecting the new amount of such Increasing Lender’s Revolving Commitment Amount after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be cancelled) and (2) to each New Lender making a request therefor, a Note reflecting the amount of such New Lender’s Revolving Commitment Amount;

(viii)     Any New Lender shall be subject to the approval of Agent and Issuer;

(ix)     Each Increasing Lender shall confirm its agreement to increase its Revolving Commitment Amount pursuant to an acknowledgment in a form acceptable to Agent, signed by it and each Borrower and delivered to Agent at least five (5) days before the effective date of such increase; and

(x)     Each New Lender shall execute a lender joinder in form and substance reasonably satisfactory to Agent, pursuant to which such New Lender shall join and become a party to this Agreement and the Other Documents with a Revolving Commitment Amount as set forth in such lender joinder.

(b)     On the effective date of such increase, (i) Borrowers shall be deemed to have repaid all Revolving Advances then outstanding, subject to Borrowers’ obligations under Sections 3.7, 3.9, or 3.10; provided that subject to the other conditions of this Agreement, the then outstanding Revolving Advances shall be deemed to be re-issued and the Borrowing Agent may request new Revolving Advances on such date and (ii) the Revolving Commitment Percentages of Lenders holding a Revolving Commitment (including each Increasing Lender and/or New Lender) shall be recalculated such that each such Lender’s Revolving Commitment Percentage is equal to (x) the Revolving Commitment Amount of such Lender divided by (y) the aggregate of the Revolving Commitment Amounts of all Lenders. Each Lender shall participate in any new Revolving Advances made on or after such date in accordance with its Revolving Commitment Percentage after giving effect to the increase in the Maximum Revolving Advance Amount and recalculation of the Revolving Commitment Percentages contemplated by this Section 2.24.

(c)     On the effective date of such increase, each Increasing Lender shall be deemed to have purchased an additional/increased participation in, and each New Lender will be deemed to have purchased a new participation in, each then outstanding Letter of Credit and each drawing thereunder and each then outstanding Swing Loan in an amount equal to such Lender’s Revolving Commitment Percentage (as calculated pursuant to Section 2.24(b) above) of the Maximum Undrawn Amount of each such Letter of Credit (as in effect from time to time) and the amount of each drawing and of each such Swing Loan, respectively. As necessary to effectuate the foregoing, each existing Lender holding a Revolving Commitment that is not an Increasing Lender shall be deemed to have sold to each applicable Increasing Lender and/or New Lender, as necessary, a portion of such existing Lender’s participations in such outstanding Letters of Credit and drawings and such outstanding Swing Loans such that, after giving effect to all such purchases and sales, each Lender holding a Revolving Commitment (including each Increasing Lender and/or New Lender) shall hold a participation in all Letters of Credit (and drawings thereunder) and all Swing Loans in accordance with their respective Revolving Commitment Percentages (as calculated pursuant to Section 2.24(b) above).

(d)     On the effective date of such increase, Borrowers shall pay all reasonable and documented costs and expenses incurred by Agent and by each Increasing Lender and New Lender in connection with the negotiations regarding, and the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered by any of Agent, Borrowers, Guarantors, and/or Increasing Lenders and New Lenders in connection with, such increase (including all fees for any supplemental or additional public filings of any Other Documents necessary to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase).

(e)     In connection with any such increase, if any Borrower, Guarantor, or Subsidiary owns or will acquire any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U, or X of the Board of Governors of the Federal Reserve System.

2.25.   Termination of Maximum Revolving Advance Amount.

(a)     Borrowers may, upon irrevocable notice from Borrowing Agent to Agent, terminate the Revolving Commitments; provided that (i) any such notice shall be received by Agent not later than 11:00 a.m. thirty (30) days prior to the date of termination, and (ii) Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate outstanding amount of Revolving Advances (including, without limitation, Swing Loans and the Maximum Undrawn Amount of all outstanding Letters of Credit) would exceed the Maximum Revolving Advance Amount.

(b)     Agent will promptly notify the Lenders of any termination of the Letter of Credit Sublimit, the Maximum Swing Loan Advance Amount or the Revolving Commitments (or the Maximum Revolving Advance Amount). All fees (including, without limitation, Facility Fees, Letter of Credit Fees and any amounts payable pursuant to the Fee Letter) and interest in respect of the Revolving Commitments, accrued until the effective date of any termination of the Revolving Commitments, shall be paid on the effective date of such termination.

III.     INTEREST AND FEES.

3.1.    Interest. Interest on Advances shall be payable in arrears on the first day of each Fiscal Month with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at the end of each Interest Period, provided that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during each such Fiscal Month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans (as applicable, the “Contract Rate”). Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Sections 10.1 or 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations shall bear interest at the applicable Contract Rate (or, if no rate of interest is applicable thereto, at the Alternate Base Rate) plus two percent (2%) per annum (the “Default Rate”).

3.2.     Letter of Credit Fees.

(a)     Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders holding Revolving Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the aggregate daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term, and (y) to Issuer, a fronting fee of one eighth of one percent (0.125%) per annum times the aggregate daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term (all of the foregoing fees, the “Letter of Credit Fees”). In addition, Borrowers shall pay to Agent, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Sections 10.1 or 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b)     At any time following the occurrence of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Sections 10.1 or 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20), Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables, Credit Card Receivables, or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Agent. No Borrower may withdraw amounts credited to any such account except upon payment in full of all Obligations. Borrowers hereby assign, pledge and grant to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such cash collateral to pay and satisfy such Obligations.

3.3.     Facility Fees.

Borrowers shall pay Agent, for the ratable benefit of Lenders holding the Revolving Commitments based on their Revolving Commitment Percentages, a fee (the “Facility Fee”) equal to the Facility Fee Percentage multiplied by the average daily balance of the Undrawn Commitment (as defined below). Such Facility Fee shall be payable to Agent in arrears on the first Business Day of each Fiscal Quarter with respect to each day in the previous Fiscal Quarter. As used herein, “Undrawn Commitment” shall mean the Maximum Revolving Advance Amount minus the outstanding amount of Advances.

3.4.     Collateral Evaluation Fee; Fee Letter.

(a)     Borrowers shall pay to Agent promptly at the conclusion of any collateral evaluation performed by or for the benefit of Agent (whether such examination is performed by Agent’s employees or by a third party retained by Agent), including, without limitation, any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent and which evaluation is undertaken by Agent or for Agent’s benefit, a collateral evaluation fee in the amount provided therefor in the Fee Letter (such collateral evaluation fee in such amount, as to any collateral evaluation, the “Collateral Evaluation Fees and Costs”), in full; provided, however, that Borrowers and Guarantors shall be responsible for reimbursing Agent for only up to one (1) collateral evaluation per Fiscal Year of Borrowers, unless (i) Undrawn Availability is at any time less than the greater of (x) twenty percent (20%) of the Revolving Loan Cap, and (y) the sum of $5,000,000 plus twenty percent (20%) of any increase to the Maximum Revolving Advance Amount pursuant to Section 2.24, in which case Borrowers and Guarantors shall be responsible for reimbursing Agent for two (2) collateral evaluations performed during the subsequent twelve (12) month period, (ii) any additional collateral evaluation is required by Applicable Law, in which case Borrowers and Guarantors shall be responsible for reimbursing Agent for such collateral evaluation undertaken by or on behalf of Agent, or (iii) a Default or Event of Default has occurred and is continuing, in which case Borrowers and Guarantors shall be responsible for reimbursing Agent for all collateral evaluations undertaken by or on behalf of Agent to the extent Agent in its discretion determines such collateral evaluations are necessary or appropriate. Without limiting the foregoing, Agent may cause to be undertaken additional collateral evaluations at the expense of the Lenders. The collateral evaluation required to be completed in connection with the Formula Amount Modification Conditions shall be in addition to, and not included in, the number of appraisals and commercial finance examinations to be provided at Borrowers’ and Guarantors’ expense pursuant to this Section 3.4(a).

(b)     Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

(c)     All of the fees and reasonable and documented costs and expenses of any collateral evaluations, inspections, inventories, and appraisals conducted pursuant to this Section 3.4 and Sections 4.6 and 4.7 hereof shall be, to the extent provided in such sections, paid for when due, in full and without deduction, off-set or counterclaim by Borrowers.

3.5.     Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days (other than for Domestic Rate Loans, which shall be calculated on the basis of a year of 365 or 366 days, as applicable) and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

3.6.     Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate. Without limiting the generality of the foregoing, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada), R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time) payable by any Canadian Loan Party to Agent or any Lender under this Agreement or any Other Document exceed the effective annual rate of interest on the “credit advanced” (as defined in that Section) under this Agreement or such Other Document lawfully permitted under that Section and, if any payment, collection or demand pursuant to this Agreement or any Other Document in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of this Section 3.6, such payment, collection or demand shall be deemed to have been made without any intent to offend such Section but rather shall be deemed to have been made by mutual mistake of Agent or the Lender and such Loan Party and the amount of such payment or collection shall be applied or refunded in accordance with this Section 3.6.

3.7.     Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)     subject Agent, Swing Loan Lender, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to Agent, Swing Loan Lender, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by Agent, Swing Loan Lender, such Lender or the Issuer);

(b)     impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)     impose on Agent, Swing Loan Lender, any Lender or Issuer or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender or such Lender or Issuer deems to be material, then, in any case Borrowers shall promptly pay Agent, Swing Loan Lender, such Lender or Issuer, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.8.      Alternate Rate of Interest.

3.8.1.   Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a)     reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b)     Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan; or

(c)     the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), or

(d)     the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan,

then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given prior to a Benchmark Replacement Date (as defined below), (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 1:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.8.2.   Successor LIBOR Rate Index.

(a)     Benchmark Replacement. Notwithstanding anything to the contrary herein or in the Other Documents, if Agent determines that a Benchmark Transition Event or an Early Opt-in Event has occurred, Agent and Borrowing Agent may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement; and any such amendment will become effective at 5:00 p.m. New York City time on the fifth (5th) Business Day after Agent has provided such proposed amendment to all Lenders, so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Until the Benchmark Replacement is effective, each advance, conversion and renewal of a LIBOR Rate Loan will continue to bear interest with reference to the LIBOR Rate; provided, however, during a Benchmark Unavailability Period (i) any pending selection of, conversion to or renewal of a LIBOR Rate Loan that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of a Domestic Rate Loan, (ii) all outstanding LIBOR Rate Loans shall automatically be converted to Domestic Rate Loans at the expiration of the existing Interest Period (or sooner, if Agent cannot continue to lawfully maintain such affected LIBOR Rate Loan) and (iii) the component of the Alternate Base Rate based upon the LIBOR Rate will not be used in any determination of the Alternate Base Rate.

(b)     Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the Other Documents, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)     Notices; Standards for Decisions and Determinations. Agent will promptly notify Borrowing Agent and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes and (iii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or Lenders pursuant to this Section 3.8.2 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.8.2.

(d)     Certain Defined Terms. As used in this Section 3.8.2:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by Agent and Borrowing Agent giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than the Benchmark Replacement Floor, the Benchmark Replacement will be deemed to be the Benchmark Replacement Floor for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an alternate benchmark rate for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Agent and Borrowing Agent (a) giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Benchmark Replacement (excluding such spread adjustment) by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of the LIBOR Rate for U.S. dollar denominated credit facilities at such time and (b) which may also reflect adjustments to account for (i) the effects of the transition from the LIBOR Rate to the Benchmark Replacement and (ii) yield- or risk-based differences between the LIBOR Rate and the Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:

(1)      in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(2)      in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Replacement Floor” means the minimum rate of interest, if any, specified for the LIBOR Rate or, if no minimum rate of interest is specified, zero.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(1)     a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(2)     a public statement or publication of information by a Governmental Body having jurisdiction over Agent, the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(3)     a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate or a Governmental Body having jurisdiction over Agent announcing that the LIBOR Rate is no longer representative.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 3.8.2 and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 3.8.2.

“Early Opt-in Event” means a determination by Agent that U.S. dollar denominated credit facilities being executed at such time, or that include language similar to that contained in this Section 3.8.2, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

3.9.     Capital Adequacy.

(a)     In the event that Agent, Swing Loan Lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Agent, Swing Loan Lender or any Lender and the office or branch where Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent, Swing Loan Lender or such Lender such additional amount or amounts as will compensate Agent, Swing Loan Lender or such Lender for such reduction. In determining such amount or amounts, Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9(a) shall be available to Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition; provided that Borrowers and Guarantors shall not be under any obligation to compensate Agent, Swing Loan Lender, Issuer or any Lender under this Section 3.9(a) with respect to increased costs or reductions with respect to any period prior to the date that is one hundred eighty (180) days prior to such request; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any event described in the first sentence of this Section 3.9(a).

(b)     A certificate of Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Swing Loan Lender or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.10.   Taxes.

(a)     Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrowers or Guarantors shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Swing Loan Lender, Lender, Issuer or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers and Guarantors shall make such deductions, and (iii) Borrowers and Guarantors shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b)     Without limiting the provisions of Section 3.10(a) above, Borrowers and Guarantors shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)     Each Borrower shall indemnify Agent, Swing Loan Lender, each Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, Swing Loan Lender, such Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body; provided that if after payment of any amounts by Borrowers under this Section 3.10(c), Borrowing Agent reasonably believes that such Indemnified Taxes were not correctly or legally asserted, each Lender will use reasonable efforts to cooperate with Borrowing Agent to obtain a refund of such Indemnified Taxes so long as such efforts would not, in the sole determination of such Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it; provided, further, that (i) Borrowers shall not be required to indemnify Agent or any Lender pursuant to this Section 3.10(c) for any amounts incurred in any Fiscal Year for which Agent or such Lender is claiming compensation if Agent or such Lender does not furnish notice of such claim within six months from the end of such Fiscal Year, and (ii) if the circumstances giving rise to such claim have a retroactive effect, then the beginning of such six-month period shall be extended to include such period of retroactive effect. A certificate as to the amount of such payment or liability delivered to Borrowers by any Lender, Swing Loan Lender, Participant, or Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of Swing Loan Lender, a Lender or Issuer, shall be conclusive absent manifest error.

(d)     As soon as practicable after any payment of Taxes by any Borrower to a Governmental Body pursuant to this Section 3.10 (excluding sales taxes, use taxes, excise taxes and property taxes all incurred in the Ordinary Course of Business), Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)     Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower or Guarantor is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. or Canadian withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full thirty percent (30%) withholding rate (or the applicable Canadian rate under the Tax Act) if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or Participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower or Guarantor is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

(i)     two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)     two (2) duly completed valid originals of IRS Form W-8ECI,

(iii)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(iv)     any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers to determine the withholding or deduction required to be made, or

(v)     To the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.

(f)     If a payment made to a Lender, Swing Loan Lender, Participant, Issuer, or Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swing Loan Lender, Participant, Issuer, or Agent shall deliver to Agent (in the case of Swing Loan Lender, a Lender, Participant or Issuer) and Borrowers (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by Agent or any Borrower sufficient for Agent and Borrowers to comply with their obligations under FATCA and to determine that Swing Loan Lender, such Lender, Participant, Issuer, or Agent has complied with such applicable reporting requirements. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)     Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or notify Borrowers and Agent in writing of its legal inability to do so.

(h)     If Agent, Swing Loan Lender, a Lender, a Participant or Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of Agent, Swing Loan Lender, such Lender, Participant, or the Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that Borrowers, upon the request of Agent, Swing Loan Lender, such Lender, Participant, or Issuer, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Agent, Swing Loan Lender, such Lender, Participant or the Issuer in the event Agent, Swing Loan Lender, such Lender, Participant or the Issuer is required to repay such refund to such Governmental Body. This Section shall not be construed to require Agent, Swing Loan Lender, any Lender, Participant, or Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

(i)     For purposes of this Section, the term “Applicable Law” includes FATCA and the Tax Act, as applicable, and the term “Lender” includes Swing Loan Lender, any Participant, and Issuer.

3.11.   Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7 or 3.9(a) hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by Agent pursuant to Section 16.2(b) hereof, Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice in writing to Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment Percentage, and other rights and obligations under this Loan Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

IV.          COLLATERAL: GENERAL TERMS

4.1.   Security Interest in the Collateral. To secure the prompt payment and performance to Agent, Issuer and each Lender (and each other holder of any Obligations) of the Obligations, each Borrower and each Guarantor hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each Borrower and each Guarantor shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Borrower and each Guarantor shall provide Agent with written notice of all commercial tort claims (and choses in action in respect of any Canadian Loan Party) with a value in excess of $100,000 individually and $1,000,000 in the aggregate for all such claims promptly upon the occurrence of any events giving rise to any such claim(s) (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Borrower or Guarantor shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Borrower and each Guarantor shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, in each case having a face amount that exceeds $100,000 individually and $1,000,000 in the aggregate for all such letters of credit, and at Agent’s request shall take such actions as Agent may reasonably request for the perfection of Agent’s security interest therein.

4.2.     Perfection of Security Interest. Each Borrower and each Guarantor shall take all action that may be necessary, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) promptly discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, in each case in respect of this clause (iii) having a value in excess of $100,000 individually and $1,000,000 in the aggregate, (iv) using commercially reasonable efforts to enter into warehousing, customs and freight agreements and other custodial arrangements satisfactory to Agent; provided that each Borrower, each Guarantor and Agent acknowledge and agree that the potential third party counterparties to such agreements cannot be forced to enter into the same, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code, each applicable PPSA or other Applicable Law. By its signature hereto, each Borrower and each Guarantor hereby authorizes Agent to file against such Borrower or Guarantor, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code and each applicable PPSA in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Borrower or Guarantor). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid by Borrowers to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3.     Preservation of Collateral. Following the occurrence of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Borrower’s or Guarantor’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Borrower’s or Guarantor’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrowers’ or Guarantors’ owned or leased property; and (f) may direct any Canadian Loan Party to assign the last day of the term of any lease or agreement for lease of real property that is included in the Collateral to Agent, its nominee or any other Person in connection with the enforcement of Agent’s rights and remedies set forth in Section 11.1 hereof. Each Borrower and each Guarantor shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.4.     Ownership and Location of Collateral.

(a)     With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Borrower or Guarantor, as applicable, shall be the sole owner of and, except to the extent permitted pursuant to Section 7.21 hereof, fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (ii) each document and agreement executed by each Borrower and each Guarantor or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date (except (x) to the extent any such representation or warranty is qualified by materiality or “Material Adverse Effect” or similar language, in which case such representation and warranty shall be true and correct in all respects, and (y) to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier and/or specified date); (iii) all signatures and endorsements of each Borrower and each Guarantor that appear on such documents and agreements shall be genuine and each Borrower and each Guarantor shall have full capacity to execute same; and (iv) each Borrower’s and each Guarantor’s equipment and Inventory shall be located as set forth on Schedule 4.4 and shall not be removed from such location(s) without the prior written consent of Agent except (A) with respect to the sale of Inventory and transport of Inventory to or between locations set forth on Schedule 4.4, in either case in the Ordinary Course of Business, and (B) with respect to equipment, to the extent permitted in Section 7.1(b) hereof.

(b)     (i) There is no location at which any Borrower or any Guarantor has any Inventory (except for Inventory in transit) or other Collateral other than those locations listed on Schedule 4.4(b)(i); (ii) Schedule 4.4(b)(ii) hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Borrower or any Guarantor is stored; and none of the receipts received by any Borrower or any Guarantor from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.4(b)(iii) hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Borrower and each Guarantor and (B) the chief executive office of each Borrower and each Guarantor; and (iv) Schedule 4.4(b)(iv) hereto sets forth a correct and complete list as of the Closing Date of the location, by state (or province or territory, as applicable) and street address, of all Real Property owned or leased by each Borrower and each Guarantor, identifying which properties are owned and which are leased, together with the names and addresses of any landlords.

4.5.     Defense of Agent’s and Lenders’ Interests. Until payment in full of all of the Obligations, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Borrower or Guarantor shall, without Agent’s prior written consent, pledge, sell (except for sales or other dispositions otherwise permitted in Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Borrower and each Guarantor shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrowers and Guarantors shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code, the PPSA or other Applicable Law. Each Borrower and each Guarantor shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrower’s or any Guarantor’s possession, they, and each of them, shall be held by such Borrower or Guarantor in trust as Agent’s trustee, and such Borrower or Guarantor will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.6.     Inspection of Premises; Physical Inventories.

(a)     At all reasonable times and from time to time as often as Agent shall elect in its Permitted Discretion, upon reasonable prior written notice to Borrowing Agent (unless an Event of Default has occurred and is continuing, in which event no such prior written notice shall be required), Agent and its agents shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s and each Guarantor’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s and each Guarantor’s business. Agent and its agents may enter upon any premises of any Borrower or any Guarantor at any time during business hours and at any other reasonable time, and from time to time as often as Agent shall elect in its Permitted Discretion upon reasonable prior written notice to Borrowing Agent (unless an Event of Default has occurred and is continuing, in which event no such prior written notice shall be required), for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s or such Guarantor’s business.

(b)     Without limiting the generality of the provisions of clause (a) above, Borrowers and Guarantors shall cause (i) not less than one physical inventory with respect to store locations and third party warehouses (other than Borrowers’ Large Inventory Location in Groveport, Ohio) to be undertaken, at the expense of Borrowers, in each twelve (12) month period and (ii) without duplication of clause (i), periodic cycle counts with respect to Borrowers’ warehouse location in Ohio, in each case consistent with past practices, conducted by such inventory takers as are satisfactory to Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to Agent. Agent, at the expense of Borrowers, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Borrower or any Guarantor. Borrowing Agent, within fifteen (15) days following the completion of such inventory, shall provide Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Borrower or any Guarantor) and shall post such results to Borrowers’ and Guarantors’ stock ledgers and general ledgers, as applicable. Borrowers and Guarantors shall permit Agent, in its Permitted Discretion, if any Default or Event of Default exists, to cause additional such inventories to be taken as Agent determines (each, at the expense of Borrowers).

(c)     Notwithstanding anything to the contrary in this Section 4.6, none of Borrowers or Guarantors shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to Agent or any Lender (or their respective representatives or contractors) is prohibited by Applicable Law, or (iii) that is subject to attorney-client privilege.

4.7.     Appraisals.

(a)     Agent may, in its Permitted Discretion, at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of Borrowers’ and Guarantors’ assets; provided, however, that Borrowers and Guarantors shall be responsible for reimbursing Agent for only up to one (1) appraisal per Fiscal Year of Borrowers, unless (i) Undrawn Availability is at any time less than the greater of (x) twenty percent (20%) of the Revolving Loan Cap, and (y) the sum of $5,000,000 plus twenty percent (20%) of any increase to the Maximum Revolving Advance Amount pursuant to Section 2.24, in which case Borrowers and Guarantors shall be responsible for reimbursing Agent for two (2) appraisals performed during the subsequent twelve (12) month period, (ii) any additional appraisal is required by Applicable Law, in which case Borrowers and Guarantors shall be responsible for reimbursing Agent for such appraisal undertaken by or on behalf of Agent, or (iii) a Default or Event of Default has occurred and is continuing, in which case Borrowers and Guarantors shall be responsible for reimbursing Agent for all appraisals undertaken by or on behalf of Agent to the extent Agent in its Permitted Discretion determines such appraisals are necessary or appropriate. Without limiting the foregoing, Agent may cause to be undertaken additional appraisals at the expense of the Lenders. The appraisal required to be completed in connection with the Formula Amount Modification Conditions shall be in addition to, and not included in, the number of appraisals to be provided at Borrowers’ and Guarantors’ expense pursuant to this Section 4.7(a).

(b)     In the event the value of Borrowers’ and/or Canadian Loan Parties’ Inventory, Receivables and/or Credit Card Receivables, as so determined pursuant to such appraisal, is less than anticipated by Agent or Lenders, such that the Revolving Advances are in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances so as to eliminate the excess Advances.

4.8.     Receivables; Credit Card Receivables; Deposit Accounts and Securities Accounts.

(a)     Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower or a Canadian Loan Party, or work, labor or services theretofore rendered by a Borrower or a Canadian Loan Party as of the date each Receivable is created. The Receivables shall be due and owing in accordance with the applicable Borrower’s or Canadian Loan Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers and Canadian Loan Parties to Agent. Each of the Credit Card Receivables, and all records, papers and documents relating thereto, (i) is genuine and correct and in all material respects what it purports to be, (ii) represents the legal, valid and binding obligation of the account debtor, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, evidencing indebtedness unpaid and owed by such account debtor, arising out of the performance of labor or services or the sale, lease, license, assignment or other disposition and delivery of the goods or other property listed therein or out of an advance or a loan, and (iii) is in all material respects in compliance and conforms with all applicable federal, state, territorial, provincial and local Laws and Applicable Laws of any relevant foreign jurisdiction.

(b)     Each Customer, to the best of each Borrower’s and each Canadian Loan Party’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Borrower or any Canadian Loan Party who are not solvent, such Borrower and/or Canadian Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c)     Each Borrower’s and each Guarantor’s chief executive office is located as set forth on Schedule 4.4(b)(iii). Until written notice is given to Agent by Borrowing Agent of any other office at which any Borrower or Guarantor keeps its records pertaining to Receivables and Credit Card Receivables, all such records shall be kept at such chief executive office.

(d)     As and when required pursuant to the Post-Closing Letter, Borrowers and/or Canadian Loan Parties shall deliver to Agent copies of notifications (each, a “Credit Card Notification”) in form and substance reasonably satisfactory to Agent, which have been executed on behalf of each applicable Borrower and/or Canadian Loan Party and delivered to the Credit Card Issuers and Credit Card Processors listed on Schedule 4.8(j)(ii). In addition, Borrowers and Canadian Loan Parties shall instruct their Customers and the Credit Card Processors and Credit Card Issuers to deliver all remittances upon Credit Card Receivables (whether paid by check or by wire transfer of funds) to such Blocked Account(s) and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.8(h) or as otherwise agreed to from time to time by Agent. Notwithstanding the foregoing, to the extent any Borrower or any Guarantor directly receives any remittances upon Receivables or Credit Card Receivables, such Borrower or Guarantor shall, at their sole cost and expense, (A) upon the occurrence and during the continuance of a Cash Dominion Event, on Agent’s behalf and for Agent’s account, collect and hold in trust for Agent all such collections, and shall not commingle such collections with any Borrower’s or Guarantor’s funds or use the same except to pay Obligations, and (B) as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts(s) and/or Depository Account(s). Each Borrower and each Guarantor shall deposit in the Blocked Account and/or Depository Account or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness owing to any Borrower or Guarantor.

(e)     At any time following the occurrence of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. At any time after the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to collect the Receivables and Credit Card Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f)     Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower or any Guarantor any and all checks, drafts and other instruments for the payment of money relating to the Receivables and Credit Card Receivables, and each Borrower and Guarantor hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower and Guarantor hereby constitutes Agent or Agent’s designee as such Borrower’s or Guarantor’s attorney with power (i) at any time, to sign such Borrower’s or Guarantor’s name on all PPSA financing statements or any other documents or instruments necessary or reasonably deemed appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (ii) at any time when a Cash Dominion Event has occurred and is continuing, (A) to endorse such Borrower’s or Guarantor’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to receive and open of all mail addressed to any Borrower or Guarantor at any post office box/lockbox maintained by Agent for Borrowers and Guarantors or at any other business premises of Agent; (C) to sign such Borrower’s or Guarantor’s name on any invoice or bill of lading relating to any of the Receivables, the Credit Card Receivables, drafts against Customers, assignments and verifications of Receivables and Credit Card Receivables; and (D) to send verifications of Receivables and Credit Card Receivables to any Customer, Credit Card Processor or Credit Card Issuer; and (iii) at any time following the occurrence of a Default or an Event of Default, (A) to demand payment of the Receivables and the Credit Card Receivables; (B) to enforce payment of the Receivables and the Credit Card Receivables by legal proceedings or otherwise; (C) to exercise all of such Borrower’s or Guarantor’s rights and remedies with respect to the collection of the Receivables, the Credit Card Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables and the Credit Card Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables and the Credit Card Receivables; (F) to prepare, file and sign such Borrower’s or Guarantor’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Borrower’s or Guarantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables and the Credit Card Receivables; (H) to accept the return of goods represented by any of the Receivables and the Credit Card Receivables; (I) to change the address for delivery of mail addressed to any Borrower or Guarantor to such address as Agent may designate; and (J) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.

(g)     Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any of the Credit Card Receivables or any instrument received in payment of any of the foregoing, or for any damage resulting therefrom.

(h)     All proceeds of Collateral and all net cash proceeds received by any Borrower or any Guarantor on account of any disposition or other transaction (including, without limitation, any Prepayment Event) shall be deposited by such Borrower and Guarantor into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at Agent for the deposit of such proceeds. Agent, each Blocked Account Bank, and each applicable Borrower or Guarantor shall enter into a deposit account control or blocked account agreement in form and substance satisfactory to Agent that, in the case of any Blocked Account in the United States of America, is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account and which directs such Blocked Account Bank, upon written direction of Agent (which may not be given except upon the occurrence and during the continuance of a Cash Dominion Event) to transfer such funds so deposited on a daily basis to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) at Agent. All funds deposited in such Blocked Accounts or Depository Accounts (whether or not a Cash Dominion Event has occurred and is continuing) shall immediately become subject to the security interest of Agent for its own benefit and the ratable benefit of Issuer, Lenders and all other holders of the Obligations, and Borrowing Agent shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Agent shall apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations (including the cash collateralization of the Letters of Credit) as follows (but subject to the provisions of Section 11.5 hereof): (i) first, to the repayment in full of the principal amount of any outstanding Out-of-Formula Loans and Protective Advances, (ii) second, the repayment in full of the principal amount of any outstanding Swing Loans, (iii) third, the repayment in full of the principal amount of any outstanding Revolving Advances, and (iv) fourth, but only if any Event of Default shall have occurred and shall be continuing, to the cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b), all subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof, and to the extent of the amount of any such repayment remaining after application to the Obligations in accordance with the foregoing, such remaining amount shall be returned to Borrowers. Furthermore, the parties hereto hereby acknowledge, confirm and agree that the implementation of the cash management arrangements is a contractual right provided to Agent and the Lenders hereunder in order for Agent and the Lenders to manage and monitor their collateral position and not a proceeding for enforcement or recovery of a claim, or pursuant to, or an enforcement of, any security or remedies whatsoever, that the cash management arrangements contemplated herein are critical to the structure of the lending arrangements contemplated herein, that Agent and Lenders are relying on Borrowers’ and Guarantors’ acknowledgment, confirmation and agreement with respect to such cash management arrangements in making accommodations of credit available to Borrowers and in particular that any accommodations of credit are being provided by the Lenders to Borrowers strictly on the basis of a borrowing base calculation to fully support and collateralize any such accommodations of credit hereunder.

(i)     No Borrower or Guarantor will, without Agent’s consent, compromise or adjust any material amount of Receivables or Credit Card Receivables (or any amount to the extent such Credit Card Receivables constitute Eligible Credit Card Receivables), (or extend the time for payment thereof) or accept any material returns (or any returns, as applicable) of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Borrower or Guarantor.

(j)     All deposit accounts (including all Blocked Accounts and Depository Accounts), securities accounts and investment accounts of each Borrower, each Guarantor, and each Subsidiary of any of the foregoing as of the Closing Date are set forth on Schedule 4.8(j)(i). Attached hereto as Schedule 4.8(j)(ii) is a list describing all arrangements as of the Closing Date to which any Borrower, any Guarantor, and any Subsidiary of any of the foregoing is a party with respect to the processing and/or payment to such Borrower, Guarantor, or Subsidiary of the proceeds of any credit card charges and debit card charges for sales made by such Borrower, Guarantor, or Subsidiary. No Borrower or Guarantor shall open any new deposit account, securities account or investment account (excluding any Local Store Account; provided that each Local Store Account shall nonetheless be subject to the terms and conditions of Section 4.8(l)) unless (i) Borrowers shall have given at least thirty (30) days prior written notice to Agent and Agent has consented in writing, and (ii) if such account is to be maintained with a bank, depository institution or securities intermediary that is not Agent, such bank, depository institution or securities intermediary, each applicable Borrower or Guarantor and Agent shall first have entered into an account control agreement in form and substance satisfactory to Agent that, in the case of any deposit account in the United States of America, is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account. No Borrower or Guarantor shall enter into any agreements with Credit Card Issuers or Credit Card Processors other than those expressly contemplated by this Section 4.8.

(k)     Within one hundred twenty (120) days following the Closing Date, Borrowers and Guarantors shall cause their primary depository account, operating account, blocked account and cash management relationship to be maintained with PNC and its Affiliates.

(l)     Notwithstanding anything to the contrary in this Agreement:

(i)     Borrowers and Guarantors shall not be required to (i) obtain deposit account control agreements for any Excluded Accounts or any Local Store Account, or (ii) cause the cash deposited in Excluded Accounts to be remitted to a Blocked Account or a Depository Account; and

(ii)     without limitation of subsection (d) above, Borrowers and Guarantors may in their discretion maintain deposit accounts with banks or financial institutions other than Agent as accounts for the deposit of the proceeds of sales of Collateral at any one or more Stores (and not for purposes of making disbursements or holding operating funds of any Borrower or Guarantor) (any such account, a “Local Store Account”). All proceeds of all sales of Collateral at any Store on any Business Day shall be deposited no less frequently than once per week into a Blocked Account or a Local Store Account. Borrowers and Guarantors shall cause the funds in each Local Store Account to be transferred to a Blocked Account maintained with Agent, with respect to each Local Store Account maintained in the United States, on each Business Day, and with respect to each Local Store Account maintained in Canada, once per Fiscal Quarter, when (x) the funds on deposit in such Local Store Account exceed $25,000, or (y) the aggregate amount of funds in all Local Store Accounts exceeds $2,000,000, and in any event no less frequently than every two weeks.

4.9.        Inventory. To the extent Inventory held for sale or lease has been produced by any Borrower or Guarantor, it has been and will be produced by such Borrower or Guarantor in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.10.     Maintenance of Equipment. The equipment of Borrowers and Guarantors used by or useful to any Borrower or Guarantor shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the equipment shall be maintained and preserved. No Borrower or Guarantor shall use or operate the equipment in violation of any law, statute, ordinance, code, rule or regulation to the extent such violation could reasonably be expected to have a Material Adverse Effect. None of the equipment or other Collateral is affixed to Real Property except Collateral with respect to which Borrowers and Guarantors have supplied Agent with all information and documentation necessary to make all fixture filings required to perfect and protect the priority of the security interest of Agent, for the benefit of itself and the other Secured Parties, in all such Collateral which may be fixtures as against all Persons having an interest in the premises to which such property may be affixed.

4.11.     Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s or Guarantor’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s or Guarantor’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower or Guarantor of any of the terms and conditions thereof.

4.12.     Financing Statements. Except as respects the financing statements filed by Agent, financing statements described on Schedule 1.2, and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

V.           REPRESENTATIONS AND WARRANTIES.

Each Borrower and Guarantor represents and warrants as follows:

5.1.     Authority. Each Borrower and each Guarantor has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Borrower and each Guarantor, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Borrower and such Guarantor enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Borrower’s and such Guarantor’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Borrower’s or such Guarantor’s Organizational Documents or to the conduct of such Borrower’s or such Guarantor’s business or of any Material Contract or undertaking to which such Borrower or such Guarantor is a party or by which such Borrower or such Guarantor is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower or such Guarantor under the provisions of any agreement, instrument, or other document to which such Borrower or such Guarantor is a party or by which it or its property is a party or by which it may be bound.

5.2.     Formation and Qualification.

(a)     Each Borrower and each Guarantor is (i) duly incorporated or formed, as applicable, (ii) in good standing under the laws of the state, province or territory listed on Schedule 5.2(a), and (iii) qualified to do business and is in good standing in the states, provinces and territories listed on Schedule 5.2(a) which constitute all states, provinces and territories in which qualification and good standing are necessary for such Borrower or such Guarantor to conduct its business and own its property and where the failure to so qualify, as to this clause (iii), could reasonably be expected to have a Material Adverse Effect. Each Borrower and each Guarantor has delivered to Agent true and complete copies of its Organizational Documents and will promptly notify Agent of any material amendment or changes thereto.

(b)     The only Subsidiaries of each Borrower and each Guarantor are listed on Schedule 5.2(b).

5.3.     Survival of Representations and Warranties. All representations and warranties of such Borrower and such Guarantor contained in this Agreement and the Other Documents to which it is a party shall be true at the time of such Borrower’s and such Guarantor’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4.     Tax Returns. Each Borrower’s and each Guarantor’s applicable federal tax identification number is set forth on Schedule 5.4. Each Borrower and each Guarantor has filed all federal, state, provincial and material territorial and local tax returns and other material reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable, except to the extent such taxes, assessments, fees and other governmental charges are being Properly Contested by the applicable Borrower or Guarantor. The Canadian Loan Parties have paid all Priority Payables, other than Priority Payables that are not delinquent or being Properly Contested by the applicable Canadian Loan Parties. The provision for taxes on the books of each Borrower and each Guarantor is adequate for all years not closed by applicable statutes, and for its current Fiscal Year, and no Borrower or Guarantor has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5.     Financial Statements.

(a)     The pro forma balance sheet of Borrowers and Guarantors on a Consolidated Basis (the “Pro Forma Balance Sheet”) furnished to Agent on the Closing Date reflects the consummation of the transactions contemplated under this Agreement and the Other Documents (collectively, the “Transactions”) and is accurate, complete and correct in all material respects and fairly reflects the financial condition of Borrowers and Guarantors on a Consolidated Basis as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied (subject, in the case of interim financial statements, to normal quarterly and year-end audit adjustments). The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the Chief Executive Officer or Chief Financial Officer of Borrowing Agent. All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP, except as may be disclosed in such financial statements.

(b)     The pro forma income statement, balance sheet and statements of operations and cash flow projections of Borrowers and Guarantors on a Consolidated Basis for the years 2020 through 2022 (or such long period as Agent may reasonably request) (which materials include monthly projections (including an Undrawn Availability model) for the first twelve months following the Closing Date and annual projections thereafter), copies of which are annexed hereto as Exhibit 5.5(b) (the “Projections”) were prepared under the supervision of, and reviewed and approved by, the Chief Financial Officer of Borrowing Agent in accordance with GAAP and consistent with Borrowers’ and Guarantors’ current practices, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrowers’ and Guarantors’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period (it being understood that forecasts are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties, many of which are beyond the control of Borrowers and Guarantors, and no assurance can be given that such forecasts will be realized and that actual results may differ from projected results and such differences may be material). The cash flow Projections together with the Pro Forma Balance Sheet are referred to as the “Pro Forma Financial Statements”.

(c)     The consolidated balance sheets of Borrowers, Guarantors, and such other Persons described therein, as of February 1, 2020, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application to which such accountants concur) and present fairly the financial position of Borrowers and Guarantors at such date and the results of their operations for such period. Since February 1, 2020, there has been event or circumstance that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Change.

(d)     The unaudited consolidated balance sheets of Borrowers, Guarantors, and such other Persons described therein, as of the end of each Fiscal Month between February 2, 2020 through and including July 4, 2020, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the periods ended on each such date, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied and present fairly the financial position of Borrowers and Guarantors at each such date and the results of their operations for each such period, subject to the absence of footnotes and to normal year-end audit adjustments.

5.6.     Entity Names. No Borrower or Guarantor has been known by any other company or corporate name, as applicable, in the past five (5) years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Borrower or Guarantor been the surviving corporation or company, as applicable, of a merger, amalgamation, arrangement or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7.     OSHA; Environmental Compliance; Flood Insurance.

(a)     Except as set forth on Schedule 5.7 hereto or as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Borrower and each Guarantor is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance with the Federal Occupational Safety and Health Act, and applicable Environmental Laws and there are no outstanding citations, notices or orders of non-compliance issued to any Borrower or any Guarantor or relating to its business, assets, property, leaseholds or Equipment under any such applicable laws, rules or regulations.

(b)     Except as set forth on Schedule 5.7 hereto or where the failure to obtain and maintain any such Approvals (as hereinafter defined) could not reasonably be expected to have a Material Adverse Effect, each Borrower and each Guarantor has been issued all required federal, state, territorial, provincial and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.

(c)     Except as set forth on Schedule 5.7: (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto any Real Property owned, leased or, to the reasonable knowledge of such Borrower or Guarantor, occupied by any Borrower or any Guarantor, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned, leased or, to the reasonable knowledge of such Borrower or Guarantor, occupied by any Borrower or any Guarantor, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the Real Property (including any premises owned, leased or, to the reasonable knowledge of such Borrower or Guarantor, occupied by any Borrower or any Guarantor) has never been used by any Borrower or any Guarantor to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by any Borrower or any Guarantor on any Real Property (including any premises owned, leased or, to the reasonable knowledge of such Borrower or Guarantor, occupied by any Borrower or any Guarantor), excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Borrower, of any Guarantor, or of any tenant of any of the foregoing.

(d)      All Real Property owned by Borrowers and Guarantors is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Borrower and Guarantor in accordance with prudent business practice in the industry of such Borrower and Guarantor. Each Borrower and Guarantor has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral.

5.8.     Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a)     (i) After giving effect to the Transactions, and before and after giving effect to each Advance, Borrowers and Guarantors, taken as a whole, are and will be solvent, able to pay their debts as they mature, has and will have capital sufficient to carry on their businesses and all businesses in which they are about to engage, (ii) as of the Closing Date, the fair present saleable value of the assets of Borrowers and Guarantors, taken as a whole, calculated on a going concern basis, is in excess of the amount of their liabilities, and (iii) subsequent to the Closing Date, the fair saleable value of the assets of Borrowers and Guarantors, taken as a whole (calculated on a going concern basis), will be in excess of the amount of its liabilities.

(b)     Except as disclosed in Schedule 5.8(b)(i), no Borrower or Guarantor has any pending or, to the reasonable knowledge of Borrowers and Guarantors, threatened, litigation, arbitration, actions or proceedings (i) affecting or pertaining to this Agreement or any Other Document or the Transactions, or (ii) which, individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect. No Borrower or Guarantor has any outstanding Indebtedness other than the Obligations, except for (i) Indebtedness disclosed in Schedule 5.8(b)(ii) and (ii) Indebtedness otherwise permitted under Section 7.8 hereof.

(c)     No Borrower or Guarantor is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, nor is any Borrower or Guarantor in violation of any order of any court, Governmental Body or arbitration board or tribunal. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal, state, territorial and provincial laws.

(d)     No Borrower, Guarantor, or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.8(d) hereto. (i) Each Borrower, each Guarantor, and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Code; (iii) none of any Borrower, any Guarantor, or any other member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and none of any Borrower, any Guarantor, or any other member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) none of any Borrower, any Guarantor, or any other member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) none of any Borrower, any Guarantor, or any other member of a Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) none of any Borrower, any Guarantor, or any other member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no event described in Section 4043 of ERISA, for which the thirty (30) day notice period has not been waived; (xi) none of any Borrower, any Guarantor, or any other member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) none of any Borrower, any Guarantor, or any other member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) none of any Borrower, any Guarantor, or any other member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

(e)     No Canadian Pension Plan is a Canadian DB Plan. All contributions have been made to each Canadian Pension Plan, if any, in accordance with its terms and the Canadian Pension Laws, and no contribution failure has occurred with respect to any Canadian Pension Plan sufficient to give rise to any liability, to constitute an offence or to jeopardize the registration of any such Canadian Pension Plan under any Canadian Pension Laws. None of the Canadian Loan Parties has any liabilities or obligations in respect of any Canadian DB Plan that has been terminated or wound-up.

5.9.     Patents, Trademarks, Copyrights and Licenses. All Intellectual Property owned or utilized by any Borrower or any Guarantor: (i) is set forth on Schedule 5.9; (ii) is valid and has, to the extent determined by the Borrowing Agent in its business judgment consistent with past practices, been duly registered or filed with all appropriate Governmental Bodies; and (iii) constitutes all of the intellectual property rights which are necessary for the operation of its business. There is no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any such Intellectual Property and no Borrower or Guarantor is aware of any grounds for any challenge or proceedings, except as set forth in Schedule 5.9 hereto. All Intellectual Property owned or held by any Borrower or Guarantor consists of original material or property developed by such Borrower or Guarantor or was lawfully acquired by such Borrower or Guarantor from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.

5.10.     Licenses and Permits. Except as set forth in Schedule 5.10, each Borrower and each Guarantor (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, territorial, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11.     Default of Indebtedness. No Borrower or Guarantor is in default in the payment of the principal of or interest on any Indebtedness (other than the Obligations) of any Borrower or Guarantor with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $1,000,000 or more or under any instrument or agreement under or subject to which any such Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12.     No Default. No Borrower or Guarantor is in default in the payment or performance of any of its obligations under any Material Contract and no Default or Event of Default has occurred and is continuing.

5.13.     No Burdensome Restrictions. No Borrower or Guarantor is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Each Borrower and each Guarantor has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. No Borrower or Guarantor has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14.     No Labor Disputes. No Borrower or Guarantor is involved in any labor dispute; there are no strikes or walkouts or union organization of any Borrower’s or Guarantor’s employees in existence or, to the reasonable knowledge of any Borrower or Guarantor, threatened, and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15.     Margin Regulations. None of any Borrower, Guarantor, or Subsidiary owns any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Advances will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U, or X of the Board of Governors of the Federal Reserve System. None of any Borrower, Guarantor, or Subsidiary expects to acquire any Margin Stock.

5.16.     Investment Company Act. No Borrower or Guarantor is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17.     Disclosure. No representation or warranty made by any Borrower or Guarantor in this Agreement, the Other Documents, or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Borrower or Guarantor or which reasonably should be known to such Borrower or Guarantor which such Borrower or Guarantor has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement or the Other Documents which could reasonably be expected to have a Material Adverse Effect.

5.18.     [Reserved].

5.19.     Swaps. No Borrower or Guarantor is a party to, nor will it be a party to, any swap agreement whereby such Borrower or Guarantor has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.20.     Business and Property of Borrowers and Guarantors. Upon and after the Closing Date, Borrowers and Guarantors do not propose to engage in any business other than other than the online and in-store retail sale of “make your own” stuffed animals and related merchandise and associated Intellectual Property, and activities necessary to conduct the foregoing, and any other businesses substantially similar thereto or otherwise permitted under Section 7.9. On the Closing Date, each Borrower and each Guarantor will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Borrower or Guarantor.

5.21.     Ineligible Securities. Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.

5.22.     [Reserved].

5.23.     Equity Interests. The authorized and outstanding Equity Interests of each Borrower (other than Borrowing Agent) and each Guarantor, and each legal and beneficial holder thereof as of the Closing Date, are as set forth on Schedule 5.23(a) hereto. All of the Equity Interests of each Borrower (other than Borrowing Agent) and each Guarantor have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal, state, territorial and provincial laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.23(b), there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Borrower, any Guarantor, or, to the reasonable knowledge of Borrowers and Guarantors, any of the shareholders of any of the foregoing is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Borrowers or Guarantors. Except as set forth on Schedule 5.23(c), Borrowers and Guarantors have not issued any securities convertible into or exchangeable for shares of their Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.24.     Commercial Tort Claims. No Borrower or Guarantor has any commercial tort claims (or choses in action in respect of Canadian Loan Parties) except as set forth on Schedule 5.24 hereto.

5.25.     Letter of Credit Rights. As of the Closing Date, no Borrower or Guarantor has any letter of credit rights except as set forth on Schedule 5.25 hereto.

5.26.     Material Contracts. Schedule 5.26 sets forth all Material Contracts of Borrowers, the Canadian Loan Parties and Guarantors as of the Closing Date; provided that Schedule 5.26 shall be amended and/or supplemented from time to time to add or delete Material Contracts. All Material Contracts are in full force and effect and no material defaults currently exist thereunder.

5.27.     Insurance. The properties of Borrowers, Guarantors, and their respective Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of Borrowers or Guarantors, in such amounts (after giving effect to any self-insurance), with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower, Guarantor, or Subsidiary operates. Schedule 5.27 sets forth a description of all insurance maintained by or on behalf of Borrowers, Guarantors, and their respective Subsidiaries as of the Closing Date. Each insurance policy listed on Schedule 5.27 is in full force and effect and all premiums in respect thereof that are due and payable have been paid. Notwithstanding the foregoing, the parties acknowledge that business interruption insurance policies maintained by or on behalf of Borrowers or Guarantors may not provide insurance coverage in respect of business interruptions occasioned by the COVID-19 pandemic.

5.28.   Perfection of Agent’s Liens.

(a)     This Agreement and the Other Documents create in favor of Agent, for the benefit of itself, Issuer and each Lender (and each other holder of any Obligations), a legal, valid, continuing and enforceable security interest in the Collateral. The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices of secretary of state or other applicable Governmental Body of each Borrower’s and Guarantor’s jurisdiction of organization specified in Schedule 5.2(a). Upon such filings and/or the obtaining of “control” (as defined in the Uniform Commercial Code or the PPSA, as applicable), Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the Uniform Commercial Code or the PPSA, as applicable) or by obtaining control, under the Uniform Commercial Code or the PPSA, as applicable (in each case as in effect on the date this representation is made) in each case prior and superior in right to any other Person.

(b)     When this Agreement, the Intellectual Property Security Agreement or a short form hereof or thereof is filed in the United States Patent and Trademark Office, the United States Copyright Office and/or the Canadian Intellectual Property Office, as applicable, and when financing statements, releases and other filings in appropriate form are filed in the offices of secretary of state of each Borrower’s and Guarantor’s jurisdiction of organization specified in Schedule 5.2(a), Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Borrowers and Guarantors in the Intellectual Property in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office, the United States Copyright Office and/or the Canadian Intellectual Property Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office, the United States Copyright Office and/or the Canadian Intellectual Property Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by Borrowers and Guarantors after the Closing Date).

5.29.   Brokers. No broker or finder brought about the obtaining, making or closing of the Advances or transactions contemplated by this Agreement and the Other Documents, and no Borrower, Guarantor, or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.30.   Customer and Trade Relations. There exists no actual or, to the knowledge of any Borrower or Guarantor, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Borrower or Guarantor with any supplier material to its operations.

5.31.     Casualty. Neither the businesses nor the properties of any Borrower, Guarantor, or Subsidiary are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

5.32.     [Reserved].

5.33.     Senior Debt Status. The Obligations shall at all times be pari passu or prior in right to all Indebtedness, other than Indebtedness secured by Permitted Encumbrances permitted hereunder to be prior to the Lien securing the Obligations.

5.34.     EEA Financial Institution. No Borrower or Guarantor is an EEA Financial Institution.

VI.         AFFIRMATIVE COVENANTS.

Each Borrower and each Guarantor shall (and shall cause each of its respective Subsidiaries to), until payment in full of the Obligations:

6.1.     Compliance with Laws. Comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s or Guarantor’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard).

6.2.     Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all Intellectual Property and take all actions necessary to enforce and protect the validity of any material intellectual property right or other right included in the Collateral that is material to the conduct of the business of Borrowers and Guarantors; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States and Canada and each political subdivision of any of the foregoing where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3.     Books and Records; Accountants.

(a)     Keep proper books of record and account in which full, true and correct entries in all material respects will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers and Guarantors; and

(b)     at all times retain an independent public accountant which is reasonably satisfactory to Agent (it being acknowledged that Ernst & Young LLP is reasonably satisfactory to Agent as of the Closing Date) and instruct such accountant to cooperate with, and be available to, upon reasonable prior notice (except that no such reasonable prior notice shall be required upon the occurrence and during the continuance of an Event of Default), Agent or its representatives to discuss Borrowers’ and Guarantors’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountant, as may be reasonably raised by Agent; provided, that, an Authorized Officer of Borrowing Agent may be present in such discussions (but such presence shall not be a pre-requisite to the occurrence of such discussions).

6.4.     Payment of Obligations. Except to the extent being Properly Contested, pay, when due, all obligations and liabilities, including (i) all Priority Payables relating to the Canadian Loan Parties and all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or Guarantor or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, and (ii) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators and carriers) which, if unpaid, would by law become a Lien upon its property. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Borrower or any Guarantor, on one hand, and Agent or any Lender, on the other hand, which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, could reasonably be expected to create a valid Lien on the Collateral, Agent may without notice to Borrowers or Guarantors pay the taxes, assessments or other Charges (provided that Agent shall endeavor to provide notice of any such payment to Borrowing Agent reasonably promptly thereafter, it being understood that Agent shall have no liability for failure to provide such notice) and each Borrower and each Guarantor hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or Charges to the extent that any applicable Borrower or Guarantor has Properly Contested those taxes, assessments or Charges. The amount of any payment by Agent under this Section 6.4 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Borrowers and Guarantors shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrowers’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

6.5.     Financial Covenant. Cause to be maintained at all times Undrawn Availability of not less than the greater of (x) twelve and one-half percent (12.5%) of the Revolving Loan Cap and (y) the sum of $3,125,000 plus twelve and one-half percent (12.5%) of any increase to the Maximum Revolving Advance Amount pursuant to Section 2.24.

6.6.     Insurance.

(a)     (i) Keep all its insurable properties and properties in which such Borrower or Guarantor has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards (including business interruption), and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower’s or Guarantor’s and consistent with such Borrower’s or Guarantor’s past practices; (ii) where required, maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower or Guarantor insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower or Guarantor either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others and consistent with such Borrower’s or Guarantor’s past practices; (iv) maintain all such worker’s compensation or similar insurance as is required under the laws of any state, territory, province or other jurisdiction in which such Borrower or Guarantor is engaged in business; and (v) furnish Agent with (A) copies of all evidence of the maintenance of such policies by the renewal thereof at least ten (10) days (or such shorter period as Agent may agree in its discretion) before any expiration date, and (B) appropriate endorsements in form and substance satisfactory to Agent, naming Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice). In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Borrower or Guarantor to make payment for such loss to Agent and not to Agent and such Borrower or Guarantor jointly. If any insurance losses are paid by check, draft or other instrument payable to Agent and such Borrower or Guarantor jointly, Agent may endorse such Borrower’s or Guarantor’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Any such amounts received by Agent shall be applied as provided herein (including, without limitation, Section 2.20). Notwithstanding the foregoing, the parties acknowledge that business interruption insurance policies maintained by or on behalf of Borrowers or Guarantors may not provide insurance coverage in respect of business interruptions occasioned by the COVID-19 pandemic.

(b)     Each Borrower and Guarantor shall take all actions required under the Flood Laws and/or reasonably requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral.

(c)     Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i) and (iii) and 6.6(b) above. All loss recoveries received by Agent under any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by Applicable Law. Any deficiency thereon shall be paid by Borrowers to Agent, on demand. If any Borrower or Guarantor fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower or Guarantor, which payments shall be charged to Borrowers’ Account and constitute part of the obligations.

6.7.     Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (ii) other than rental obligations which may be Properly Contested, abated or deferred due to the COVID-19 pandemic when due its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.

6.8.     Environmental Matters.

(a)     Ensure that the Real Property and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property in compliance with Environmental Laws, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)     Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws (which system shall include periodic environmental compliance audits to be conducted by knowledgeable environmental professionals), except when the failure to do so could not reasonably be expected to have a Material Adverse Effect. All potential violations and violations of Environmental Laws shall be reviewed with legal counsel to determine any required reporting to applicable Governmental Bodies and any required corrective actions to address such potential violations or violations.

(c)     Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Borrower or Guarantor shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Borrower or Guarantor shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint. All reasonable and documented costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender, any Borrower, and any Guarantor.

(d)     Upon the occurrence of a Hazardous Discharge or violation of any Environmental Law not permitted hereunder, promptly upon the written request of Agent from time to time, Borrowers and Guarantors shall provide Agent, at Borrowers’ expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Materials found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Borrowers and Guarantors to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

6.9.     Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal quarterly and year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).

6.10.     [Reserved].

6.11.     Execution of Supplemental Instruments. Execute and deliver to Agent, and take, from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments and actions, as Agent may request, in order that the full intent of this Agreement may be carried into effect.

6.12.     Government Receivables. Take all steps reasonably necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code, the PPSA, the Financial Administration Act (Canada) and all other applicable federal, state, provincial or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument, notice assignments, acknowledgment or chattel paper connected with any Receivable arising out of any contract between any Borrower or Canadian Loan Party and the United States, the government of Canada any state or province or any department, agency or instrumentality of any of them.

6.13.     Material Contracts. (a) Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect for so long as such contract remains a Material Contract, (c) enforce each such Material Contract in accordance with its terms, (d) take all such action to such end as may be from time to time reasonably requested by Agent, and (e) upon the reasonable request of Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Borrower or Guarantor is entitled to make under such Material Contract; provided that each Borrower, each Guarantor and Agent acknowledge and agree that the third party counterparties to such Material Contracts cannot be forced to enter into any written agreements with each Borrower, each Guarantor and/or Agent.

6.14.     Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.14, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.14 shall remain in full force and effect until payment in full of the Obligations. Each Qualified ECP Loan Party intends that this Section 6.14 constitute, and this Section 6.14 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18(A)(v)(II) of the CEA.

6.15.     Certificate of Beneficial Ownership and Other Additional Information. Provide to Agent and the Lenders: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to Agent and Lenders, if any; (ii) a Certificate of Beneficial Ownership, in form and substance acceptable to Agent and each Lender, when the individual(s) to be identified as a Beneficial Owner have changed in a manner that requires delivery of a Certificate of Beneficial Ownership; and (iii) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with applicable laws (including without limitation the USA PATRIOT Act, Canadian Anti-Money Laundering Laws and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith.

VII.        NEGATIVE COVENANTS.

No Borrower or Guarantor shall (and not permit any of its respective Subsidiaries to), until payment in full of the Obligations:

7.1.     Merger, Consolidation, Acquisition and Sale of Assets.

(a)     Enter into any merger, amalgamation, consolidation, arrangement or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person, consummate an LLC Division or permit any other Person to consolidate with or merge or amalgamate with it, except:

(i)     any Borrower or Guarantor may merge, amalgamate, consolidate or reorganize with another Borrower or Guarantor or acquire the assets or Equity Interests of another Borrower or Guarantor so long as (x) such Borrower or Guarantor provides Agent with ten (10) days prior written notice of such merger, amalgamation, consolidation, reorganization or acquisition and delivers to Agent all of the relevant documents evidencing such merger, amalgamation, consolidation, reorganization or acquisition, and (y) if any such merger, amalgamation, consolidation, or acquisition involves a Borrower, a Borrower shall be the continuing, surviving or acquiring Person;

(ii)     any Subsidiary of a Borrower or Guarantor may merge or amalgamate with and into a Borrower and any Subsidiary of a Borrower or Guarantor that is not a Borrower may merge or amalgamate with and into a Borrower or Guarantor; and

(iii)     Permitted Acquisitions.

(b)     Sell, lease, transfer or otherwise dispose of any of its properties or assets (including, in each case, by way of an LLC Division), except:

(i)     the sale of Inventory in the Ordinary Course of Business;

(ii)     the disposition or transfer of obsolete and worn-out equipment in the Ordinary Course of Business which are no longer necessary or required in the conduct of such Borrower’s or Guarantor’s business;

(iii)     bulk sales or other dispositions of the Inventory of a Borrower or a Guarantor not in the Ordinary Course of Business in connection with Store closings, at arm’s length, provided, that such Store closures (specifically excluding closures of locations within a third party retail store (a so-called “shop-in-shop”) or similar arrangements) and related Inventory dispositions shall not exceed (1) (A) during the period from the Closing Date through and including January 30, 2021 and (B) during each Fiscal Year of Borrowing Agent and its Subsidiaries thereafter, ten percent (10%) of the number of Borrowers’ and Guarantors’ Stores as of the beginning of such Fiscal Year (net of new Store openings) and (2) in the aggregate from and after the Closing Date, twenty percent (20%) of the number of Borrowers’ and Guarantors’ Stores in existence as of the Closing Date (net of new Store openings), provided, further, that (x) all sales of Inventory in connection with Store closings shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to Agent, and (y) all proceeds received in connection therewith are remitted to Agent to be applied pursuant to Section 2.20;

(iv)     any sale, transfer, or lease of assets by any Borrower or Guarantor to another Borrower or Guarantor; or

(v)     any sale, transfer, or lease of assets (other than (i) Intellectual Property or assets of the type included in the Formula Amount or (ii) the sales pursuant to the intercompany agreements identified in Schedule 7.10 in an amount not to exceed $15,000,000 in the aggregate per Fiscal Year) by any Borrower or Guarantor to a Person that is not a Borrower or Guarantor, provided that (y) no Default or Event of Default has occurred and is continuing or would result therefrom, and (z) the fair market value of the assets sold pursuant to this clause (v) does not exceed $1,000,000 in the aggregate in any Fiscal Year.

7.2.     Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.

7.3.     Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees made in the Ordinary Course of Business up to an aggregate amount of $1,000,000, (c) guarantees by one or more Borrowers or Guarantors of the Indebtedness or obligations of any other Borrowers or Guarantors to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement, and (d) the endorsement of checks in the Ordinary Course of Business.

7.4.     Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than Permitted Investments.

7.5.     Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate other than Permitted Loans.

7.6.     [Reserved].

7.7.     Dividends. Declare, pay or make any dividend or distribution on any Equity Interests of any Borrower or Guarantor (other than dividends or distributions payable in its Equity Interests, or split-ups or reclassifications of its Equity Interests (other than, in each case, Disqualified Equity Interests)) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Borrower or Guarantor other than Permitted Dividends. With respect to tax distributions permitted pursuant to this Section, in the event (x) the actual distribution to members made pursuant to this Section exceeds the actual income tax liability of any member due to such Borrower’s or Guarantor’s status as a limited liability company, or (y) if such Borrower or Guarantor was a subchapter C corporation, such Borrower or Guarantor would be entitled to a refund of income taxes previously paid as a result of a tax loss during a year in which such Borrower or Guarantor is a limited liability company, then the members shall repay such Borrower or Guarantor the amount of such excess or refund, as the case may be, no later than the date the annual tax return must be filed by such Borrower or Guarantor (without giving effect to any filing extensions). In the event such amounts are not repaid in a timely manner by any member, then such Borrower or Guarantor shall not pay or make any distribution with respect to, or purchase, redeem or retire, any membership interest of such Borrower or Guarantor held or controlled by, directly or indirectly, such member until such payment has been made.

7.8.     Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.9.     Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted or any other businesses substantially similar, reasonably related or complementary thereto or a reasonable extension thereof.

7.10.     Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (i) transactions among Borrowers and Guarantors which are not expressly prohibited by the terms of this Agreement and which are in the Ordinary Course of Business, (ii) payments by Borrowers and Guarantors of dividends and distributions permitted under Section 7.7 hereof, (iii) agreements in effect as of the Closing Date and identified on Schedule 7.10, and (iv) transactions disclosed to Agent in writing, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.

7.11.     Hedge Arrangements. Enter into any Interest Rate Hedge or Foreign Currency Hedge except in the Ordinary Course of Business and not for speculative purposes.

7.12.     Subsidiaries.

(a)     Form or acquire any Subsidiary unless (i) the formation or acquisition of such Subsidiary constitutes a Permitted Investment, (ii) such Subsidiary, at Agent’s discretion, expressly joins in this Agreement as a Borrower or a Guarantor (as determined by Agent in its discretion) and becomes jointly and severally liable for the Obligations and grants first-priority Liens in favor of Agent for the benefit of Secured Parties on all of its assets and property of the type constituting Collateral to secure the Obligations, all pursuant to such joinder agreements and other legal documentation as Agent may reasonably require, (iii) Agent shall have received all documents, instruments and agreements, and all actions shall have been taken, as Agent may reasonably require to create a Lien and pledge in favor of Agent in the Subsidiary Stock of such Subsidiary to secure the Obligations, (iv) Agent shall have received all documents, instruments and agreements (including without limitation, legal opinions and appraisals) it may reasonably require to establish compliance with each of the foregoing conditions in connection therewith, and (v) Agent shall have received, in form and substance acceptable to Agent, such documentation and other information requested by Agent in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and other Anti-Money Laundering Laws, the results of which shall be acceptable to Agent; provided, that, notwithstanding anything to the contrary, (x) no assets of any such new Subsidiary described in this clause (a) and joined to this Agreement as a Borrower or a Canadian Loan Party shall be included in the Formula Amount until Agent has received a field examination with respect to such Subsidiary and its assets and an inventory appraisal with respect to the Inventory of such Subsidiary, in form and substance, and with results, acceptable to Agent in its discretion, and (y) Borrowers shall be liable for reasonable and documented costs and expenses of such field examination and appraisal, which costs and expenses shall not be subject to (and shall not be included in) any generally applicable limitations on the number of field examinations and appraisals, or Borrowers’ liability for such costs and expenses under this Agreement.

(b)     Enter into (x) any partnership other than (i) any such arrangement existing on the Closing Date (including, without limitation, Build-A-Bear Development, LLP), or (ii) any other partnership between or among Loan Parties and no other Person, or (y) any joint venture or similar arrangement.

7.13.     Fiscal Year and Accounting Changes. Change its Fiscal Year from a Fiscal Year ending on the Saturday closest to January 31 or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.14.     Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases, commitments or contracts or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Borrower’s or Guarantor’s business operations as conducted on the Closing Date.

7.15.     Amendment of Organizational Documents. (i) Change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (iii) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (iv) otherwise amend, modify or waive any term or material provision of its Organizational Documents unless (a) such amendment, modification or waiver would not be materially adverse to Agent or any other Secured Party, or (b) required by Applicable Law, in any such case without (x) giving at least thirty (30) days prior written notice (or in the case of a change required by Applicable Law, such prior written notice as may be permitted by such Applicable Law) of such intended change to Agent, (y) having received from Agent confirmation that Agent has taken all steps necessary for Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Borrower or Guarantor and in the Equity Interests of such Borrower or Guarantor and (z) in any case under clause (iv), having received the prior written consent of Agent and Required Lenders to such amendment, modification or waiver (not to be unreasonably withheld).

7.16.     Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Borrower, any Guarantor, or any other member of the Controlled Group or the imposition of a lien on the property of any Borrower, any Guarantor, or any other member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan, (v) fail promptly to notify Agent of the occurrence of any Termination Event, (vi) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct, (ix) establish, maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Canadian DB Plan, (x) terminate, or permit any Subsidiary to terminate, any Canadian Pension Plan where such event could result in material liability of any Borrower or any Subsidiary thereof or the imposition of a Lien on the property of any Borrower or any Subsidiary thereof, or (xi) incur, or permit any Subsidiary to incur, any withdrawal liability to any Multiemployer Plan.

7.17.     Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Borrower or Guarantor, in each case except to the extent the Payment Conditions are then satisfied.

7.18.     [Reserved].

7.19.     Other Agreements. Enter into any amendment, waiver or modification of any Material Contract, to the extent that any such amendment, waiver or modification would result in a Default or Event of Default hereunder or under any of the Other Documents, would be materially adverse to Agent, Issuer and the Lenders or otherwise would be reasonably likely to have a Material Adverse Effect.

7.20.     Membership / Partnership Interests. Designate or permit any of their Subsidiaries to (a) treat their limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of the Uniform Commercial Code or (b) certificate their limited liability membership interests or partnership interests, as applicable.

7.21.     Burdensome Agreements. Enter into or permit to exist any contractual obligation (other than this Agreement or any Other Document) that (a) limits the ability (i) of any Subsidiary to make dividends or distributions to any Borrower or Guarantor or to otherwise transfer property to or invest in a Borrower or Guarantor, (ii) of any Subsidiary to guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Borrower or Guarantor, or (iv) of any Borrower, Guarantor, or Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.22.     Issuance of Equity Interests. Issue any additional shares of any Borrower’s or any Guarantor’s Equity Interests or any options, warrants or other rights in respect thereof to any Person other than (i) to another Borrower or Guarantor or (ii) if such issuance would not constitute a Change of Control.

VIII.      CONDITIONS PRECEDENT.

8.1.     Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a)     Notes. Agent shall have received the Notes duly executed and delivered by an Authorized Officer of each Borrower in favor of each Lender requesting a Note;

(b)     Other Documents. Agent shall have received each of the executed Other Documents;

(c)     Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of each Borrower and Guarantor dated as of the date hereof, stating that, among other things, (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, and (ii) on such date no Default or Event of Default has occurred or is continuing;

(d)     Borrowing Base. Agent shall have received evidence from Borrowers and Canadian Loan Parties that the aggregate amount of Eligible Credit Card Receivables and Eligible Inventory (including Eligible Foreign In-Transit Inventory) is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;

(e)     Undrawn Availability. After giving effect to (i) the initial Advances hereunder, (ii) without duplication of amounts included the foregoing clause (i), all fees and expenses required to be paid on the Closing Date, and (iii) all amounts due and owing to any Borrower’s trade creditors which are outstanding beyond ninety (90) days or more past their due date and not otherwise on formal extended terms or being Properly Contested, Borrowers shall have Undrawn Availability of at least $10,000,000, which shall be evidenced by a Borrowing Base Certificate delivered to Agent, reflecting the Formula Amount as of the end of the month most recently ended prior to the Closing Date.

(f)     Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code and PPSA financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or reasonably requested by Agent, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(g)     Lien Searches. Agent shall have received results of searches or other evidence reasonably satisfactory to Agent (in each case dated as of a date reasonably satisfactory to Agent) indicating the absence of Liens on the assets of Borrowers and Guarantors, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, and releases or subordination agreements reasonably satisfactory to Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(h)     Secretary’s Certificates, Authorizing Resolutions and Good Standings of Borrowers and Guarantors. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Borrower and each Guarantor in form and substance satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of such Borrower or Guarantor authorizing (x) the execution, delivery and performance of this Agreement, the Notes and each Other Document to which such Borrower or Guarantor is a party (including authorization of the incurrence or guaranty, as applicable, of indebtedness, borrowing of Revolving Advances (including, without limitation, Swing Loans) and requesting of Letters of Credit on a joint and several basis with all Borrowers or Guarantors, as applicable, as provided for herein), and (y) the granting by such Borrower or Guarantor of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of Borrowers and Guarantors (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Borrower or Guarantor authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Borrower or Guarantor as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Borrower or Guarantor in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Borrower’s or Guarantor’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(i)     Legal Opinions. Agent shall have received the executed legal opinions of Bryan Cave Leighton Paisner LLP, Blake, Cassels & Graydon LLP and other local counsel to Borrowers and Guarantors, each in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, the Other Documents, and related agreements as Agent may reasonably require and each Borrower and each Guarantor hereby authorizes and directs such counsels to deliver such opinions to Agent and Lenders;

(j)     No Litigation. Other than as disclosed on Schedule 5.8(b)(i), no litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened in writing against any Borrower, any Guarantor, or the officers or directors of any Borrower or any Guarantor (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or any Guarantor or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(k)     Due Diligence. All due diligence with respect to Borrowers and Guarantors and all aspects of the transactions contemplated hereby shall be completed and the results shall be satisfactory to Agent, and Agent shall have received a field audit and inventory appraisal, each in form and substance and from auditors and appraisers reasonably acceptable to Agent;

(l)     Fees and Expenses. All fees and expenses required to be paid or reimbursed to Agent or the Arranger on or before the Closing Date shall have been paid in full, all fees and expenses required to be paid to the Lenders on or before the Closing Date shall have been paid in full, and Borrowers shall have paid all fees, charges and disbursements of counsel to Agent to the extent invoiced prior to or on the Closing Date;

(m)     Financial Statements. Agent shall have received copies of the financial statements described in Section 5.5, all of which shall be satisfactory in all respects to Agent;

(n)     Insurance. Agent shall have received in form and substance satisfactory to Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates and endorsements issued by Borrowers’ and Guarantors’ insurance broker containing such information regarding Borrowers’ and Guarantors’ casualty and liability insurance policies as Agent shall request and naming Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable, (iii) lenders’ loss payable endorsements issued by Borrowers’ and Guarantors’ insurer naming Agent as lenders’ loss payee and mortgagee, as applicable, and (iv) notice of cancellation endorsements issued by Borrowers’ and Guarantors’ insurer specifying that Agent is entitled to receive notice of cancellation as required hereunder;

(o)     Flood Insurance. Evidence that adequate flood insurance required to be maintained under this Agreement is in full force and effect, with additional insured and lender loss payable special endorsements attached thereto in form and substance satisfactory to Agent and its counsel naming Agent as additional insured and lender loss payee, as applicable, and evidence that Borrowers and Guarantors have taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral.

(p)     Payment Instructions. Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(q)     Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(r)     No Material Adverse Change. (i) Since February 1, 2020, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Change, and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(s)     Contract Review. Agent shall have received and reviewed all Material Contracts of Borrowers and Guarantors (including, without limitation, vendor supply agreements, royalty agreements and licensing agreements) reasonably requested by Agent and such contracts and agreements shall be reasonably satisfactory to Agent;

(t)     Compliance with Laws. Agent shall be reasonably satisfied that each Borrower and Guarantor is in compliance with all pertinent federal, state, territorial, provincial, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA, Canadian Pension Laws and the Anti-Terrorism Laws;

(u)     AML Diligence. Agent and each Lender shall have received, in form and substance acceptable to Agent and each Lender, such documentation and other information requested by Agent or any Lender in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and other Anti-Money Laundering Laws;

(v)     Indebtedness. Agent shall have received payoff letters from the holders of all third party Indebtedness for borrowed money of Borrowers and Guarantors (other than the Obligations and other Permitted Indebtedness) that is outstanding on the Closing Date (including, without limitation, Indebtedness owing to U.S. Bank National Association), which payoff letters shall be duly executed by the parties thereto and in form and substance reasonably satisfactory to Agent, evidencing that such Indebtedness has been or concurrently with the Closing Date is being terminated, all obligations thereunder are being paid in full, and all Liens securing any obligations in respect thereof have been or concurrently with the Closing Date are being released;

(w)     Meeting with Management. Agent shall have conducted a meeting with the senior management personnel of Borrowers and Guarantors, with results reasonably satisfactory to Agent;

(x)     Deferred Rent Arrangements. To the extent reasonably requested by Agent, Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, of written agreements from landlords with respect to deferred rent payments and other lease concessions; and

(y)     Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2.     Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)     Representations and Warranties. Each of the representations and warranties made by any Borrower or any Guarantor in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date (except (x) to the extent any such representation or warranty is qualified by materiality or “Material Adverse Effect” or similar language, in which case such representation and warranty shall be true and correct in all respects, and (y) to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier and/or specified date);

(b)     No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date, and in the case of the initial Advance, after giving effect to the consummation of the Transactions; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c)     Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX.         INFORMATION AS TO BORROWERS AND GUARANTORS.

Each Borrower and each Guarantor shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations:

9.1.     Disclosure of Material Matters. Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Borrower’s or Guarantor’s reclamation or repossession of, or the return to any Borrower or Guarantor of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2.     Schedules. Deliver to Agent (i) on or before the twentieth (20th) day of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day) as and for the prior Fiscal Month (a) accounts receivable agings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports, and (d) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior Fiscal Month and shall include, without limitation, (i) a status report with respect to Priority Payables relating to Canadian Loan Parties and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement and (ii) a summary of any uninsured loss to any portion of the Collateral having a value in excess of $500,000); provided, that if an Accelerated Borrowing Base Delivery Event has occurred and is continuing, all of the foregoing shall be delivered on or before the Wednesday of each week (or, if such day is not a Business Day, on the next succeeding Business Day) as of the close of business on the immediately preceding Saturday, and (ii) on or before Tuesday of each week, a sales report / roll forward for the prior week. In addition, each Borrower will deliver to Agent at such intervals as Agent may require: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables and Credit Card Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by each Borrower and each Canadian Loan Party and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s and/or any Canadian Loan Party’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.

9.3.     Environmental Reports.

(a)     Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by an Authorized Officer of Borrowing Agent stating, to the best of his knowledge, that each Borrower and each Guarantor is in compliance in all material respects with all applicable Environmental Laws. To the extent any Borrower or Guarantor is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Borrower or Guarantor will implement in order to achieve full compliance.

(b)     In the event any Borrower or Guarantor obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower’s or Guarantor’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Borrower or any Guarantor is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(c)     Borrowing Agent shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Borrower or Guarantor to manage of Hazardous Materials and shall continue to forward copies of correspondence between any Borrower or Guarantor and the Governmental Body regarding such claims to Agent until the claim is settled. Borrowing Agent shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at the Real Property, operations or business that any Borrower or Guarantor is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Collateral.

9.4.     Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower or Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects a material portion of the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5.     Material Occurrences. Immediately notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Borrower or Guarantor as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower or Guarantor to a tax imposed by Section 4971 of the Code and of any Canadian Pension Plan Termination Event; (d) each and every default by any Borrower or Guarantor which could reasonably be expected to result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; (e) without limiting the requirements of Sections 7.15 or 7.19, any material amendment, waiver, supplement or other modification to (x) any Organizational Document of any Borrower or Guarantor, or (y) any Material Contract; (f) any default under any Material Contract; or (g) any other development in the business or affairs of any Borrower or Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers and Guarantors propose to take with respect thereto.

9.6.     Government Receivables. Notify Agent immediately if any of its Receivables arise out of contracts between any Borrower or any Canadian Loan Party, on one hand, and the United States or the government of Canada or any state, territory or province or any department, agency or instrumentality of any of them.

9.7.     Annual Financial Statements. Furnish Agent within ninety (90) days after the end of each Fiscal Year of Borrowers and Guarantors, financial statements of Borrowers and Guarantors, on a consolidated basis, including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current Fiscal Year to the end of such Fiscal Year and the balance sheet as at the end of such Fiscal Year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrowers and satisfactory to Agent (it being acknowledged that Ernst & Young LLP is satisfactory to Agent as of the Closing Date) (the “Accountants”). In addition, the foregoing statements and materials shall be accompanied by a Compliance Certificate.

9.8.     Quarterly Financial Statements. Furnish Agent within forty-five (45) days after the end of each Fiscal Quarter, an unaudited balance sheet of Borrowers and Guarantors on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers and Guarantors on a consolidated basis reflecting results of operations from the beginning of the Fiscal Year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Borrowers’ and Guarantors’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous Fiscal Year. The foregoing statements and materials shall be accompanied by a Compliance Certificate.

9.9.     Monthly Financial Statements. Furnish Agent within thirty (30) days after the end of each month, an unaudited balance sheet of Borrowers and Guarantors on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers and Guarantors on a consolidated basis reflecting results of operations from the beginning of the Fiscal Year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring quarterly and year-end adjustments that individually and in the aggregate are not material to Borrowers’ and Guarantors’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous Fiscal Year. The foregoing statements and materials shall be accompanied by a Compliance Certificate.

9.10.     Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as each Borrower or Guarantor shall send to the holders of its Equity Interests.

9.11.     Additional Information. Subject to Section 16.15 and without duplication of the documents required to be delivered pursuant to Section 9.17, furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by Borrowers and Guarantors including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Borrower’s or Guarantor’s opening of any new office or place of business or any Borrower’s or Guarantor’s closing of any existing office or place of business, and (c) promptly upon any Borrower’s or Guarantor’s learning thereof, (i) notice of any labor dispute to which any Borrower or Guarantor may become a party, including, without limitation, any strikes, lockouts, walkouts or other disputes relating to any of such Person’s plants or other facilities, (ii) any Worker Adjustment and Retraining Notification Act liability incurred with respect to the closing of any plant or other facility of any Borrower or Guarantor, and (iii) the expiration of any labor contract to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor is bound.

9.12.     Projected Operating Budget. Furnish Agent, no later than thirty (30) days after the beginning of each Borrower’s Fiscal Years commencing with Fiscal Year 2021, a month by month projected operating budget and cash flow of Borrowers and Guarantors on a consolidated basis for such Fiscal Year (including a model of Undrawn Availability for each month, an income statement for each month and a balance sheet as at the end of the last month in each Fiscal Quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared (it being understood that projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties, many of which are beyond the control of Borrowers and Guarantors, and no assurance can be given that such forecasts will be realized and that actual results may differ from projected results and such differences may be material).

9.13.     Variances From Operating Forecasts. Furnish Agent (i) concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, a written report summarizing all material variances from the forecasts submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances, and (ii) upon request by Agent at any time when an Event of Default has occurred and is continuing, concurrently with the delivery of the financial statements referred to in Section 9.9, a written report summarizing all material variances from the forecasts submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14.     Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Borrower or Guarantor by any Governmental Body or any other Person that is material to the operation of any Borrower’s or Guarantor’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower or Guarantor with any Governmental Body (with the exception of the SEC, which copies shall not be separately delivered, however, notice of the filing of such reports shall be promptly communicated to Agent) or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower or Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower or Guarantor.

9.15.     ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (i) any Borrower, any Guarantor, or any other member of the Controlled Group knows or has reason to know that a Termination Event or a Canadian Pension Plan Termination Event has occurred, together with a written statement describing such event and the action, if any, which such Borrower, Guarantor, or other member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC or other similar Governmental Body with respect thereto, (ii) any Borrower, any Guarantor, or any other member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Borrower, Guarantor, or other member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower, any Guarantor, or any other member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower, any Guarantor, or any other member of the Controlled Group was not previously contributing shall occur, (v) any Borrower, any Guarantor, or any other member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower, any Guarantor, or any other member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower, any Guarantor, or any other member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Borrower, any Guarantor, or any other member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Borrower, any Guarantor, or any other member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.16.     Material Contracts. Promptly after Agent’s request therefor, furnish Agent with copies of all Material Contracts to the extent not previously delivered to Agent and/or amend and/or supplement Schedule 5.26 as appropriate to add and/or delete any Material Contracts.

9.17.     Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.18.     Updates to Certain Schedules. Deliver to Agent promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedules 4.4 (Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property), 5.9 (Intellectual Property), 5.23 (Equity Interests), 5.24 (Commercial Tort Claims), and 5.25 (Letter-of-Credit Rights); provided, that absent the occurrence and continuance of any Event of Default, Borrowers and Guarantors shall only be required to provide such updates on an annual basis in connection with delivery of a Compliance Certificate with respect to the applicable Fiscal Year. Any such updated Schedules delivered by Borrowers or Guarantors to Agent in accordance with this Section 9.18 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement. Notwithstanding the foregoing, Agent’s acceptance of any such updated Schedules shall not be deemed to constitute a waiver of any Event of Default arising as a result of the occurrence of an event not permitted by the terms of this Agreement.

9.19.     Financial Disclosure. Each Borrower and each Guarantor hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower or Guarantor at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Borrower’s or Guarantor’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Borrower’s or Guarantor’s financial status and business operations. Notwithstanding anything to the contrary in this Section 9.19, none of the accountants or auditors employed by Borrowers or Guarantors shall be required to disclose information (i) that constitutes non-financial trade secrets or non-financial proprietary information, or (ii) in respect of which disclosure to Agent or any Lender (or their respective representatives or contractors) is prohibited by Applicable Law.

Financial statements or other materials required to be delivered pursuant to Sections 9.7, 9.8, 9.10, 9.13, 9.14(iii) or 9.14(iv) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on Borrowing Agent’s behalf on EDGAR or another Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent); provided that: (i) Borrowing Agent shall deliver paper copies of such documents to Agent or any Lender that requests Borrowing Agent to deliver such paper copies until a written request to cease delivering paper copies is given by Agent or such Lender and (ii) Borrowing Agent shall notify Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance, Borrowing Agent shall be required to provide paper copies of the Compliance Certificates required hereby to Agent. Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrowers or Guarantors with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

X.       EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1.     Nonpayment. Failure by any Borrower or Guarantor to pay when due (a) any principal or interest on the Obligations (including without limitation pursuant to Section 2.9), or (b) any other fee, charge, amount or liability provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment;

10.2.     Breach of Representation. (i) Except as provided in clause (ii) of this Section 10.2, any representation or warranty made or deemed made by any Borrower or Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement required to be furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect (or, in the case of any representation or warranty qualified by materiality or “Material Adverse Effect” or similar language, in any respect) on the date when made or deemed to have been made, or (ii) any representation or warranty contained in Section 16.18 is or becomes false or misleading at any time;

10.3.     Financial Information. Failure by any Borrower or Guarantor to (i) furnish financial information when due or when requested which is unremedied for a period of five (5) days, or (ii) permit the inspection of its books or records or access to its premises for audits, inventories and appraisals in accordance with the terms hereof;

10.4.     Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment (a) against any Borrower’s or any Guarantor’s Inventory, Receivables or Credit Card Receivables or (b) against a material portion of any Borrower’s or any Guarantor’s other property which is not stayed or lifted within forty-five (45) days;

10.5.     Noncompliance. Except as otherwise provided for in Sections 10.1 or 10.3, (i) except as provided in clause (ii) of this Section 10.5, failure or neglect of any Borrower or any Guarantor to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any Borrower or any Guarantor and Agent or any Lender, or (ii) failure of any Borrower or Guarantor to perform, keep or observe any term or condition contained in Sections 4.5, 5.4, 5.8(b), 5.9, 6.1, 6.3, 6.4, 6.11, 6.13, 9.4 or 9.6 hereof which is not cured within ten (10) days from the occurrence of such failure or neglect;

10.6.     Judgments. There is rendered against any Borrower or any Guarantor (a) (i) any judgment or judgments, writ(s), order(s) or decree(s) for the payment of money for an aggregate amount in excess of $500,000 or against all Borrowers or Guarantors for an aggregate amount in excess of $1,000,000, or (ii) any non-monetary judgment or judgments, writ(s), or order(s) that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Borrower or any Guarantor to enforce any such judgment, (ii) such judgment shall remain undischarged for a period of forty-five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Borrower or any Guarantor shall be senior to any Liens in favor of Agent on such assets or properties;

10.7.     Bankruptcy. Any Borrower, any Guarantor, any Subsidiary or Affiliate of any Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, or be the subject of any other Insolvency Event, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state, territorial, provincial or federal bankruptcy or receivership laws or any other Insolvency Laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary Insolvency Event commenced against it), (vi) file a petition or other proceeding seeking to take advantage of any other Insolvency Law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.8.     [Reserved];

10.9.     Lien Priority. Any Lien created hereunder or provided for hereby, under any Other Document or under any related agreement, with respect to material assets not of the type included in the Formula Amount or with respect to any material assets of the type included in the Formula Amount, for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law to the extent such Liens only attach to Collateral other than Receivables, Credit Card Receivables or Inventory);

10.10.     Cross Default. Either (x) any specified “event of default” under any Indebtedness (other than the Obligations) of any Borrower or Guarantor with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $1,000,000 or more, or any other event or circumstance which would permit the holder of any such Indebtedness of any Borrower or Guarantor to accelerate such Indebtedness (and/or the obligations of such Borrower or Guarantor thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness) or (y) a default of the obligations of any Borrower or Guarantor under any Material Contract to which it is a party shall occur which could reasonably be expected to have a Material Adverse Effect;

10.11.     Breach of Guaranty or Pledge Agreement. Termination or breach of any Guaranty, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Pledge Agreement or similar agreement;

10.12.     Change of Control. Any Change of Control shall occur;

10.13.     Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing to Agent or any Lender or any Borrower or any Guarantor challenges the validity of or its liability under this Agreement or any Other Document;

10.14.     Seizures. Any portion of the Collateral having a value in excess of $500,000 shall be seized, subject to garnishment or taken by a Governmental Body, or any Borrower or any Guarantor;

10.15.     Cessation of Business. Except as otherwise expressly permitted hereunder, Borrowing Agent shall take any action, or shall make a determination, whether or not yet formally approved by Borrowing Agent’s management or board of directors, to (i) suspend the operation of all or a material portion of any Borrower’s or any Guarantor’s business in the Ordinary Course of Business, (ii) suspend the payment of any material obligations in the Ordinary Course of Business or suspend the performance under Material Contracts in the Ordinary Course of Business, (iii) solicit proposals for the liquidation of, or undertake to liquidate, all or a material portion of any Borrower’s or any Guarantor’s assets or Store locations, or (iv) solicit proposals for the employment of, or employ, an agent or other third party to conduct a program of closings, liquidations, or “Going-Out-Of-Business” sales of any material portion of any Borrower’s or any Guarantor’s business;

10.16.     Pension Plans. An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower, any Guarantor, or any other member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect; or the occurrence of any Termination Event or Canadian Pension Plan Termination Event, or any Borrower’s or any Guarantor’s failure to immediately report any such event in accordance with Section 9.15 hereof;

10.17.     Loss of Collateral. There occurs any uninsured loss to any portion of the Collateral having a value in excess of $500,000;

10.18.     Indictment. There occurs, with respect to any Borrower or Guarantor or any director or Authorized Officer of any Borrower or Guarantor, (i) a criminal indictment or conviction of a felony for fraud or dishonesty in connection with any Borrower’s or Guarantor’s business (unless, in the case of any director or Authorized Officer, such director or Authorized Officer promptly resigns or is removed or replaced), or (ii) the charging by a Governmental Body under any law relating to Anti-Terrorism Laws, Anti-Money Laundering Laws, Anti-Corruption Laws, Sanctions or similar Laws;

10.19.     Subordination Provisions. (a) The subordination provisions of the documents evidencing or governing any Indebtedness or other obligations subordinated to the Obligations (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness or obligations; or (b) any Borrower, any Guarantor or any other Person party to the Subordination Provisions shall disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, (ii) that the Subordination Provisions exist for the benefit of the Secured Parties, or (iii) that all payments of principal of or premium and interest on the applicable Indebtedness or obligations, or realized from the liquidation of any property of any Borrower or Guarantor, shall be subject to any of the Subordination Provisions; or

10.20.     Formula Amount Modification Conditions. The failure of Borrowers and Guarantors to satisfy the Formula Amount Modification Conditions as and when required by the definition of such term.

XI.     LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.     Rights and Remedies.

(a)     Upon the occurrence and continuation of: (i) an Event of Default pursuant to Section 10.7 (other than Section 10.7(vii)), all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter, at the option of Agent or at the direction of Required Lenders all Obligations shall be immediately due and payable and Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) without limiting Section 8.2 hereof, any Default under Sections 10.7(vii) hereof, the obligation of Lenders to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed. Upon the occurrence and during the continuance of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code, the PPSA and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Borrower’s or Guarantor’s premises or other premises without legal process and without incurring liability to any Borrower or Guarantor therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers and Guarantors to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, as part of one or more going out of business sales in Agent’s own right or by one or more agents and contractors, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, all as Agent may elect. Agent and any agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of Agent or such agent or contractor and none of any Borrower, any Guarantor or any Person claiming under or in right of any Borrower or any Guarantor shall have any interest therein. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers and Guarantors reasonable notification of the sale or sales described in the foregoing provisions of this clause (a), it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales (or, in the case of Collateral of any Canadian Loan Party, at least fifteen (15) days) is reasonable notification. At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower and each Guarantor. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty- and rent-free, nonexclusive license and Agent is granted permission to use all of each Borrower’s and each Guarantor’s (a) Intellectual Property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) equipment, Real Property and other assets for the purpose of completing the manufacture of unfinished goods and otherwise exercising its remedies hereunder and under the Other Documents. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers and Guarantors shall remain liable to Agent and Lenders therefor.

(b)     To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Borrower and each Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent: (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Borrower or any Guarantor, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Without duplication of the provisions of Section 11.4, each Borrower and each Guarantor acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Borrower or any Guarantor or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

(c)     Upon the occurrence and during the continuation of an Event of Default, Agent may seek the appointment of a receiver, receiver-manager, interim receiver, custodian, trustee or liquidator (each a “Receiver”) under the laws of Canada or any province or territory thereof to take possession of all or any portion of the Collateral of any Canadian Loan Party or to operate the same and, to the maximum extent permitted by Applicable Law, may seek the appointment of such a Receiver without the requirement of prior notice or a hearing. Any such Receiver shall, so far as concerns responsibility for his/her acts, be deemed an agent of the applicable Canadian Loan Party and not Agent or any Lender, and Agent and Lenders shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, his/her authorized agents or employees. Subject to the provisions of the instrument appointing such Receiver, such Receiver shall have the power to take possession of Collateral of the applicable Canadian Loan Parties, to preserve Collateral of such Canadian Loan Parties or its value, to carry on or concur in carrying on all or any part of the business of such Canadian Loan Parties and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral of such Canadian Loan Parties. To facilitate the foregoing powers, any such Receiver may, at any time and without prior notice, enter upon, use and occupy all premises owned or occupied by the applicable Canadian Loan Parties wherein Collateral of such Canadian Loan Parties may be situated, maintain Collateral of such Loan Parties upon such premises and use Collateral of such Canadian Loan Parties directly in carrying on the Canadian Loan Parties’ business or as security for loans or advances to enable such Receiver to carry on such Canadian Loan Parties’ business or otherwise, as such Receiver shall, in its discretion, determine. Except as may be otherwise directed by Agent, all money received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to Agent. Every such Receiver may, in the discretion of Agent, be vested with all or any of the rights and powers of Agent and the Lenders. Agent may, either directly or through its nominees, exercise any or all powers and rights given to a Receiver by virtue of the foregoing provisions of this Section.

11.2.     Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder as against Borrowers, Guarantors, or each other.

11.3.     Setoff. Subject to Section 14.13, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s or Guarantors’ property held by Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender.

11.4.     Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive, and, without duplication of the provisions of Section 11.1(b), the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5.     Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of (i) all reasonable and documented costs and expenses (including reasonable attorneys’ fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents, and (ii) all Out-of-Formula Loans and Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all reasonable and documented and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above and Letters of Credit pursuant to clause EIGHTH below) arising under this Agreement (other than Cash Management Liabilities and Hedge Liabilities) (including the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof).

EIGHTH, to the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof;

NINTH, to any Cash Management Liabilities which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “EIGHTH” above;

TENTH, to any Hedge Liabilities which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “NINTH” above;

ELEVENTH, to all other Obligations arising under this Agreement which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “TENTH” above;

TWELFTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “THIRD”, “SIXTH”, “SEVENTH”, “EIGHTH”, and “ELEVENTH” above; and, with respect to clauses “NINTH” and “TENTH” above, an amount equal to its pro rata share (based on the proportion that the then outstanding Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Cash Management Liabilities and Hedge Liabilities; and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) in the case of amounts provided pursuant to clause “EIGHTH” above, such amounts shall be held by Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH,” “EIGHTH”, “NINTH”, “TENTH” and “ELEVENTH” above in the manner provided in this Section 11.5.

XII.       WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.     Waiver of Notice. Each Borrower and each Guarantor hereby waives notice of non-payment of any of the Receivables or Credit Card Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2.     Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3.     Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.       EFFECTIVE DATE AND TERMINATION.

13.1.     Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, each Guarantor, Agent, Swing Loan Lender, Issuer and each Lender, shall become effective on the date hereof and shall continue in full force and effect until August 25, 2025 (the “Term”) unless sooner terminated as herein provided.

13.2.     Termination. The termination of this Agreement shall not affect Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations have been indefeasibly paid and performed in full. Accordingly, each Borrower and each Guarantor waives any rights which it may have under the Uniform Commercial Code or the PPSA to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Borrower or Guarantor, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIV.       REGARDING AGENT.

14.1.     Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 2.8(b), 3.4 and the Fee Letter), charges and collections received by it pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which, in Agent’s discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2.     Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by such Person’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower, any Guarantor, or any officer of any of the foregoing contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower or Guarantor to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower or Guarantor. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

14.3.     Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower or Guarantor pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition or prospects of any Borrower or any Guarantor, or the existence of any Event of Default or any Default.

14.4.     Resignation of Agent; Successor Agent. Agent may resign on sixty (60) days written notice to each Lender and Borrowing Agent and upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers (provided that no such approval by Borrowers shall be required (i) in any case where the successor Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document (including the Intellectual Property Security Agreement, the Pledge Agreement and all account control agreements), and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens). In the event no qualifying Person accepts appointment as successor Agent, resigning Agent’s resignation shall nonetheless become effective in accordance with a notice provided pursuant to this Section 14.4 and (1) resigning Agent shall be discharged from its duties and obligations hereunder and under the Other Documents (except that in the case of any Liens in the Collateral, resigning Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as a successor Agent is appointed, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens)), and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each applicable Secured Party directly, until such time as Required Lenders appoint a successor Agent as provided for above in this Section.

14.5.     Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.

14.6.     Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.7.     Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.8.     Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitutes of the total aggregate Revolving Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.9.     Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower or Guarantor as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower or Guarantor for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.10.     Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Borrower pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.11.     Borrowers’ and Guarantors’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower and each Guarantor hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s or Guarantor’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.12.     No Reliance on Agent’s Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, Participants or assignees, may rely on Agent to carry out such Lender's, Affiliate's, Participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, Anti-Money Laundering Law or Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with any of Borrowers, Guarantors, their respective Affiliates, or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

14.13.     Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any Guarantor or any deposit accounts of any Borrower or any Guarantor now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XV.        BORROWING AGENCY.

15.1.     Borrowing Agency Provisions.

(a)     Each Borrower and each Guarantor hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity, whether verbally, in writing or through electronic methods (including, without limitation, an Approved Electronic Communication) to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notices, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name of such Borrower or Guarantor, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b)     The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and Guarantors and at their request. Neither Agent nor any Lender shall incur liability to Borrowers or Guarantors as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower and each Guarantor hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers and Guarantors as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)     All Obligations shall be joint and several, and each Borrower and each Guarantor shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower and each Guarantor shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Borrower or Guarantor, failure of Agent or any Lender to give any Borrower or Guarantor notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower or Guarantor, the release by Agent or any Lender of any Collateral now or hereafter acquired from any Borrower or Guarantor, and such agreement by each Borrower and each Guarantor to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or Guarantors or any Collateral for such Borrower’s or Guarantor’s Obligations or the lack thereof. Each Borrower and each Guarantor waives all suretyship defenses.

15.2.     Waiver of Subrogation. Each Borrower and each Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower or Guarantor may now or hereafter have against the other Borrowers and Guarantors or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrowers’ or Guarantors’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until payment in full of the Obligations.

XVI.      MISCELLANEOUS.

16.1.     Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise), shall be governed by and construed in accordance with the laws of the State of New York, without regard to rules or principles relative to conflicts of laws, but including Section 5-1401 of the New York General Obligations Law. Any judicial proceeding brought by or against any Borrower or Guarantor with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction sitting in New York County, in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Borrower and each Guarantor accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Borrower and each Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by overnight mail by a nationally recognized carrier, directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be completed upon proof of delivery, or, at Agent’s option, by service upon Borrowing Agent which each Borrower and each Guarantor irrevocably appoints as such Borrower’s or Guarantor’s agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by Law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower or Guarantor in the courts of any other jurisdiction. Each Borrower and each Guarantor waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Borrower and each Guarantor waives the right to remove any judicial proceeding brought against such Borrower or Guarantor in any state court to any federal court. Any judicial proceeding by any Borrower or Guarantor against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

16.2.     Entire Understanding.

(a)     This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, each Guarantor, Agent, Swing Loan Lender, Issuer and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, each Guarantor’s, Agent’s, Swing Loan Lender’s, Issuer’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment; provided, that, Agent shall send a copy of any such modification to Borrowers and Guarantors and each Lender (which copy may be provided by electronic mail). Each Borrower and each Guarantor acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)     Required Lenders, Agent with the consent in writing of Required Lenders, and Borrowers and Guarantors may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers and Guarantors, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent, Issuer, Swing Loan Lender, Borrowers, or Guarantors thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i)     increase the Revolving Commitment Percentage or the Maximum Revolving Commitment Amount, as applicable, of any Lender without the consent of such Lender directly affected thereby;

(ii)     whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));

(iii)     except in connection with any increase pursuant to Section 2.24 hereof, increase the Maximum Revolving Advance Amount without the consent of each Lender directly affected thereby;

(iv)     alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(v)     alter, amend or modify the provisions of Section 11.5 without the consent of all Lenders;

(vi)     except in connection with a transaction expressly permitted hereby, release all or substantially all of the Collateral without the consent of all Lenders;

(vii)     change (A) the rights and duties of Agent without the consent of all Lenders, (B) the rights and duties of Issuer without the consent of Issuer or (C) the rights and duties of Swing Loan Lender without the consent of Swing Loan Lender;

(viii)     subject to clause (e) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days (unless a Liquidation is occurring) or exceed, when aggregated with Protective Advances made pursuant to Section 16.2(f), one hundred and ten percent (110%) of the Formula Amount without the consent of each Lender directly affected thereby;

(ix)     increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of each Lender directly affected thereby; or

(x)     except in connection with a transaction expressly permitted hereby, release any Borrower, or all or substantially all of Guarantors, without the consent of all Lenders.

(c)     Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Guarantors, Lenders, Issuer, Swing Lender and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Guarantors, Agent, Issuer, Swing Lender and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)     In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

(e)     Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by, when aggregated with Protective Advances made pursuant to Section 16.2(f), up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (which time limit shall not apply if a Liquidation is then occurring) (the “Out-of-Formula Loans”). If Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables”, “Eligible Credit Card Receivables”, “Eligible Foreign In-Transit Inventory”, or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables or Credit Card Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds, or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%) (when aggregated with Protective Advances made pursuant to Section 16.2(f)), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

(f)     In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, Agent is hereby authorized by Borrowers and Lenders, at any time in Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances (“Protective Advances”) to Borrowers on behalf of Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement; provided, that the Protective Advances made hereunder shall not, when aggregated with Out-Of-Formula Loans made pursuant to Section 16.2(e), exceed ten percent (10%) of the Formula Amount in the aggregate; provided further that at any time after giving effect to any such Protective Advances, the outstanding Revolving Advances (including, without limitation, Swing Loans and the Maximum Undrawn Amount of all outstanding Letters of Credit) do not exceed the Maximum Revolving Advance Amount. Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

16.3.     Successors and Assigns; Participations; New Lenders.

(a)     This Agreement shall be binding upon and inure to the benefit of Borrowers, Guarantors, Agent, each Lender, Issuer, Swing Loan Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower or Guarantor may assign or transfer any of its rights or obligations under this Agreement (including, in each case, by way of an LLC Division) without the prior written consent of Agent and each Lender.

(b)     Each Borrower and each Guarantor acknowledges that in the regular course of commercial banking business any Lender may at any time and from time to time sell participating interests in its Advances to other Persons (each such purchaser of a participating interest, a “Participant”) pursuant to a participation agreement in form and substance satisfactory to such Lender; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrowers, Guarantors, Agent, Swing Loan Lender, Issuer and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participating interest shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 16.2(b)(iv), (v), (vi), (vii)(A) or (x) that affects such Participant. Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof; provided, that, (i) Borrowers and Guarantors shall not be required to pay to any Participant more than the amount which they would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with Borrowers’ prior written consent, (ii) in no event shall Borrowers or Guarantors be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant, and (iii) such Participant agrees to be subject to the provisions of Sections 3.10 and 3.11 as if it were an assignee under this Section 16.3. Each Borrower and each Guarantor hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Obligations under this Agreement and the Other Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under this Agreement or any Other Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c)     Any Lender, with the consent of Agent, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more additional Persons and one or more additional Persons may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording, provided, however, that each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to each of the Revolving Advances under this Agreement in which such Lender has an interest. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Revolving Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower and each Guarantor (x) hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents, and (y) shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing; provided, however, that the consent of Borrowers and Guarantors (each such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such sale, assignment or transfer or (y) such sale, assignment or transfer is to a Permitted Assignee; provided, further, Borrowers and Guarantors shall be deemed to have consented to any such sale, assignment or transfer unless they shall object thereto by written notice to Agent within five (5) Business Days after having received prior notice thereof.

(d)     Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower and each Guarantor hereby consents to the addition of such Purchasing CLO. Borrowers and Guarantors shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)     Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, each Guarantor, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)     Each Borrower and each Guarantor authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower or Guarantor which has been delivered to such Lender by or on behalf of such Borrower or Guarantor pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower or Guarantor.

(g)     Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4.     Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower or Guarantor makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s or Guarantor’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5.     Indemnity.

(a)     Each Borrower and each Guarantor shall defend, protect, indemnify, pay and save harmless Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, advisors (including, without limitation, attorneys), employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of this Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Borrower’s or any Guarantor’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under this Agreement and the Other Documents, (v) any threatened (in writing) or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law, Anti-Money Laundering Law or Anti-Corruption Law by any Borrower, any Affiliate or Subsidiary of any Borrowers, or any Guarantor, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality, any Borrower, any Affiliate or Subsidiary of any Borrowers, or any Guarantor, or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto. Without limiting the generality of any of the foregoing, each Borrower and each Guarantor shall defend, protect, indemnify, pay and save harmless each Indemnified Party from (x) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder, and (y) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, any Hazardous Discharge, the presence of any Hazardous Materials affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real Property under any Environmental Laws and any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrowers’ and Guarantors’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Materials at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials. Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Borrower’s, any Guarantor’s, or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Materials and Hazardous Waste, or other Toxic Substances.

(b)     Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders, Borrowers, or Guarantors on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers and Guarantors will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the Indemnified Parties harmless from and against all liability in connection therewith. In the case of an investigation, litigation or other proceeding to which the indemnification provisions of this Section 16.5 apply, such indemnification shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower or Guarantor or any of their respective directors, security holders or creditors, an Indemnified Party or any other Person or an Indemnified Party is otherwise a party thereto. No Indemnified Party shall be liable for any damage arising from the use by others of Information obtained through electronic, telecommunications or other information systems.

(c)     Notwithstanding anything to the contrary, Borrowers and Guarantors shall not be liable with respect to any Claims otherwise subject to indemnification under the foregoing Sections 16.5(a) and 16.5(b) claimed by any Indemnified Party to the extent such Claim arises out of the gross negligence or willful misconduct of such Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

16.6.     Notice. Any notice or request hereunder may be given to Borrowing Agent or any Borrower or Guarantor or to Agent, Issuer, Swing Loan Lender or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”). Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names in this Section 16.6 or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a)     In the case of hand-delivery, when delivered;

(b)     [Reserved];

(c)     In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery or electronic transmission or an overnight delivery by a nationally-recognized overnight carrier of a confirmatory Notice (received at or before noon on such next Business Day);

(d)     In the case of electronic transmission, when actually received;

(e)     [Reserved]; and

(f)     If given by any other means (including by overnight delivery by a nationally-recognized overnight carrier), when actually received.

Any Lender , Issuer or Swing Loan Lender giving a Notice to Borrowing Agent or any Borrower or Guarantor shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)        If to Agent or PNC (in any capacity hereunder) at:

PNC Bank, National Association
1144 15th Street, Suite 3650
Denver, Colorado 80202
Attention:     Ryan D. Mengel
Telephone:     (412) 979-7376
E-Mail:           ryan.d.mengel@pnc.com

with a copy to:

PNC Bank, National Association
PNC Agency Services
PNC Firstside Center
500 First Avenue (Mailstop: P7-PFSC-04-1)
Pittsburgh, Pennsylvania 15219
Attention: Lori Killmeyer
Telephone: (412) 807-7002

with an additional copy to:

Riemer & Braunstein LLP
100 Cambridge Street
Boston, Massachusetts 02114
Attention: Jaime R. Koff, Esq.
Telephone: (617) 523-9000
E-Mail: jkoff@riemerlaw.com

(B)         If to a Lender other than Agent, as specified on its Administrative Questionnaire.

(C)         If to Borrowing Agent or any Borrower or Guarantor:

Build-A-Bear Workshop, Inc.
415 South 18th Street

St. Louis, Missouri 63103
Attention: Voin Todorovic, Chief Financial Officer
Telephone: (314) 423-8000 ext. 5221
E-Mail: vztodorovic@buildabear.com

with a copy to:

Bryan Cave Leighton Paisner, LLP
One Metropolitan Square, 211 North Broadway, Suite 3600
St. Louis, Missouri 63102-2750
Attention: Paula D. Pace, Esq.
Telephone: (314) 259-2226
Facsimile: pdpace@bclplaw.com

16.7.     Survival. The obligations of Borrowers and Guarantors under Sections 2.2(f), 2.2(g), 2.2(h), 3.7, 3.8, 3.9, 3.10, 16.5 and 16.9 and the obligations of Lenders under Sections 2.2, 2.15(b), 2.16, 2.18, 2.19, 14.8 and 16.5 shall survive payment in full of the Obligations or the occurrence of any event comprising such term.

16.8.     Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9.     Expenses. Borrowers and Guarantors shall pay on demand (i) all reasonable and documented out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket expenses incurred by Agent, any Lender or Issuer (including the fees, charges and disbursements of any counsel for Agent, any Lender or Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Other Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of Agent’s regular employees and agents engaged periodically to perform audits of any Borrower’s, any Guarantor’s, or any Borrower’s or Guarantor’s Affiliate’s or Subsidiary’s books, records and business properties.

16.10.     Injunctive Relief. Each Borrower and each Guarantor recognizes that, in the event any Borrower or Guarantor fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefor, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11.     Consequential Damages. No Indemnified Party shall be liable for any special, indirect, consequential, exemplary, or punitive damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12.     Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13.     Counterparts; Electronic Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.14.     Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15.     Confidentiality; Sharing Information.

(a)     Agent, each Lender, Swing Loan Lender, Issuer, each Transferee and each prospective Transferee shall hold all Information obtained by Agent, such Lender, Swing Loan Lender, Issuer, such Transferee or such prospective Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s, Swing Loan Lender’s, Issuer’s, such Transferee’s and such prospective Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender, Swing Loan Lender, Issuer, each Transferee, and each prospective Transferee may disclose such Information (a) to its examiners, Affiliates, directors, officers, partners, employees, agents, financing sources, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender, Swing Loan Lender, Issuer, any Transferee or any prospective Transferees, (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process, (d) in connection with the exercise of any remedies hereunder or under any Other Document or any action or proceeding relating to this Agreement or any Other Document or the enforcement of rights hereunder or thereunder, (e) with the consent of Borrowing Agent, and (f) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agent, any Lender, Swing Loan Lender, Issuer or any of their respective Affiliates on a non-confidential basis from a source other than any Borrower or Guarantor; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender, Swing Loan Lender, Issuer, each Transferee and each prospective Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower or Guarantor of the applicable request for disclosure of such Information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender, Swing Loan Lender, Issuer, a Transferee or a prospective Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender, Swing Loan Lender, Issuer, any Transferee or any prospective Transferee be obligated to return any materials furnished by any Borrower or Guarantor other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full.

(b)     For purposes of this Section, “Information” means all information received from any Borrower or Guarantor relating to any Borrower or Guarantor or their respective businesses, other than any such information that is available to Agent, any Lender or any Affiliate thereof on a non-confidential basis prior to disclosure by any Borrower or Guarantor. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c)     Each Borrower and each Guarantor acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or Guarantor or one or more of its respective Affiliates (in connection with this Agreement or otherwise) by Agent or by one or more Subsidiaries or Affiliates of Agent, and each Borrower and each Guarantor hereby authorizes Agent to share any Information delivered to Agent by such Borrower or Guarantor and its respective Subsidiaries pursuant to this Agreement, or in connection with the decision of Agent to enter into this Agreement, to any such Subsidiary or Affiliate of Agent (and not to any other Person), it being understood that any such Subsidiary or Affiliate of Agent receiving such information shall be bound by the provisions of this Section 16.15 as if it were a party hereunder. Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Borrower or Guarantor or any Affiliates of any of the foregoing, the provisions of this Agreement shall supersede such agreements.

(d)     Each Borrower and Guarantor agrees that Agent may make materials or information provided by or on behalf of Borrowers and Guarantors hereunder (collectively, “Borrower Materials”) available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of its Indemnified Parties have any liability to Borrowers, Guarantors, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or Guarantor’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct. Each Borrower and Guarantor further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrowers, Guarantors or their securities) (each, a “Public Lender”). Borrowers and Guarantors shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to Borrowers, Guarantors or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

16.16.     Publicity. Upon the written consent of each Borrower, each Guarantor, each Lender and Agent hereby authorizes each of Agent and Borrowing Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Guarantors, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent and Borrowing Agent shall mutually agree.

16.17.     Certifications From Banks and Participants; USA PATRIOT Act.

(a)     Each Lender or assignee or Participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b)     The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an "account" with such financial institution. Consequently, any Lender may from time to time request, and each Borrower and each Guarantor shall provide to such Lender, such Borrower's or Guarantor’s name, address, tax identification number and/or such other identifying information as shall be necessary for such Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

(c)     Without limiting the foregoing, each Borrower and Guarantor acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and Agent may be required to obtain, verify and record information regarding each Borrower and Guarantor, their respective directors, authorized signing officers, shareholders who are Affiliates or other Persons in control of such Persons, and the transactions contemplated hereby. Borrowers shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or Agent, or any prospective assign or participant of a Lender or Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(d)     If Agent has ascertained the identity of Borrowers or any Guarantors or any authorized signatories of such Persons for the purposes of applicable AML Legislation, then Agent:

(i)     shall not be deemed to have done so as an agent for each Lender, and this Agreement shall not constitute a “written agreement” in such regard between each Lender and Agent within the meaning of applicable AML Legislation; and

(ii)     shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(e)     Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that Agent has no obligation to ascertain the identity of Borrowers or any Guarantors or any authorized signatories of such Persons on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from such Persons or any such authorized signatory in doing so.

16.18.     Anti-Terrorism Laws; Anti-Money Laundering Laws; Anti-Corruption Laws.

Each Borrower and each Guarantor represents and warrants that (i) no Covered Entity is a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, Anti-Money Laundering Law or Anti-Corruption Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, Anti-Money Laundering Law or Anti-Corruption Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law, Anti-Money Laundering Law or Anti-Corruption Law and (iii) each Covered Entity is in compliance with the USA PATRIOT Act.

(a)     Each Borrower and each Guarantor covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, Anti-Money Laundering Law or Anti-Corruption Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, Anti-Money Laundering Law or Anti-Corruption Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, Anti-Money Laundering Law or Anti-Corruption Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws (including, without limitation, the USA PATRIOT Act), Anti-Money Laundering Laws and Anti-Corruption Laws, and (v) Borrowers and Guarantors shall promptly notify Agent in writing upon the occurrence of a Reportable Compliance Event.

16.19.     Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or any Other Document or in any other agreement, arrangement or understanding among any such parties hereto, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under this Agreement or any Other Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)     the effects of any Bail-in Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Other Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, each of the parties has signed this Agreement as of the day and year first above written.

BUILD-A-BEAR WORKSHOP, INC., as a
Borrower and as Borrowing Agent

By:	/s/ Voin Todorovic
Name:	Voin Todorovic
Title:	Chief Financial Officer

BUILD-A-BEAR RETAIL MANAGEMENT,
INC., as a Borrower

By:	/s/ Voin Todorovic
Name:	Voin Todorovic
Title:	Chief Financial Officer

BUILD-A-BEAR ENTERTAINMENT, LLC, as a
Guarantor

By:	/s/ Voin Todorovic
Name:	Voin Todorovic
Title:	Chief Financial Officer

BUILD-A-BEAR WORKSHOP FRANCHISE
HOLDINGS, INC., as a Guarantor

By:	/s/ Voin Todorovic
Name:	Voin Todorovic
Title:	Chief Financial Officer

BUILD-A-BEAR CARD SERVICES, LLC, as a
Guarantor

By:	/s/ Voin Todorovic
Name:	Voin Todorovic
Title:	Chief Financial Officer

Signature Page to Revolving Credit and Security Agreement

BUILD-A-BEAR WORKSHOP CANADA, LTD.,
as a Canadian Loan Party and as a Guarantor

By:	/s/ Voin Todorovic
Name:	Voin Todorovic
Title:	Chief Financial Officer

Signature Page to Revolving Credit and Security Agreement

PNC BANK, NATIONAL ASSOCIATION, as
Agent and as a Lender

By:	/s/ George S. Couladis
Name:	George S. Couladis
Title:	Senior Vice President

Signature Page to Revolving Credit and Security Agreement